Exhibit 2.1

AGREEMENT

OF

PURCHASE AND SALE

by and between

ASHLAND INC.

and

TPG ACCOLADE, LLC

-i-

-ii-

-iii-

-iv-

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale is made and entered into as of the 5th day of November, 2010 by and between Ashland Inc., a corporation organized under the laws of Kentucky, having its principal place of business at 50 East RiverCenter Boulevard, Covington, Kentucky 41012 (“Ashland”); and TPG Accolade, LLC, a limited liability company organized under the laws of Delaware, having its principal place of business at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 (“Buyer”).

W I T N E S S E T H:

WHEREAS, Ashland and the Asset Selling Corporations (as defined below) are engaged in the Business (as defined below);

WHEREAS, Ashland and the Asset Selling Corporations own the Conveyed Assets (as defined below); and

WHEREAS, the parties hereto desire that (a) Ashland sell and transfer, and cause the Asset Selling Corporations to sell and transfer, to Buyer, and Buyer purchase and acquire, and cause the Buyer Corporations (as defined below) to purchase and acquire, all of the Conveyed Assets from Ashland and the Asset Selling Corporations and (b) Buyer and the Buyer Corporations assume all of the Assumed Liabilities (as defined below), in each case upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, and intending to be bound hereby, the parties agree as follows:

ARTICLE 1.
DEFINITIONS AND TERMS

Section 1.1.          Definitions.

As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounts Payable” shall mean (i) all trade accounts payable and other payment obligations to suppliers of the Business (excluding intercompany trade accounts and notes payable to Ashland or any of its Affiliates) and the obligation in respect of all security for such accounts and payment obligations, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered; (ii) all other accounts and notes payable of the Business (excluding intercompany accounts and notes payable to Ashland or any of its Affiliates) and the obligation in respect of all security for such accounts and notes; and (iii) any obligations or Liability related to any of the foregoing, in each case excluding any such items that are excluded from Accounts Payable in accordance with the Closing Account Principles.

“Accounts Receivable” shall mean (i) all trade accounts receivable and other rights to payment from customers (excluding intercompany trade accounts and notes receivable from Ashland or any of its Affiliates), in each case to the extent relating to the Business, and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business; (ii) all other accounts and notes receivable of the Business (excluding intercompany accounts and notes receivable from Ashland or any of its Affiliates) and the full benefit of all security for such accounts and notes; and (iii) any claims, remedies and other rights related to any of the foregoing, in each case excluding any such items that are excluded from Accounts Receivable in accordance with the Closing Account Principles.

“Accrued Vacation” shall mean all Liability for Transferred Employees for accrued vacation as of the Closing Date determined in accordance with the Closing Account Principles.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person at any time during the period for which the determination of affiliation is being made.  The term “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any specified Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Closing Account” shall mean (i) if no notice of Disputed Items is delivered by Buyer within the period provided in Section 2.8(b), the Closing Account as prepared by Ashland, or (ii) if such a notice of Disputed Items is delivered by Buyer in accordance with Section 2.8(b), either (x) the Closing Account as agreed to in writing by Ashland and Buyer, or (y) the Closing Account as adjusted in accordance with the Independent Accountant’s report delivered pursuant to Section 2.8(c).

“Agreed Unfunded Liability” shall mean the Unfunded Liability as agreed to by the parties pursuant to the procedures set forth in Sections 2.11(a), (b) and (c), reduced by any benefit payments made by Ashland or its Affiliates from the Closing Date to the date of such payment to the extent not reimbursed by Buyer under the Transition Services Agreement.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocated Accounts Payable” shall mean any third-party Accounts Payable relating to more than one Ashland business unit, to the extent such Accounts Payable are allocated to the Business and excluded from Net Working Capital, consistent with the Closing Accounts Principles.

“Allocated Accounts Receivable” shall mean any third-party Accounts Receivable relating to more than one Ashland business unit, to the extent such Accounts Receivable are allocated to the Business and excluded from Net Working Capital, consistent with the Closing Accounts Principles.

“Ancillary Agreements” shall mean the Commercial Agreements, Implementing Agreements, Transition Agreements and all other agreements, documents and instruments executed and delivered in connection with the transactions contemplated by this Agreement.

“APBO” shall have the meaning set forth in the definition of Unfunded Liability.

“Ashland Warehousing and Services Agreement” shall mean the warehousing and services agreement, substantially in the form of Exhibit A, to be dated as of the Closing Date providing for Ashland to provide certain warehousing space, storage and service to Buyer and certain of its Affiliates at designated locations maintained by Ashland.

“Asset Selling Corporations” shall mean those entities listed on Schedule 1.1(a).

“Business” shall mean the business conducted by the segment of Ashland known as “Ashland Distribution,” wherever and in the manner conducted on the Closing Date by Ashland and the Asset Selling Corporations, including the provision of the following products and services:

(i)          The distribution, blending, packaging and marketing of specialty and industrial chemicals, additives and solvents, to industrial users, including those in the following industries:  paint and coatings, personal care, inks, adhesives, polymer, rubber, industrial and institutional compounding, automotive, appliance, oil and gas and paper industries;

(ii)         The distribution, packaging and marketing of polyester thermoset resins, fiberglass and other specialty reinforcements, catalysts and allied products;

(iii)        The compounding, distribution, packaging and marketing of thermoplastic resins, including specialized technical service to processors; and

(iv)        The collection, recovery, recycling and disposal of hazardous and non-hazardous waste,

in each case as described as the “Ashland Distribution” segment in the Annual Report on Form 10-K of Ashland for the fiscal year ended September 30, 2009.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York, U.S.A., are authorized or obligated by Law or executive order to close.

“Buyer Corporations” means those entities to be formed by Buyer prior to the Closing for the purpose of purchasing the Conveyed Assets and assuming the Assumed Liabilities and to which the rights of Buyer to purchase the Conveyed Assets and assume the Assumed Liabilities hereunder shall be assigned in accordance with Section 11.3.

“Buyer Material Adverse Effect” shall mean any effect or change that is or would reasonably be expected to be materially adverse to the ability of Buyer to consummate the Contemplated Transactions or to perform its obligations under this Agreement and the Ancillary Agreements.

“Buyer Warehousing and Services Agreement” shall mean the warehousing and services agreement, substantially in the form of Exhibit B, to be dated as of the Closing Date providing for Buyer to provide certain warehousing space, storage and service to Ashland and certain of its Affiliates at designated locations maintained by Buyer.

“Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority.

“CERCLA” shall have the meaning set forth in the definition of Environmental Law.

“Closing” shall mean the closing of the Contemplated Transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” shall mean the Distributor Agreement, the Ashland Warehousing and Services Agreement, the Buyer Warehousing and Services Agreement, the Material Purchase Agreement, the Dublin License, the Environmental Services Agreement and all other commercial agreements, documents and instruments executed and delivered in connection with the transactions contemplated by this Agreement.

“Competition Laws” shall mean Laws that are designed or intended to prohibit, restrict or regulate actions, including transactions, acquisitions and mergers, having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between Ashland and Buyer, dated July 30, 2010.

“Consideration” shall mean the combined value of the Purchase Price (as it may be adjusted pursuant to Section 2.8) plus the Assumed Liabilities.

“Contemplated Transactions” shall mean all of the transactions to be carried out in accordance with this Agreement, including the purchase and sale of the Conveyed Assets, the assumption of the Assumed Liabilities and the performance by the parties of their other obligations under this Agreement, and the execution, delivery and performance of the Ancillary Agreements.

“Contract” shall mean any agreement, contract, lease, license, obligation, promise or undertaking (whether written or oral and whether express or implied) that is or is intended to be legally binding.

“Conveyed Assets” shall have the meaning set forth in Section 2.2, it being understood that the Conveyed Assets do not include the Excluded Assets.

“Conveyed Real Property Rights” shall mean Ashland’s or the applicable Asset Selling Corporation’s right, title and interest in rights of way, easements and licenses on or appurtenant to any Conveyed Real Property.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Credit Support Obligations” shall mean letters of credit, guarantees, surety bonds and other credit support instruments issued by Ashland or any of its Affiliates or third parties on behalf of Ashland with respect to the Business.

“Distributor Agreement” shall mean the distributor agreement, substantially in the form of Exhibit C, to be dated as of the Closing Date providing for certain distribution services to be provided to Ashland and certain of its Affiliates by Buyer or an Affiliate of Buyer.

“DOJ” shall mean the United States Department of Justice.

“Dublin License” shall mean the license agreement, substantially in the form of Exhibit D, to be dated as of the Closing Date providing Employees at Ashland’s facility in Dublin, Ohio with facility access, use of office and space and certain services related thereto.

“Effective Time” shall mean, with respect to each jurisdiction in which any Conveyed Assets are transferred to, and any Assumed Liabilities are assumed by, Buyer or the applicable Buyer Corporation, 11:59 p.m. local time in such jurisdiction on the Closing Date.

“Employee” shall mean (i) any individual who, as of the Closing Date, is an employee of Ashland or any Asset Selling Corporation (other than an employee of a corporate resource group) who is charged exclusively to a Business cost center and (ii) any individual listed on Schedule 1.1(b).  An individual who would otherwise satisfy this definition and who is absent from active employment on the Closing Date on account of vacation, ordinary sick leave reasonably expected to result in an absence of short duration, leave under the U.S. federal Family and Medical Leave Act or leave under any similar U.S. state Law, leave under any local Law which preserves reemployment rights for the individual or any other reason that is temporary in nature, shall be an “Employee” hereunder.

“Employee Benefit Plan” shall mean any (i) Employee Pension Benefit Plan, (ii) Employee Welfare Benefit Plan, (iii) nonqualified deferred compensation retirement plan or arrangement, or (iv) any agreement, plan, program, fund, policy, contract or arrangement providing compensation, pension, retirement, superannuation, profit sharing, thirteenth month, severance, termination indemnity, redundancy pay, bonus, incentive compensation, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, consulting, vacation pay, holiday pay, life insurance, or other employee benefit or fringe benefit plan, program or arrangement covering any Employee, and the beneficiaries and dependents of any Employee, regardless of whether it is private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.  For the avoidance of doubt, Union Contracts (as defined in Section 5.18) and other union and collective bargaining agreements and employee consultation or similar agreements are excluded from the definition of Employee Benefit Plan.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“Encumbrance” shall mean any charge, claim, lien (statutory or otherwise), option, pledge, right of usufruct, shop right, security interest, mortgage, deed of trust, deed to secure debt, right of first refusal, right of first offer or other restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or the equivalent of each of the foregoing in the applicable jurisdiction.

“Environmental Law” shall mean Laws or Orders of any Governmental Authority relating to pollution or protection of the environment or natural resources (including the generation, use, storage, management, treatment, transportation, disposal, presence, Release or threatened Release of any Hazardous Material) or occupational health and safety, such as the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to- Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy act of 1982, 42 U.S.C. Section 10101 et seq.

“Environmental Liability” shall mean any Liability, loss, demand, claim or cost, contingent or otherwise (including any liability for judgments, orders, damages, costs of investigation, remediation or monitoring, medical monitoring, natural resources damages, fines, penalties, professional fees or settlements), and relating to, arising under or resulting from (i) any actual or alleged (x) compliance or noncompliance with any Environmental Law or Governmental Authorization issued thereunder, (y) generation, use, storage, management, treatment, transportation, or disposal of any Hazardous Material or (z) presence, Release or threatened Release of any Hazardous Material or (ii) any Contract, Proceeding or Order pursuant to which Liability, loss, demand, claim or cost is assumed or imposed with respect to any of the foregoing.

“Environmental Notice” shall mean any written complaint, citation, notice, demand or claim arising from or regarding any actual or alleged noncompliance with any Environmental Law or Governmental Authorization issued thereunder or any potential responsibility for assessment, response, removal, remediation, corrective action or monitoring costs under CERCLA or any similar state law, including such notice from the EPA or any Governmental Authority charged with enforcing Environmental Law, whether in the United States or a foreign jurisdiction.

“Environmental Services Agreement” shall mean the environmental services agreement, substantially in the form of Exhibit E, to be dated as of the Closing Date providing for certain environmental services to be provided by Buyer and certain of its Affiliates to Ashland and certain of its Affiliates.

“EPA” shall mean the United States Environmental Protection Agency.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“EU Merger Regulation” shall mean Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).

“European Commission” shall mean the Commission of the European Union.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to provide the Debt Financing or other alternative debt financings as permitted by this Agreement in connection with the transactions contemplated hereby and any arrangers thereof, including the parties to the financing commitments in the Debt Commitment Letter and in any joinder agreements, credit agreements or other financing agreements relating thereto.  For purposes of Sections 8.2(a), 8.2(d), 8.2(e), 11.6, 11.11 and 11.16, “Financing Sources” shall also include any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any Financing Source.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles and practices in effect in the United States from time to time.

“Governmental Authority” shall mean any supranational, national, federal, state, regional, provincial, local or municipal administrative, judicial, legislative, executive, regulatory, police or taxing government or governmental or quasi-governmental authority of any nature, including any agency, branch, bureau, department, official or entity or any court or other tribunal, whether domestic or foreign.

“Governmental Authorizations” shall mean all licenses, permits, consents, certificates, exemptions, registrations, waivers and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement, under applicable Laws of any Governmental Authority.

“Hazardous Material” shall mean any material, substance or waste defined or regulated in relevant form, quantity or concentration as hazardous or toxic or as a pollutant or contaminant (or words of similar import) pursuant to any Environmental Law, including any petroleum, waste oil or petroleum constituents or by-products.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Implementing Agreements” shall mean the business transfer agreements, the intellectual property transfer agreements/assignments, and all other agreements, documents and instruments to be executed by Ashland, the Asset Selling Corporations and Buyer, the Buyer Corporations or any of their respective Affiliates, at or after the Closing for the purpose of implementing the transfer and conveyance on the Closing Date, or as soon thereafter as can be effected, of the Conveyed Assets to Buyer or the Buyer Corporations by Ashland and the Asset Selling Corporations and/or the assumption by Buyer or the Buyer Corporations of the Assumed Liabilities.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction; and (iv) guarantees by such Person of any of the foregoing.

“Intellectual Property Rights” shall mean all intellectual property used exclusively in the Business, whether owned by or licensed to Ashland or any Asset Selling Corporation, including:

(v)           those patents and patent applications (including any divisions, continuations, continuations-in-part, extensions, reexamined versions or reissues thereof) whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted listed on Schedule 5.10, Part I (“Patents”);

(vi)           those trademarks (including trade dress), service marks, logos or tradenames, whether registered or unregistered, and all registrations, renewals and applications for registration thereof listed on Schedule 5.10, Part II (“Trademarks”);

(vii)           all copyrights and moral rights, whether or not registered, for any works of authorship used exclusively in the Business, including those listed on Schedule 5.10, Part III (“Copyrights”);

(viii)           all trade secrets, confidential business information and other proprietary information (including concepts, ideas, designs, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, drawings, methods, know-how, technical data and databases, discoveries, inventions, rights in research and development, formulas, modifications, extensions, improvements and other proprietary rights) (“Trade Secrets”), in each case used exclusively in the Business;

(ix)           those computer software programs, including all source code, object code, and documentation related thereto, listed on Schedule 5.10, Part IV (“Software”);

(x)           those domain names, domain name registrations and web pages listed on Schedule 5.10, Part V;

(xi)           all licenses, sublicenses and other agreements related to the property described in subsections (i)-(vi), unless listed on Schedule 5.10, Part VI; and

(xii)           the right to sue and collect damages for past infringement or dilution with respect to any of the foregoing.

“Interest Rate” shall mean the United States Federal Funds Rate plus 1.25% (125 basis points).

“IRS” shall mean the United States Internal Revenue Service.

“Inventory” shall mean (i) all inventory exclusively used in the Business held for sale exclusively to customers of the Business, including thermoplastic resins, thermoset resins and ancillary products, specialty and industrial chemicals, spare parts, raw materials, containers, packaging and packaging supplies and work-in-process, and (ii) any and all rights to the warranties received from suppliers with respect to such inventory (to the extent assignable) and related claims, credits, rights of recovery and set off with respect thereto, in each case excluding any such items that are excluded from Inventory in accordance with the Closing Account Principles.

“Knowledge” shall be deemed, in the case of the representations and warranties of Ashland in Article 5, to mean actual awareness by one or more of the individuals set forth on Schedule 1.1(c)(i) of such fact or matter and, in all other cases, actual awareness by a Person of a particular fact or matter.

“Law” shall include any supranational, national, federal, state, regional, provincial, local or municipal constitution, treaty, law, statute, ordinance, rule, regulation, directive or decree, as amended as of the date hereof, whether in the United States or a foreign jurisdiction.

“Legal Restraint” shall mean any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority.

“Liabilities” shall mean any and all debts, liabilities and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Marketing Period” shall mean the first period of 20 consecutive Business Days after the date of this Agreement, beginning on the date of delivery of the Required Information (together with the authorization letter referred to in Section 7.6(d)(x), if requested by Buyer prior to the date of delivery of the Required Information) and throughout which (i) Buyer shall have the Required Information and (ii) the conditions set forth in Section 4.1 have been satisfied (other than the condition set forth in Section 4.1(d) and other than conditions that by their nature can only be satisfied at Closing or that are capable of being satisfied at Closing without any further action by Ashland or any third party or Governmental Authority) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 4.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 Business Day period; provided that if the Marketing Period has not ended prior to December 23, 2010, the Marketing Period shall be deemed not to have commenced until January 3, 2011 for any purpose hereunder. Notwithstanding the foregoing, the “Marketing Period” shall be deemed not to have commenced if (A) prior to the completion of such 20 Business Day period, PricewaterhouseCoopers LLP or Ernst & Young LLP, as applicable, shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information; (B) the financial statements included in the Required Information that is available on the first day of any such 20 consecutive day period would not be sufficiently current on any day during such period to satisfy the requirements under Rule 3-12 of Regulation S-X for a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until the receipt by Buyer of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive day period; or (C) Ashland shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the affected Required Information has been amended or Ashland has determined that no restatement will be required. Notwithstanding the foregoing, the Marketing Period shall be suspended in the event that at any time during such Marketing Period the conditions set forth in Section 4.1, other than the condition set forth in Section 4.1(d), shall not be satisfied, in which case such Marketing Period shall resume at such time, if any, that such conditions are satisfied and shall expire upon the date that is the later of (x) five (5) consecutive Business Days after the date of such resumption and (y) the number of consecutive days (including the date of suspension) remaining in such Marketing Period on the date of suspension.  Notwithstanding anything to the contrary in the definition of Business Day, neither November 24, 2010 nor November 26, 2010 shall be considered a Business Day for purposes of determining the Marketing Period.  Notwithstanding the provisions of this paragraph, the Marketing Period shall end on any earlier date on which the Debt Financing is consummated.

“Material Adverse Effect” shall mean any effect or change that is or would reasonably be expected to be materially adverse to (a) the assets, financial condition or results of operations of the Business taken as a whole or (b) the ability of Ashland to consummate the Contemplated Transactions or to perform its obligations under this Agreement and the Ancillary Agreements; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, such a Material Adverse Effect:

(i)           any failure on the part of the Business to meet internal, published or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excludable may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), or

(ii)           any adverse change or effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenue or net income or disruption of business relationships) arising from or attributable or relating to (u) the negotiation, execution, announcement or pendency of any of the transactions contemplated hereby, (v) conditions affecting any industry, industry sector or geographic sector in which the Business operates or participates, the United States economy or securities, credit or financial markets or any foreign economy or the securities, credit or financial markets in any location where the Business has operations or sales, (w) any changes in generally accepted accounting principles or applicable laws or regulations, (x) any natural disaster or any act or threat of terrorism or war (whether or not declared) anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (y) compliance with the terms of, or the taking of any action required or otherwise contemplated by, this Agreement, or (z) any action of Ashland or any Asset Selling Corporation taken or not taken at the request of or with the approval of Buyer or any of its Affiliates and that, with respect to clauses (v), (w) and (x), in each case do not materially disproportionately affect the Business as compared to other participants in the industry of the Business.

“Material Purchase Agreement” shall mean the material purchase agreement, substantially in the form of Exhibit F, to be dated as of the Closing Date providing for the purchase by Ashland and certain of its Affiliates of certain chemicals and raw materials from Buyer or an Affiliate of Buyer.

“Net Working Capital” as of a given date, shall mean (a) the sum of Inventory, Accounts Receivable (other than Allocated Accounts Receivable) and Prepaid Expenses minus (b) the sum of the Accounts Payable (other than Allocated Accounts Payable) and  Accrued Vacation.

“NLRB” shall mean the National Labor Relations Board of the United States.

“Off-Site Location” means any location other than any Conveyed Real Property and any real property that is an Excluded Asset (as set forth in Section 2.4(a)(v)) where Hazardous Materials were Released by or on behalf of the Business or in connection with the operation of the Business.

“Order” shall mean any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any court or other Governmental Authority or arbitrator.

“Other Retained Remediation Liabilities” shall mean any Liability (other than any Liability relating to human exposure to Hazardous Materials) for any assessment, response, removal, remediation, corrective action or any related monitoring activity at any Conveyed Real Property or any Off-Site Location to address a Release of any Hazardous Material occurring prior to the Closing Date not described on Schedule 1.1(d) (or, with respect to the sites listed on Exhibit A to Schedule 1.1(d), not identified in the written notice received prior to the Closing Date that gave rise to the Liability) which is necessary to comply with Environmental Law or any applicable Contract with any Governmental Authority, including meeting applicable clean-up standards or obtaining a No Further Action Letter, Letter of Completion or other written communication of similar import from any Governmental Authority with primary jurisdiction over the relevant matter, other than the Retained Specified Remediation Liabilities.

“Patents” shall have the meaning set forth in the definition of Intellectual Property Rights.

“PBO” shall have the meaning set forth in the definition of Unfunded Liability.

“Permitted Encumbrances” shall mean (i) statutory Encumbrances arising out of operation of Law with respect to a Liability incurred in the ordinary course of business consistent with prior practice and which is not delinquent or is being actively contested in good faith, (ii) Encumbrances and other imperfections of title that do not materially detract from the value or materially impair the use of the property subject thereto, (iii) liens for current period Taxes not yet subject to penalties for nonpayment or Taxes which are being actively contested in good faith or (iv) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like liens and security obligations with respect to Liabilities that are not delinquent or are being actively contested in good faith.

“Person” shall mean an individual, a corporation, a general or limited partnership, a limited liability company, an association, a trust, other legal entity or organization or Governmental Authority.

“Post-Closing Date Tax Period” shall mean all Tax periods beginning after the Closing Date and the portion of any Straddle Tax Period beginning after the Closing Date.

“Pre-Closing Date Tax Period” shall mean all Tax periods ending on or before the Closing Date and the portion of any Straddle Tax Period ending on the Closing Date.

“Prepaid Expenses” shall mean all prepaid expenses to the extent relating to the Business or the Conveyed Assets, as of the Closing Date, and all claims for refunds and rights to set-off in respect thereof (other than prepaid expenses with respect to the Excluded Assets), in each case excluding any such items that are excluded from Prepaid Expenses in accordance with the Closing Account Principles.

“Proceeding” shall mean any action, arbitration, audit, claim, hearing, investigation, litigation or suit (whether civil, commercial, administrative, criminal, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, pumping, placing, discarding, abandoning, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Retained Litigation Liabilities” shall mean (a) Retained Litigation Product Liabilities and (b) Retained Litigation Non-Product Liabilities.

“Retained Litigation Non-Product Liabilities” shall mean any Liability other than any Retained Litigation Product Liability in respect of any Proceeding, whether commenced before, on or after the Closing Date, to the extent arising out of or relating to any Conveyed Asset or the operation or conduct of the Business prior to the Closing Date.

“Retained Litigation Product Liabilities” shall mean any Liability in respect of any Proceeding, whether commenced before, on or after the Closing Date, and arising out of or relating to any injury or death to an individual (other than any current or former employee of the Business, to the extent covered or barred by workers compensation) or damage or destruction to property to the extent (a) resulting from exposure prior to the Closing Date to Hazardous Materials in connection with the manufacture, sale or distribution in commerce of any product by Ashland or any Asset Selling Corporation and (b) related to the Conveyed Assets or the operation or conduct of the Business prior to the Closing Date.

“Retained Non-U.S. Ashland Pension Plan” means any pension plan sponsored or maintained by Ashland or any Asset Selling Corporation for the benefit of Employees principally employed outside the United States with respect to which Ashland is not required by applicable Law to transfer pension Liabilities to Buyer, a Buyer Corporation or a pension plan sponsored or maintained by Buyer or a Buyer Corporation in connection with the Contemplated Transactions.

“Retained Remediation Liabilities” shall mean the Retained Specified Remediation Liabilities and the Other Retained Remediation Liabilities.

“Retained Specified Remediation Liabilities” shall mean any Liability (other than any Liability relating to human exposure to Hazardous Materials) for any assessment, response, removal, remediation, corrective action or any related monitoring activity at any Conveyed Real Property or any Off-Site Location to address a Release of any Hazardous Material occurring prior to the Closing Date and described on Schedule 1.1(d) (or, with respect to the sites listed on Exhibit A to Schedule 1.1(d), identified in the written notice received prior to the Closing Date that gave rise to the Liability), which is necessary to comply with Environmental Law or any applicable Contract with any Governmental Authority, including meeting applicable clean-up standards or obtaining a No Further Action Letter, Letter of Completion or other written communication of similar import from any Governmental Authority with primary jurisdiction over the relevant matter.

“Reverse Transition Services Agreement” shall mean the reverse transition services agreement, substantially in the form of Exhibit G, to be dated as of the Closing Date providing for Buyer to supply certain functional and transactional support services at the same level of service performed as of the Closing Date to Ashland and certain of its Affiliates to facilitate uninterrupted operation of the business units of Ashland (other than the Business).

“SEC” shall mean the United States Securities and Exchange Commission.

“Scheduled Encumbrances” shall mean the Encumbrances set forth on Schedule 1.1(e).

“Seller Benefit Plan” shall mean, as at the Closing Date, each Employee Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by Ashland or any Asset Selling Corporation for the benefit of any Employee or in which any Employee participates other than:  (i) a plan, program or arrangement required to be maintained or contributed to by the Laws of the jurisdiction in which the Employee is working, or (ii) a governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an Employee.

“Software” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Straddle Tax Period” shall mean any complete Tax period that includes but does not end on the Closing Date.

“Tax” or “Taxes” shall mean all taxes, charges, duties, fees, levies, imposts, licenses, registration fees, or other assessments including income, corporation, excise, property, sales, use, value-added, gross receipts, profits, gains, license, withholding (with respect to compensation or otherwise), payroll, employment, unemployment, disability, wealth, welfare, net worth, capital gains, purchase, transfer, stamp, ad valorem, conveyance, severance, production, registration, social security, environmental, occupation, franchise, alternative minimum, estimated, or other similar taxes imposed by any Taxing Authority, and including any interest, penalties or addition thereto.

“Tax Law” shall mean any Law relating to the imposition of any Tax.

“Tax Return” shall mean any return, declaration (including any declaration of estimated Taxes), report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“TOGC” shall mean the transfer by Ashland or any Asset Selling Corporation of a totality of assets or part thereof within the meaning of Article 19 of the European Union Council Directive 2006/112/EC that is not subject to VAT by virtue of the relevant Tax Law of an EU member state implementing such article .

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Transferred Non-U.S. Ashland Pension Plan” means any pension plan sponsored or maintained by Ashland or any Asset Selling Corporation for the benefit of Employees principally employed outside the United States with respect to which Ashland is required by applicable Law to transfer pension Liabilities to Buyer, a Buyer Corporation or a pension plan sponsored or maintained by Buyer or a Buyer Corporation in connection with the Contemplated Transactions, including the pension plans listed on Schedule 7.5(q).

“Transition Agreements” shall mean the Transition Services Agreement, the Reverse Transition Services Agreement and all other transition agreements, documents and instruments executed and delivered in connection with the transactions contemplated by this Agreement.

“Transition Services Agreement” shall mean the transition services agreement, substantially in the form of Exhibit H, to be dated as of the Closing Date providing for Ashland to supply certain functional and transactional support services at the same level of service performed as of the Closing Date to Buyer to facilitate uninterrupted operation of the Business.

“Treasury Regulation” shall mean the treasury regulations promulgated under the Code, as amended.

“VAT” shall mean (i) any value-added Tax imposed by any member state of the EU in accordance with the European Union Directives 67/227 and 77/388, as amended from time to time, or (ii) any similar value-added Tax imposed by any jurisdiction outside the EU.

Section 1.2.     Index of Defined Terms.

As used in this Agreement, the following terms shall have the meanings assigned to them in the respective locations set forth below:

Term	Location
Accounts Receivable Securitization Facility	Section 7.1(d)
Acquisition Transaction	Section 7.15
Actuarial Mediator	Section 2.11(c)
Adjusted Purchase Price	Section 2.8(d)
Aggregate Cap	Section 9.6(d)
Alternate Financing	Section 7.6(c)
ASC Transferred Employee	Section 7.5(c)
Ashland	Preamble
Ashland Indemnitees	Section 9.2
Asset Allocations	Section 2.9
Assumed Contracts	Section 2.2(e)
Assumed Employee Liabilities	Section 2.5(i)
Assumed Liabilities	Section 2.5
Assumed Tax Liabilities	Section 2.5(k)
Basket	Section 9.6(a)
Blended Chemicals	Section 7.7(g)
Buyer	Preamble
Buyer Fee	Section 8.2(b)
Buyer Indemnitees	Section 9.1
Buyer’s 401(k) Plan	Section 7.5(l)
Ceiling	Section 9.6(a)
Chemicals	Section 7.7(g)
Closing Account	Section 2.8(a)
Closing Account Principles	Section 2.8(a)

Term	Location
Closing Date	Section 3.1(a)
Closing Date Amount	Section 2.7
Commitment Letters	Section 6.4(a)
Competitive Activity	Section 7.7(b)
Continuing Credit Support Obligations	Section 7.11(d)
Conveyed Assets	Section 2.2
Conveyed Real Property	Section 2.2(a)
CVG	Section 7.1(d)
Debt Commitment Letter	Section 6.4(a)
Debt Financing	Section 6.4(a)
Deferred Business	Section 3.1(b)
Deferred Jurisdiction	Section 3.1(b)
Deferred Transfer	Section 3.1(b)(ii)
Definitive Agreements	Section 7.6(a)
Delivery Notice	Section 7.6(d)
Disputed Item	Section 2.8(b)
End Date	Section 8.1(e)
Environmental Loss	Section 10.1
Environmental Permits	Section 7.1(b)
Environmental Tests	Section 10.2
Equity Commitment Letter	Section 6.4(a)
Equity Financing	Section 6.4(a)
Estimated Unfunded Liability	Section 2.7
EU	Section 7.5(b)(ii)
European Employee	Section 7.5(b)(ii)
European Transferred Employee	Section 7.5(b)(ii)
Excluded Assets	Section 2.4(a)
FCPA	Section 5.20(a)
Fee Letter	Section 6.4(b)
Financial Statements	Section 5.5
Financing	Section 6.4(a)
FIRPTA Affidavits	Section 7.4(d)
Fleet Vehicle Leases	Section 2.2(d)
Fleet Vehicles	Section 2.2(b)
Former Employees	Section 7.5(g)
Fee Letter	Section 6.4(b)
Foreign Jurisdictions	Section 7.16
Fundamental Representations	Section 9.5(c)
Governmental Competition Authority	Section 7.2(a)
Guarantee Termination Date	Section 6.8
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Independent Accountant	Section 2.8(c)
ISRA	Section 7.1(a)
Leased Real Property	Section 5.8(b)

Term	Location
Lenders	Section 6.4(a)
Loss or Losses	Section 9.1
Material Contracts	Section 5.9(a)
NJDEP	Section 7.1(a)
Non-Transferred Employees	Section 7.7(f)
North America	Section 7.7(g)
Operating Income	Section 7.7(g)
Owned Real Property	Section 5.8(a)
Paying Party	Section 2.8(e)
Post-Closing Ashland Employees	Section 7.7(f)
Post-Closing Hires	Section 7.7(f)
Purchase Price	Section 2.7
Purchase Price Cap	Section 9.6(e)
Real Property Leases	Section 5.8(b)
Receiving Party	Section 2.8(e)
Resolution Period	Section 2.8(c)
Retained Employee Liabilities	Section 7.5(g)(iii)
Retained Indebtedness	Section 2.6(i)
Retained Liabilities	Section 2.6
Retained Names	Section 7.14(a)
Retained Tax Liabilities	Section 2.6(c)
Retention Period	Section 7.4(a)(ii)
Required Information	Section 7.6(d)
Sale Agreement	Section 7.1(d)
Sale Notice	Section 3.1(viii)
Self-Manufactured Chemicals	Section 7.7(g)
Seller’s 401(k) Plan	Section 7.5(l)
Seller Entity Allocation	Section 2.9
Separation Benefits	Section 7.5(f)
Shared Contract	Section 2.3(c)
Sponsor Fund	Section 6.4(a)
Sponsor Guarantee	Section 6.8
TAA	Section 7.1(d)
Tangible Personal Property	Section 2.2(c)
Tangible Personal Property Leases	Section 2.2(d)
Thermoplastics	Section 7.7(g)
Thermoplastics Territory	Section 7.7(g)
Third Party Chemicals	Section 7.7(g)
Third Party Claim	Section 9.4(a)
Third Party Non-Chemicals	Section 7.7(g)
Third Party Thermoplastics	Section 7.7(g)
Title and Survey Information	Section 7.6(d)
Transfer Taxes	Section 7.4(c)
Transferred Employees	Section 7.5(c)
Transferred Plan Assets	Section 2.2(l)

Term	Location
Underlying Data	Section 2.11(a)
Unfunded Liability Disputed Item	Section 2.11(b)
Unfunded Liability Paying Party	Section 2.11(e)
Unfunded Liability Receiving Party	Section 2.11(e)
Unfunded Liability Resolution Period	Section 2.11(c)
Unfunded Liability Statement	Section 2.11(a)
Union Contracts	Section 5.18(c)

Section 1.3.     Other Definitional Provisions and Construction.

(a)           Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b)           As used in this Agreement, (i) the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the word “including”, and words of similar import, shall mean “including, but not limited to” and “including, without limitation”, (iii) the terms “dollars” and “U.S.$” shall mean United States Dollars, the lawful currency of the United States of America, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (v) the word “or” is not exclusive, (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (vii) references to a Person are also to its permitted successors and assigns.

(c)           References to “Articles”, “Sections”, “Annexes”, “Schedules” or “Exhibits” shall mean the Articles or Sections of, or the Annexes, Schedules or Exhibits to, this Agreement, as the case may be, except as may be otherwise specified.  All terms defined in this Agreement shall have their defined meanings when used in any Annex, Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(d)           Except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein.

(e)           Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(f)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2.
PURCHASE AND SALE

Section 2.1.     Purchase and Sale of Conveyed Assets.

Upon the terms and subject to the conditions set forth herein, for the Consideration, at the Closing and effective as of the Effective Time, Ashland shall, and shall cause the Asset Selling Corporations to, sell, convey, assign and transfer to Buyer and the Buyer Corporations, and Buyer and the Buyer Corporations agree to purchase, acquire and accept from Ashland and the Asset Selling Corporations, free and clear of all Encumbrances, other than Permitted Encumbrances, the Conveyed Assets.

Section 2.2.     Conveyed Assets.

For purposes of this Agreement, the term “Conveyed Assets” shall mean, except for any Excluded Assets and except as expressly provided otherwise herein, all of Ashland’s and the Asset Selling Corporations’ right, title and interest in and to the following:

(a)           the Owned Real Property and Leased Real Property, in each case together with Ashland’s or the Selling Corporation’s right, title and interest all buildings, structures, improvements, paved parking lots and fixtures thereon or appurtenant thereto, (collectively, the “Conveyed Real Property”) as well as the Conveyed Real Property Rights;

(b)           the fleet vehicles that are owned or leased by Ashland or any Asset Selling Corporation and used exclusively in the Business for the distribution of products (“Fleet Vehicles”);

(c)           the furniture, equipment, machinery, supplies, materials, vehicles (other than Fleet Vehicles), spare parts, tools, office equipment, computer hardware, personal property and other tangible property, including all exterior pylon, monument, ground and building signs and all interior signs, banners and reading boards, in each case that are (i) owned or leased by Ashland or any Asset Selling Corporation and used exclusively in the Business or (ii) located at or upon the Conveyed Real Property or the Conveyed Real Property Rights, except, in the case of this clause (ii), any such items used exclusively in any business (other than the Business) that is conducted by Ashland or any of the Asset Selling Corporations as of the Closing Date (collectively, the “Tangible Personal Property”);

(d)           the leases relating to (i) the Tangible Personal Property (the “Tangible Personal Property Leases”) and (ii) the Fleet Vehicles (the “Fleet Vehicle Leases”);

(e)           to the extent not otherwise provided for in clauses (a) through (d) above: (i) all Contracts to which Ashland or any Asset Selling Corporation is a party relating exclusively to the Business with customers of the Business and (ii) all other Contracts (excluding the Union Contracts to the extent not prohibited by Law) to which Ashland or any Asset Selling Corporation is a party relating exclusively to the Business or the Conveyed Assets (collectively, the “Assumed Contracts”);

(f)           the Inventory and Accounts Receivable (other than Allocated Accounts Receivable);

(g)           the Intellectual Property Rights;

(h)           intangible rights and property relating exclusively to the Business (other than the Intellectual Property Rights which are addressed in (g) above), including value as a going concern and the goodwill relating exclusively to the Business;

(i)           any transferable Governmental Authorizations (and pending applications and renewals therefor) relating exclusively to the Business or to any Conveyed Asset;

(j)           originals (or, to the extent originals are required by applicable Law to be retained by Ashland or any of the Asset Selling Corporations, copies) of: (i) all customer and vendor lists to the extent relating to the Business, (ii) all files and documents (including credit information) to the extent relating to customers and vendors of the Business, (iii) all other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating to the Business and (iv) all personnel records, files and documents (whether in hard copy or computer format) to the extent relating to Employees;

(k)           the Prepaid Expenses;

(l)           all assets relating to any Seller Benefit Plan that are expressly required to be transferred to Buyer, pursuant to Section 7.5 (the “Transferred Plan Assets”);

(m)           all rights, claims, credits, causes of action and rights of set-off of Ashland and the Asset Selling Corporations, to the extent relating to any Conveyed Asset or any Assumed Liability, whether choate or inchoate, known or unknown or contingent or non-contingent, including all claims pursuant to guarantees, representations, warranties, indemnities and similar rights made by suppliers, manufacturers, contractors and other third parties in favor of Ashland or any Asset Selling Corporation in respect of any Conveyed Asset or any Assumed Liability, relating in any way to the conduct of the Business, including (1) the Business’s purchase, procurement, sale, distribution or provision of any good, service or product or (2) the purchase, procurement, sale, distribution or provision by Ashland or any Asset Selling Corporation of any good, service or product for, or on behalf of, the Business, in each case, at any time up until the Closing, along with any and all recoveries by settlement, judgment or otherwise in connection with any such claims; and

(n)           all other properties and assets (but not including any real property) used or held for use by Ashland or any of the Asset Selling Corporations, (i) relating to the Business and located at the Conveyed Real Property or the Conveyed Real Property Rights except any such properties and assets used exclusively in any business (other than the Business) that is conducted by Ashland or any of the Asset Selling Corporations as of the Closing Date or (ii) relating exclusively to the Business and located at any location other than the Conveyed Real Property or the Conveyed Real Property Rights (other than, in the case of this clause (ii), properties and assets that are affixed to real property, but including, in the case of this clause (ii), any ancillary real property rights such as easements, licenses, rights of way and the like appurtenant to any real property other than the Conveyed Real Property or Conveyed Real Property Rights).

Section 2.3.     Consents and Shared Contracts.

(a)           Except as set forth in Section 3.1(b), there shall be excluded from the Conveyed Assets any Real Property Lease, Tangible Personal Property Lease, Fleet Vehicle Lease, Assumed Contract, Governmental Authorization, Contract, license or right which is not assignable or transferable without the consent of any Person other than Ashland, the Asset Selling Corporations or any other Affiliate of Ashland or Buyer, to the extent that such consent shall not have been given prior to the Closing; provided, however, that each of Ashland, the Asset Selling Corporations and Buyer shall have the continuing obligation for a reasonable period not to exceed twelve (12) months commencing on the Closing Date to use its commercially reasonable efforts to endeavor to obtain all necessary consents to the assignment thereof and, upon obtaining the requisite third party consents thereto, such Real Property Leases, Tangible Personal Property Leases, Fleet Vehicle Leases, Assumed Contracts, and other Contracts, Governmental Authorizations, licenses and rights, if such would, but for the lack of such consent, otherwise be included in the Conveyed Assets, shall be assigned to Buyer or a Buyer Corporation hereunder; and provided further that, if any such requisite consent cannot be obtained, at Buyer’s request, the parties shall cooperate with each other to endeavor to obtain for Buyer an arrangement reasonably designed to provide for Buyer the benefits thereof in some other manner (provided that such arrangement shall not include any obligation to commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party).

(b)           Buyer acknowledges that certain consents to the Contemplated Transactions may be required from parties to the Real Property Leases, Tangible Personal Property Leases, Fleet Vehicle Leases, Assumed Contracts, other Contracts, Governmental Authorizations, licenses or rights and that such consents have not been and may not be obtained.  Buyer agrees that, except as provided in Section 2.3(a) or 7.1(b), neither Ashland nor the Asset Selling Corporations shall have any liability or obligation whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Contemplated Transactions or because of the default under or acceleration or termination or any Real Property Lease, Tangible Personal Property Lease, Fleet Vehicle Lease, Assumed Contract, other Contract, Governmental Authorization, license or right, as a result thereof.  Buyer further agrees that no representation, warranty or covenant of Ashland contained herein shall be breached or deemed breached, and no condition to Buyer’s obligations to close the Contemplated Transactions shall be deemed not satisfied as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination, or (ii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination; provided that the failure to obtain any such consent and any such default, acceleration, termination or Proceeding may be taken into account in determining whether the representation set forth in Section 5.12 shall have been breached, provided further that this sentence shall not be deemed to limit Ashland’s covenants and agreements in Sections 7.1(a), (b) and (d).

(c)           Buyer acknowledges that certain Tangible Personal Property Leases, Fleet Vehicle Leases and other Contracts to which Ashland or an Asset Selling Corporation is a party relate to both (i) the Business or Conveyed Assets or Assumed Liabilities and (ii) businesses (other than the Business) conducted by Ashland or any of its Affiliates or properties or assets or liabilities of such other businesses (each such Tangible Personal Property Lease, Fleet Vehicle Lease or other Contract, a “Shared Contract”).  The parties hereto agree that, as of the date hereof, each Shared Contract shall be an Excluded Asset pursuant to Section 2.4(x); provided that prior to the earlier of the Closing Date and the valid termination of this Agreement Ashland and Buyer shall engage in good faith negotiations with respect to the treatment of each Shared Contract and the rights, benefits, obligations and liabilities thereunder as of the Closing Date. Ashland and Buyer acknowledge that the outcome of such negotiations may result in, among other outcomes, (w) any one or more Shared Contracts remaining Excluded Assets as of the Closing Date, (x) any one or more Shared Contracts being deemed to be Assumed Contracts and being assigned to Buyer as of the Closing Date, (y) any one or more Shared Contracts being split into two Contracts, with one of the resulting Contracts being deemed to be an Assumed Contract and one of the resulting Contracts remaining an Excluded Asset or (z) the rights, benefits, obligations and liabilities under any one or more Shared Contracts being apportioned among Ashland, Buyer and their respective Affiliates or otherwise provided by one party hereto to the other party hereto by way of arrangement or agreement between the parties. For the avoidance of doubt, if Ashland and Buyer agree that any Shared Contract or any Contract resulting from the division of any Shared Contract shall be deemed to be an Assumed Contract on the Closing Date, then such Shared Contract or Contract resulting from such division shall be an “Assumed Contract” and a “Conveyed Asset” for all purposes under this Agreement.

Section 2.4.     Excluded Assets of the Business.

(a)           Notwithstanding any provision in this Agreement, it is hereby acknowledged and agreed that Buyer and the Buyer Corporations shall not purchase, acquire or accept, and Ashland and/or the Asset Selling Corporations, as the case may be, shall retain, with respect to the Business, all of the following rights and assets of any kind (all such rights and assets, the “Excluded Assets”):

(i)           Cash Equivalents;

(ii)           all losses, loss carry forwards and rights to receive refunds, pre-paid Taxes, credits and credit carry forwards with respect to all Taxes, to the extent attributable to the Pre-Closing Date Tax Period;

(iii)           the corporate books and records, stock records and corporate seals of Ashland and the Asset Selling Corporations and, except as set forth in Section 2.2(j), the ledger books and all other books and records of Ashland and the Asset Selling Corporations;

(iv)           any legal or beneficial interest in the share capital of any Asset Selling Corporation, any other Affiliate of Ashland or any other Person;

(v)           all real property currently or formerly owned or leased by Ashland or any Asset Selling Corporation, other than the Conveyed Real Property and the Conveyed Real Property Rights;

(vi)           all assets (other than the Transferred Plan Assets) relating to any Seller Benefit Plan or any Employee Benefit Plan of Ashland or any Asset Selling Corporation;

(vii)           the Retained Names or any names, marks, domain names and logos either alone or in combination with other words, phrases, designs and the like similar thereto or any derivations therefrom in any language;

(viii)           all insurance policies, issued to or for the benefit of Ashland and its predecessors, whether issued for past or current policy periods, including all title, general liability, excess liability, fire, property, casualty, all-risk, business interruption, workers’ compensation, crime and fidelity, directors and officers, errors and omissions, surety bonds, and other forms of insurance, captive insurance, self-retention and fronting policies and corresponding arrangements, as well as any and all related claims, benefits, rights, proceeds, choses in action, or other interests arising from such insurance policies, or from any coverage agreements entered into by Ashland and its predecessors relating to such policies;

(ix)           all rights, claims and credits to the extent relating to any Excluded Asset or any Retained Liability, whether arising before or after the Closing;

(x)           the Shared Contracts;

(xi)           the assets set forth on Schedule 2.4(xi);

(xii)           any other right or asset that is not a Conveyed Asset; and

(xiii)           any right, property or other asset that arises out of or relates exclusively to any Excluded Asset.

(b)           The parties acknowledge and agree that, for the purposes of this Agreement, Buyer and the Buyer Corporations shall not purchase, acquire or accept any rights of Ashland or any Asset Selling Corporation under this Agreement or the Ancillary Agreements to which Ashland or any such Asset Selling Corporation is a party.

Section 2.5.     Assumed Liabilities of the Business.

Upon the terms and subject to the conditions of this Agreement, Buyer and the Buyer Corporations will assume and become responsible for any and all Liabilities to the extent relating to the Business or the Conveyed Assets (whether of Ashland or any of its Affiliates (including the Asset Selling Corporations)), including the following Liabilities but excluding in each case the Retained Liabilities (collectively, the “Assumed Liabilities”):

(a)           all Accounts Payable (other than Allocated Accounts Payable) outstanding as of or arising after the Closing Date;

(b)           all Liabilities under or in connection with any Assumed Contract (including all Liabilities arising out of or relating to any termination or announcement or notification of an intent to terminate any Assumed Contract), whether arising before, on or after the Closing Date (other than the Retained Remediation Liabilities and the Retained Litigation Liabilities);

(c)           all Liabilities to the extent relating to, or arising out of, any Conveyed Asset, or arising out of the ownership by Buyer and its Affiliates of any Conveyed Asset or associated with the realization of the benefits of any Conveyed Asset, in each case whether arising before, on or after the Closing Date (other than the Retained Remediation Liabilities and the Retained Litigation Liabilities);

(d)           all Liabilities reflected in the statement of Net Working Capital to be delivered pursuant to Section 2.8;

(e)           all Environmental Liabilities to the extent relating to the Business or any Conveyed Asset, whether arising before, on or after the Closing Date (other than the Retained Remediation Liabilities, the Retained Litigation Liabilities and any Environmental Liabilities (other than any Liability relating to human exposure to Hazardous Materials) to the extent relating to an Excluded Asset described in Section 2.4(a)(v));

(f)           all Liabilities to the extent arising out of or relating to Ashland and its Affiliates at any time being the owner or occupant of, or the operator of the activities conducted at, any Conveyed Real Property, in each case whether arising before, on or after the Closing Date (other than the Retained Remediation Liabilities and the Retained Litigation Liabilities);

(g)           all Liabilities in respect of any Proceeding to the extent arising out of or relating to any Conveyed Asset or the operation or conduct of the Business on or after the Closing Date (including any such Liabilities to the extent relating to any product liability, consumer protection, consumer fraud, breach of warranty or similar claim for injury or death to person or damage to or destruction of property);

(h)           all Liabilities to the extent arising out of or relating to the return (including any return based on breach of warranty) of, or refund, adjustment, allowance, rebate or exchange in respect of, any product marketed or sold in connection with the Business or the Conveyed Assets, whether arising before, on or after the Closing Date;

(i)           all Liabilities to the extent arising out of or relating to any Seller Benefit Plan or any Employee that are expressly required to be assumed pursuant to Section 7.5, whether arising before, on or after the Closing Date (collectively, the “Assumed Employee Liabilities”);

(j)            (i) all Taxes arising out of or measured by the conduct of the Business or the ownership of the Conveyed Assets for all Post-Closing Tax Periods and (ii) all Transfer Taxes and VAT incurred in connection with the consummation of the transactions contemplated by this Agreement and the Implementing Agreements and Transition Agreements that are allocated to Buyer pursuant to Sections 7.4(b) and (c) (such liabilities in clauses (i) and (ii), the “Assumed Tax Liabilities”);

(k)           Other Retained Remediation Liabilities for which written notice has not been received by Ashland prior to or on the fifth (5th) anniversary of the Closing Date;

(l)           all Retained Litigation Product Liabilities for which written notice of a pending Proceeding or written threat of a Proceeding has not been received by Ashland prior to or on the fifth (5th) anniversary of the Closing Date;

(m)           all Retained Litigation Non-Product Liabilities for which written notice of a pending Proceeding or written threat of a Proceeding has not been received by Ashland prior to or on the fifth (5th) anniversary of the Closing Date; and

(n)           all other Liabilities of whatever kind and nature, primary or secondary, direct or indirect, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable to the extent arising out of or relating to the operation or conduct of the Business or any Conveyed Asset, or the ownership, sale or lease of any of Conveyed Asset, in each case whether arising before, on or after the Closing Date.

Notwithstanding any other provision of this Agreement, the assumption by Buyer and the Buyer Corporations of the Assumed Liabilities will not be deemed to limit or qualify in any manner the representations and warranties of Ashland hereunder.

For the avoidance of doubt, references to certain types of Retained Liabilities in the parenthetical clauses contained in certain subsections of this Section 2.5 shall not be deemed to limit the exclusion from the Assumed Liabilities of any other types of Retained Liabilities from such subsections or the exclusion of any Retained Liabilities from any other subsections of this Section 2.5 that do not contain such parenthetical references.

Section 2.6.     Retained Liabilities of the Business.

Ashland and the Asset Selling Corporations shall retain and be responsible for the following Liabilities (the “Retained Liabilities”):

(a)           Liabilities arising exclusively out of or relating exclusively to the Excluded Assets;

(b)           Liabilities to the extent arising in connection with a Seller Benefit Plan, except for Assumed Employee Liabilities;

(c)           Liabilities for (i) Taxes of Ashland and the Asset Selling Corporations and Taxes arising out of or measured by the conduct of the Business or the ownership of the Conveyed Assets for all Pre-Closing Date Tax Periods and (ii) all Transfer Taxes and VAT incurred in connection with the consummation of the transactions contemplated by this Agreement and the Implementing Agreements and Transition Agreements that are allocated to Ashland pursuant to Sections 7.4(b) and (c) (such liabilities in clauses (i) and (ii), the “Retained Tax Liabilities”), except for Assumed Tax Liabilities;

(d)           Retained Specified Remediation Liabilities;

(e)           Other Retained Remediation Liabilities for which written notice has been received by Ashland prior to or on the fifth (5th) anniversary of the Closing Date;

(f)           Retained Litigation Product Liabilities for which written notice of a pending Proceeding or written threat of a proceeding has been received by Ashland prior to or on the fifth (5th) anniversary of the Closing Date;

(g)           Retained Litigation Non-Product Liabilities for which written notice of a pending Proceeding or written threat of a proceeding has been received by Ashland prior to or on the fifth (5th) anniversary of the Closing Date;

(h)           Retained Employee Liabilities; and

(i)           Liabilities for Indebtedness of Ashland and the Asset Selling Corporations, other than guarantees by Ashland or any Asset Selling Corporation related to the Business (“Retained Indebtedness”)

Notwithstanding any other provision of this Agreement, Ashland and the Asset Selling Corporations shall retain and be responsible for any Liabilities arising exclusively out of the operation or conduct by Ashland or its Affiliates of any business other than the Business.

Section 2.7.     Purchase Price.

At the Closing, in consideration of the sale and transfer of the Conveyed Assets and other covenants of Ashland contained herein, Buyer shall pay, for itself and as agent for the Buyer Corporations, to Ashland, for itself and as agent for the Asset Selling Corporations, an amount equal to U.S.$930,000,000 (the “Purchase Price”).  The Purchase Price shall be subject to adjustment as provided for in Sections 2.8 and 2.11.  The Purchase Price (a) plus or minus an estimate, prepared by Ashland and delivered to Buyer at least two Business Days prior to the Closing Date, of any increase or decrease to the Purchase Price under Section 2.8(d)(i) (the Purchase Price plus or minus such estimate of any increase or decrease under Section 2.8 hereinafter called the “Closing Date Amount”); and (b) minus an estimate, prepared by Ashland and delivered to Buyer at least two Business Days prior to the Closing Date, of the amount of any Unfunded Liability (such estimate, the “Estimated Unfunded Liability”), shall be paid in immediately available funds by wire transfer in accordance with written instructions given by Ashland to Buyer not less than two (2) Business Days prior to the Closing or such later time as may be agreed by Ashland and Buyer.

Section 2.8.     Purchase Price Adjustment for Net Working Capital.

(a)           Within ninety (90) days after the Closing Date, Ashland shall deliver to Buyer a statement of Net Working Capital as of the Closing Date (the “Closing Account”).  The Closing Account shall be unaudited and prepared in accordance with Ashland’s accounting principles set forth on Schedule 2.8(a) (the “Closing Account Principles”).  During the preparation of the Closing Account by Ashland and the period of any dispute with respect to the application of this Section 2.8, Buyer shall, and shall cause the Buyer Corporations and their respective Affiliates to, (i) provide Ashland and Ashland’s accountants, advisors and other representatives with reasonable access during normal business hours to the books and records (to the extent in the possession or control of Buyer or one of its Affiliates), properties and personnel of the Buyer to the extent relevant to the preparation of the Closing Account and (ii) assist Ashland and Ashland’s accountants, advisors and other representatives in the preparation of the Closing Account.

(b)           Buyer may dispute the amounts reflected on the line items of the Closing Account (each, a “Disputed Item”), but only on the basis of (i) mathematical errors, or (ii) the Closing Account not being calculated in accordance with Section 2.8(a); provided, however, that in each case Buyer shall notify Ashland in writing of each Disputed Item, and specify in reasonable detail the amount thereof in dispute and the basis therefor, within forty-five (45) days after the Closing Account has been received by Buyer.  The failure by Buyer to provide a notice of Disputed Items to Ashland within such period will constitute Buyer’s final and binding acceptance of all items in the Closing Account.

(c)           If a notice of Disputed Items shall be timely delivered pursuant to sub-clause (b) above, Ashland and Buyer shall, during the ten (10) Business Days following the date of such delivery (the “Resolution Period”), negotiate in good faith to resolve the Disputed Items.  If, during the Resolution Period, the parties reach an agreement, such agreement shall be evidenced in writing and the Closing Account (as revised pursuant to such written agreement) shall become final and binding on the date of such agreement.  If, during the Resolution Period, the parties are unable to reach agreement, Ashland and Buyer shall refer all unresolved Disputed Items to an independent accounting firm upon which Ashland and Buyer shall mutually agree (the “Independent Accountant”).  The Independent Accountant shall make a determination, acting as an expert and not as an arbitrator, with respect to unresolved Disputed Items within thirty (30) days after its engagement by Ashland and Buyer, which determination shall be made in accordance with the rules set forth in this Section 2.8.  The Independent Accountant shall deliver to Ashland and Buyer, within such thirty (30) day period, a report setting forth (i) its adjustments, if any, to the Closing Account, and (ii) the calculations supporting such adjustments.  Such report shall be final, conclusive and binding on the parties.  Ashland and Buyer shall share equally all costs incurred in connection with the engagement of the Independent Accountant.

(d)           (i)           The Purchase Price shall be increased by the amount by which the Net Working Capital as reflected in the Agreed Closing Account exceeds U.S.$454,000,000 and the Purchase Price shall be decreased by the amount by which the Net Working Capital as reflected in the Agreed Closing Account is less than U.S.$454,000,000 (the Purchase Price as so increased or decreased shall hereinafter be referred to as the “Adjusted Purchase Price”).

(ii)           If the Closing Date Amount is less than the Adjusted Purchase Price, then Buyer, for itself and as agent for the Buyer Corporations, shall pay to Ashland, for itself and as agent for the Asset Selling Corporations, the amount of such difference in accordance with paragraph (e). If the Closing Date Amount is greater than the Adjusted Purchase Price, then Ashland, for itself and as agent for the Asset Selling Corporations, shall pay to Buyer, for itself and as agent for the Buyer Corporations, the amount of such difference in accordance with paragraph (e).

(e)           All payments to be made under paragraph (d) will be paid by the party obligated to make such payment under this Section 2.8 (the “Paying Party”) to the other party (the “Receiving Party”), for itself and as agent for its Affiliates (as applicable), within ten (10) days after the determination of the Agreed Closing Account, in dollars by wire transfer of immediately available funds, in accordance with written instructions given by the Receiving Party to the Paying Party (which instructions shall be provided by the Receiving Party promptly, and no later than eight (8) days, after the determination of the Agreed Closing Account (or such later time as may be agreed by Ashland and Buyer)), together with interest on such amount from the Closing Date to the date of such payment, at a rate equal to the Interest Rate on the Closing Date.

(f)           For purposes of the preparation of the Closing Account and determining amounts of payments to be made under paragraph (d), all amounts in a currency other than dollars shall be converted to dollars at the applicable Bloomberg Currency Composite Rate (London (CMPL)) (or any successor thereto) at 4 p.m., London time, on the Business Day prior to the Closing Date, or such other date as Ashland and Buyer may agree to be appropriate for the relevant calculation.

Section 2.9.     Allocation of the Consideration.

Ashland and Buyer shall cooperate in good faith to mutually agree before Closing to an allocation of the Consideration among Ashland and the Asset Selling Corporations (the “Seller Entity Allocation”).  To facilitate such agreement, within fifteen (15) days hereof, the Seller shall provide financial statements with respect to the portion of the Business conducted by Ashland and each Asset Selling Corporations.  Within thirty (30) days after the receipt of such financial statements, Buyer shall provide to Ashland a proposed allocation of the Consideration among Ashland and the Asset Selling Corporations.  Within thirty (30) days after the receipt of such allocation, Ashland shall propose to Buyer any changes to such allocation or otherwise shall be deemed to have agreed with such allocation.  Ashland and Buyer shall cooperate in good faith to resolve any disagreements as to the Seller Entity Allocation prior to Closing; provided that reaching such agreement shall not be a condition to Closing.  With respect to Ashland and each of the Asset Selling Corporations, within thirty (30) days following Closing, Buyer shall provide to Ashland a proposed allocation of the Consideration among the categories of Conveyed Assets.  Within ten (10) days after the receipt of such allocation, Ashland shall propose to Buyer any changes to such allocation or otherwise shall be deemed to have agreed with such allocation (the “Asset Allocations”).  Buyer’s proposals shall be in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (or similar state or foreign Tax laws) and Buyer and Ashland shall cooperate in good faith to mutually agree to the Asset Allocations.  The Seller Entity Allocation and the Asset Allocation shall be adjusted to reflect adjustments to the Purchase Price hereunder.  Each of Ashland and the Asset Selling Corporations and their respective Affiliates, on the one hand, and each of Buyer, the Buyer Corporations and their respective Affiliates, on the other, shall (i) be bound by an agreed upon Seller Entity Allocation and the agreed upon Asset Allocations for purposes of determining any Taxes, (ii) prepare and file its Tax Returns on a basis consistent with such allocations and (iii) take no position inconsistent with such allocations on any applicable Tax Return or in any Proceeding before any Governmental Authority or otherwise.

Section 2.10.    Conveyance and Assumption Instruments.

At the Closing, Ashland and the Asset Selling Corporations, on the one hand, and Buyer and Buyer Corporations, on the other hand, shall execute and deliver such bills of sale, deeds, assignments, assumptions and other documents and instruments of sale, conveyance, assignment, transfer and assumption as are necessary for the conveyance of the Conveyed Assets by Ashland and the Asset Selling Corporations and the assumption of the Assumed Liabilities by Buyer and the Buyer Corporations as contemplated hereunder, in each case in form and substance reasonably agreed by the parties and as is usual and customary with respect to the applicable Conveyed Asset or Assumed Liability in the applicable jurisdiction and that implements the applicable terms, and is consistent with the underlying principles of, this Agreement.

Section 2.11.    Purchase Price Adjustment for Unfunded Liability

(a)           Within one hundred twenty (120) days after the Closing Date, Ashland shall deliver to Buyer a statement of the Unfunded Liability (the “Unfunded Liability Statement”) and shall provide Buyer and Buyer’s accountants, actuaries, advisors and other representatives with copies of all plan documents, census information, asset allocation calculations, other written materials documenting plan provisions and, to the extent requested, examples and explanations of individual liability calculations, in each case to the extent relevant to the review of the Unfunded Liability Statement or to the extent requested to re-perform the actuarial valuations contemplated by this Section 2.11 in connection with Buyer’s review pursuant to this Section 2.11 (the “Underlying Data”).  “Unfunded Liability” shall mean, with respect to all Transferred Non-U.S. Ashland Pension Plans, the aggregate of the excess of the Projected Benefit Obligation (“PBO”) or the Accumulated Postretirement Benefit Obligation (“APBO”), as applicable, for the pension benefits or post-employment benefits, as applicable, under each such plan statutorily required to transfer to Buyer over the amount of plan assets statutorily required to transfer to Buyer with respect to each such plan, calculated under GAAP as of the day prior to the Closing Date for all Transferred Employees and in accordance with the applicable plan provisions.  The PBO or APBO, as applicable, to be used in determination of the Unfunded Liability shall be calculated as of the day prior to the Closing in accordance with GAAP using the same actuarial assumptions and methods Ashland or its respective Affiliates used to determine the PBO and APBO under GAAP for Ashland’s year-end financial statements as of September 30, 2010.

(b)           Buyer may dispute the amounts reflected on the line items of the Unfunded Liability Statement (each, a “Unfunded Liability Disputed Item”), but only on the basis of (a) mathematical errors, or (b) the Unfunded Liability Statement not being calculated in accordance with this Section 2.11; provided, however, that in each case, Buyer shall notify Ashland in writing of each Unfunded Liability Disputed Item, and specify in reasonable detail the amount thereof in dispute and the basis thereof, within forty-five (45) days after the later of (i) the date the Unfunded Liability Statement has been received by Buyer and (ii) the date the Underlying Data has been received by Buyer.  The failure by Buyer to provide a notice of Unfunded Liability Disputed Items to Ashland within such period will constitute Buyer’s final and binding acceptance of all items in the Unfunded Liability Statement.

(c)           If a notice of Unfunded Liability Disputed Items shall be timely delivered pursuant to paragraph (b) above, Ashland and Buyer shall, during the ten (10) Business Days following the date of such delivery (the “Unfunded Liability Resolution Period”), negotiate in good faith to resolve the Unfunded Liability Disputed Items.  If, during the Unfunded Liability Resolution Period, the parties reach agreement, such agreement shall be evidenced in writing and the Unfunded Liability Statement (as revised pursuant to such written agreement) shall become final and binding on the date of such agreement.  If, during the Unfunded Liability Resolution Period, the parties are unable to reach agreement, Ashland and Buyer shall refer all unresolved Unfunded Liability Disputed Items to an independent actuary upon which Ashland and Buyer shall mutually agree (the “Actuarial Mediator”).  The Actuarial Mediator shall make a determination, acting as an expert and not as an arbitrator, with respect to unresolved Unfunded Liability Disputed Items within thirty (30) days after its engagement by Ashland and Buyer, which determination shall be made in accordance with the rules set forth in this Section 2.11.  The Actuarial Mediator shall deliver to Ashland and Buyer, within such thirty (30) day period, a report setting forth (i) its adjustments, if any, to the Unfunded Liability Statement, and (ii) the calculations supporting such adjustments.  Such report shall be final, conclusive and binding on the parties.  Ashland and Buyer shall share equally all costs incurred in connection with the engagement of the Actuarial Mediator.

(d)           If the Estimated Unfunded Liability is greater than the Agreed Unfunded Liability, then Buyer, for itself and as agent for the Buyer Corporations, shall pay to Ashland, for itself and as agent for the Asset Selling Corporations, the amount of such difference in accordance with paragraph (e).  If the Agreed Unfunded Liability is greater than the Estimated Unfunded Liability, then Ashland, for itself and as agent for the Asset Selling Corporations, shall pay to Buyer, for itself and as agent for the Buyer Corporations, the amount of such difference in accordance with paragraph (e).

(e)           All payments to be made under paragraph (d) will be made by the party obligated to make such payment under this Section 2.11 (the “Unfunded Liability Paying Party”) to the other party (the “Unfunded Liability Receiving Party”), for itself and as agent for its Affiliates (as applicable), within ten (10) days after the determination of the Agreed Unfunded Liability, in dollars by wire transfer of immediately available funds, in accordance with written instructions given by the Receiving Party to the Paying Party (which instructions shall be provided by the Receiving Party promptly, and no later than (8) days, after the determination of the Agreed Unfunded Liability (or such later time as may be agreed by Ashland and Buyer)), together with interest on such amount from the Closing Date to the date of such payment, at a rate equal to the Interest Rate on the Closing Date.

(f)           For purposes of the preparation of the Unfunded Liability Statement and determining amounts of payments to be made under paragraph (d), all amounts in a currency other than dollars shall be converted to dollars at the applicable Bloomberg Currency Composite Rate (London (CMPL)) (or any successor thereto) at 4 p.m., London time, on the Business Day prior to the Closing Date, or such other date as Ashland and Buyer may agree to be appropriate for the relevant calculation.

ARTICLE 3.
CLOSING

Section 3.1.          Closing.

(a)           The Closing shall take place at the offices of Cravath, Swaine & Moore, at 825 Eighth Avenue, New York NY 10019, at 10:00 a.m., Eastern Time, on the first date that is both (i) at least three (3) Business Days following the satisfaction (or, to the extent permitted, waiver by the parties entitled to the benefits thereof) of all the conditions set forth in Article 4 and (ii) the last Business Day of the month in which all such conditions are satisfied or waived, or at such other times and places as the parties hereto may mutually agree.  Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 4 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day before or during the Marketing Period as may be specified by Buyer on no less than three (3) Business Days’ prior notice to Ashland and (b) the final day of the Marketing Period, subject in each case to the satisfaction or waiver of the conditions set forth in Article 4 as of the date determined in accordance with the foregoing clause (a) or (b), or on such other date, time, or place as agreed to in writing by the parties hereto.  The date on which the Closing occurs is the Closing Date (the “Closing Date”).  All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all are complete, except as specifically provided herein.  The Closing shall be deemed to be effective as to each jurisdiction in which the Conveyed Assets are transferred to, and the Assumed Liabilities are assumed by, Buyer or the applicable Buyer Corporation as of the Effective Time.

(b)           (i)Notwithstanding anything herein to the contrary, (A) if any condition set forth in Section 4.1(d)(ii) would not be satisfied by the Closing Date (without reference to Section 4.1(d)(ii)) due to circumstances in one or more particular Foreign Jurisdictions (each such territory, a “Deferred Jurisdiction”) and (B) all other conditions of Article 4 have been satisfied or waived, then the transfer of the Conveyed Assets and assumption of the Assumed Liabilities in each such Deferred Jurisdiction (such Conveyed Assets and Assumed Liabilities for each Deferred Jurisdiction, collectively, a “Deferred Business”) will not occur on the Closing Date, but shall instead occur as soon as practicable after the circumstances giving rise to the failure of the conditions set forth in Section 4.1(d)(ii) with respect to such Deferred Jurisdiction have been resolved (or upon the waiver of such conditions by the parties).  Subject to Section 7.2, the parties shall use reasonable best efforts to ensure that any Deferred Transfer occurs as soon as reasonably practicable after the Closing Date.  For the avoidance of doubt, the Closing Date shall not be delayed as a result of such failure and there shall be no change in the amount paid at the Closing pursuant to Section 2.7 as a result of any Deferred Transfer.

(ii)           From and after the Closing, and until such time as each Deferred Business has been transferred to Buyer (or its designated Affiliate) pursuant to Section 3.1(b)(vi) or Section 3.1(b)(vii) (each, a “Deferred Transfer”), such Deferred Business (including all Cash Equivalents generated with respect thereto) will be held for Buyer’s (or its designated Affiliate’s) benefit and account and will be managed and operated by Ashland and its Affiliates for Buyer’s (or its designated Affiliate’s) benefit and account, with all gains, income, losses, Taxes and Tax benefits or other items generated to be for Buyer’s (or its designated Affiliate’s) account in accordance with applicable Law.

(iii)           Except as otherwise contemplated by Section 3.1(b)(ii) or the other provisions of this Agreement, each Deferred Business will be operated on a basis consistent with past practice or, unless prohibited by applicable Law, otherwise in such manner as Buyer shall reasonably request and Ashland’s pre-Closing obligations pursuant to Section 7.13 will continue in force with respect to such Deferred Business until its Deferred Transfer occurs.   Buyer and Ashland will, and will cause their respective Affiliates to, use commercially reasonable efforts to minimize any Liability for Taxes resulting from Deferred Transfers.

(iv)           Ashland and its Affiliates will have no Liability to Buyer or any of its Affiliates arising out of the management or operation of any Deferred Business other than for breach of this Agreement, gross negligence or willful misconduct, for which breach, gross negligence or willful misconduct Ashland and its Affiliates will indemnify Buyer Indemnitees; provided, however, that Ashland and its Affiliates will have no Liability for actions taken in accordance with the request or direction of Buyer or its Affiliates.

(v)           Except (A) as set forth in Section 3.1(b)(iv) or (B) to the extent relating to or arising from a breach of this Agreement, gross negligence or willful misconduct by Ashland or its Affiliates, Buyer will reimburse Ashland and will indemnify and hold Ashland and the Ashland Indemnitees harmless from and against all Losses incurred or asserted as a result of Ashland’s and its Affiliates’ post-Closing direct or indirect ownership, management or operation of each Deferred Business, including the amount of any additional Taxes payable (or carried-forward Tax losses or credits consumed) by Ashland or its Affiliates (whether currently or in the future), after application of the terms of this Agreement, as a result thereof in excess of the amount of Taxes which would have been payable by Ashland or its Affiliates, after application of the terms of this Agreement, if each Deferred Business had been transferred to Buyer or its designated Affiliates on the Closing Date.

(vi)           Subject to Section 3.1(b)(vii), the closing of a transfer of each Deferred Business will be effected on the fifth Business Day after the satisfaction of all applicable conditions set forth in Section 4.1(d)(ii), or at such other time as the parties may agree.  Solely with respect to the closing of each transfer of each Deferred Business, the conditions set forth in Section 4.1(d)(ii) must be satisfied at the closing of the transfer of such Deferred Business instead of the Closing.

(vii)           If the Deferred Transfer of any Deferred Business has not occurred on or prior to the first anniversary of the Closing Date, then Ashland or the applicable Asset Selling Corporation may at any time, by delivery of written notice to Buyer (each an “Sale Notice”), elect to sell each such remaining Deferred Business to a third party; provided that, Ashland or such Asset Selling Corporation shall remit the net proceeds (i.e., the purchase price paid for the Deferred Business less any transaction costs, including reasonable attorney and other advisors fees) from such sale to Buyer and shall conduct the sale in a manner consistent with the way that Ashland would conduct such sale as if it were selling such Deferred Business for its own account.

Section 3.2.     Closing; Deliveries.

(a)           At the Closing, Ashland, for itself and as agent for the Asset Selling Corporations and their Affiliates, shall deliver or cause to be delivered to Buyer, for itself and as agent for the Buyer Corporations, the instruments and documents set forth in Schedule 3.2(a).

(b)           At the Closing, Buyer, for itself and as agent for the Buyer Corporations, shall deliver to Ashland, for itself and as agent for the Asset Selling Corporations: (i) an amount equal to the Closing Date Amount minus the Estimated Unfunded Liability by wire transfer in dollars in immediately available funds in accordance with the written instructions provided by Ashland pursuant to Section 2.7; and (ii) the instruments and documents set forth in Schedule 3.2(b).

ARTICLE 4.
CONDITIONS TO CLOSING

Section 4.1.     Conditions to the Obligations of Buyer and Ashland.

The respective obligations of each of the parties to consummate the Contemplated Transactions shall be subject to the satisfaction of the following conditions precedent:

(a)           No Proceeding instituted by any Governmental Authority in any jurisdiction which seeks to prevent or enjoin in any respect the Contemplated Transactions shall have been commenced and be continuing.

(b)           No Legal Restraint shall be in effect preventing the Contemplated Transactions.

(c)           The waiting periods required under the HSR Act, if a filing is required, including any extensions thereof, shall have expired by passage of time or by early termination by the FTC or DOJ, and any investigations relating to the sale hereunder that may have been opened by the FTC or DOJ by means of a request for additional information or otherwise shall have terminated, subject to Section 7.2(c).

(d)           (i) To the extent a filing is required, the approval of the European Commission shall have been obtained or can be deemed to have been obtained pursuant to the EU Merger Regulation and (ii) and no other waiting period (including any extensions thereof) under other Competition Laws or investigation by a Governmental Authority relating to the Contemplated Transactions shall be unexpired or pending.

Section 4.2.     Conditions to the Obligations of Buyer.

The obligation of Buyer to consummate the Contemplated Transactions shall be subject to the satisfaction of the following conditions precedent:

(a)           Ashland shall have performed in all material respects the obligations contained in this Agreement which are required to be performed by Ashland at or before the Closing.

(b)           The representations and warranties made by Ashland on behalf of itself and each of the Asset Selling Corporations in this Agreement (considered without regard to any qualification by or reference to materiality, material respect or Material Adverse Effect set forth therein) shall be true and correct at and as of the Closing Date except for those representations and warranties that expressly relate to an earlier or a particular date, which shall be true and correct as of such date, in each case except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect.  Buyer shall have received a certificate signed by an authorized representative of Ashland to such effect.

(c)           Ashland shall have delivered or caused to be delivered to Buyer duly executed versions of all of the items required by Section 3.2(a) of this Agreement.

(d)           Since the date hereof, there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had a Material Adverse Effect.

(e)           Buyer shall have received the releases of Encumbrances set forth on Schedule 4.2(d).

Section 4.3.     Conditions to the Obligations of Ashland.

The obligation of Ashland to consummate the Contemplated Transactions and to cause the Asset Selling Corporations to consummate the Contemplated Transactions shall be subject to the satisfaction of the following conditions precedent:

(a)           Buyer shall have performed in all material respects such of the obligations contained in this Agreement as are required to be performed by Buyer at or before the Closing.

(b)           The representations and warranties made by Buyer on behalf of itself and each of the Buyer Corporations in this Agreement (considered without regard to any qualification by or reference to materiality, material respect or Buyer Material Adverse Effect set forth therein) shall be true and correct at and as of the Closing Date except for those representations and warranties that expressly relate to an earlier or a particular date, which shall be true and correct as of such date, in each case except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Buyer Material Adverse Effect.  Ashland shall have received a certificate signed by an authorized representative of Buyer to such effect.

(c)           Buyer shall have delivered or caused to be delivered to Ashland duly executed versions of all of the items required by Section 3.2(b) of this Agreement.

Section 4.4.     Frustration of Closing Conditions.

Neither Ashland nor Buyer may rely on the failure of any condition set forth in this Article 4 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.1.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
OF ASHLAND

Except as set forth in the Disclosure Schedules attached hereto (it being understood that any information set forth in one section or subsection of such Disclosure Schedules shall be deemed to apply to and to qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent it is reasonably apparent that such information is relevant to such other Section or subsection), Ashland hereby represents and warrants to Buyer the following:

Section 5.1.     Organization.

(a)           Ashland is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Kentucky and has full power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted.

(b)           Each of the Asset Selling Corporations is duly organized, validly existing and in good standing (to the extent such concept is known in the relevant jurisdiction) under the Laws of its respective jurisdiction of incorporation and has full power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted, except where the absence of such power and authority would not have a Material Adverse Effect.

(c)           With respect to the Business, each of Ashland and the Asset Selling Corporations is duly qualified to do business in all jurisdictions in which such qualification is necessary because of the character of the properties owned by it or the nature of its activities, except for those jurisdictions where the failure to qualify would not have a Material Adverse Effect.

Section 5.2.     Authority; Binding Effect.

(a)           Ashland has full power and authority, corporate and otherwise, to enter into this Agreement and each of Ashland and the Asset Selling Corporations has full power and authority, corporate and otherwise, to enter into the Ancillary Agreements to which it is to be a party and to perform its obligations hereunder and thereunder (as the case may be).  This Agreement and the Ancillary Agreements to which Ashland is to be a party have been, and the Ancillary Agreements to which the Asset Selling Corporations are to be a party will be by Closing, duly authorized and approved by all necessary corporate action.

(b)           Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a legal, valid and binding obligation of Ashland, enforceable against Ashland in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.  Assuming the due authorization, execution and delivery of the Ancillary Agreements by Buyer or the relevant Buyer Corporation (as the case may be), each Ancillary Agreement to be executed by Ashland or any Asset Selling Corporation, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of Ashland or the relevant Asset Selling Corporation (as the case may be), enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

Section 5.3.     Non-Contravention.

The execution and delivery of this Agreement by Ashland, the execution and delivery of the Ancillary Agreements by Ashland or any Asset Selling Corporation and the consummation of the Contemplated Transactions, do not and will not (i) violate any provision of the organizational documents of Ashland or any Asset Selling Corporation, (ii) subject to obtaining any necessary consents or releases by Closing, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Ashland or any Asset Selling Corporation under any Assumed Contract to which Ashland or any Asset Selling Corporation is a party or to which any Conveyed Assets are subject, result in the creation or the imposition of any Encumbrance upon any of the Conveyed Assets, or result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval in respect of the Conveyed Assets, or (iii) assuming compliance with the matters set forth in Schedules 5.4 and 6.5, violate any material Law of any Governmental Authority applicable to Ashland or any Asset Selling Corporation, or any of the Conveyed Assets or any Order against Ashland or any Asset Selling Corporation or the Conveyed Assets, except with respect to clauses (ii) and (iii), for any violation, conflict, breach, default, termination, cancellation, acceleration, modification, revocation or suspension as would not, individually, or in the aggregate, have a Material Adverse Effect.

Section 5.4.     Ashland Governmental Consents and Approvals.

The execution and delivery of this Agreement by Ashland and the execution and delivery of the Ancillary Agreements by Ashland and each Asset Selling Corporation, and the performance of their respective obligations hereunder and thereunder, do not require any filing with, or clearance, consent or approval of, any Governmental Authority, except as set forth on Schedule 5.4 and except for filings, clearances, consents or approvals, the failure of which to effect or obtain would not have a Material Adverse Effect.

Section 5.5.     Financial Information.

Ashland has made available to Buyer the audited balance sheets and the statements of invested equity of the Business, in each case as of September 30, 2007, 2008 and 2009 and June 30, 2010 and audited income statements and statements of cash flows of the Business for the twelve month periods ended September 30, 2007, 2008 and 2009 and the nine month period ended June 30, 2010, and the related notes to these financial statements (the “Financial Statements”).  The Financial Statements (a) have been prepared in accordance with Ashland’s policies and procedures and (b) present fairly, in all material respects, the financial condition, results of operations and cash flows of the Business as of the dates of, and the periods referred to in, such Financial Statements in conformity with GAAP as applied, on a consistent basis, by Ashland.

Section 5.6.     Absence of Material Adverse Effect.

From June 30, 2010 to the date of this Agreement, there has, with respect to the Business, been no:

(a)           change, event, occurrence or circumstance that, individually or in the aggregate with any other changes, events, occurrences or circumstances, has had a Material Adverse Effect; or

(b)           material change in the accounting methods used by Ashland or any Asset Selling Corporation.

Section 5.7.     Accounts Receivable.

The Accounts Receivable arose in the ordinary course of business of the Business.  There are no setoffs, counterclaims or disputes asserted or conditions precedent to payment therefor with respect to any such Accounts Receivable, and no setoff, counterclaim, dispute, discount or allowance from any such Accounts Receivable has been made or agreed to, in each case, other than such setoffs, counterclaims, disputes, discounts or allowances that are usual and customary in the conduct of the Business consistent with the past practices of Ashland and the Asset Selling Corporations with respect to their reserves.

Section 5.8.     Real Property.

(a)           “Owned Real Property” means those owned real properties as set forth on Schedule 5.8(a)(i), owned by Ashland or an Asset Selling Corporation and used in connection with the Business.  Except as set forth in Schedule 5.8(a)(ii), there are (x) no real properties (other than the Owned Real Property) owned by Ashland or an Asset Selling Corporation that are used in connection with the Business and (y) no Encumbrances on the Owned Real Property, except for Permitted Encumbrances and Scheduled Encumbrances.

(b)           “Leased Real Property” means (i) all leased real properties as set forth on Schedule 5.8(b)(i), which are subject to a leasehold interest in favor of Ashland or any Asset Selling Corporation and used in connection with the Business and (ii) any right of Buyer to occupy and use space, from and after Closing, pursuant to a license, sublicense or similar agreement, at the office buildings owned or leased by Ashland and located in Dublin, Ohio, Barendrecht, The Netherlands and Shanghai, China (collectively, “Real Property Leases”).  Except as set forth in Schedule 5.8(b)(ii), (w) there are no leased real properties (other than the Leased Real Property) which are subject to a leasehold interest in favor of Ashland or any Asset Selling Corporation that are used in connection with the Business, (x) to the Knowledge of Ashland, no Real Property Lease listed on Schedule 5.8(b)(i) has been modified or amended orally or in writing, (y) each of the Real Property Leases is valid and binding on Ashland, if Ashland is a party thereto, and any Asset Selling Corporation that is a party thereto and, to the Knowledge of Ashland, each other party thereto, and is in full force and effect and (z) neither Ashland nor any Asset Selling Corporation is in breach of or default under any Real Property Lease, the consequences of which, individually or in the aggregate, would have a Material Adverse Effect.

Section 5.9.     Material Contracts.

(a)           Except for the Contracts set forth on Schedule 5.9(a) (the “Material Contracts”), and except for Contracts entered into after the date hereof and except for Contracts constituting Excluded Assets, neither Ashland nor any Asset Selling Corporation is a party to or bound by:

(i)           any Contract for the purchase of raw materials, Inventory, Fleet Vehicles or other Tangible Personal Property, in each case used exclusively in the Business with any supplier or for the furnishing of services exclusively to the Business extending beyond one (1) year from the date hereof and which is not subject to cancellation by Ashland or the Asset Selling Corporation party to such Contract without cause upon notice of ninety (90) days or less and without penalty, or the terms of which provide for remaining financial commitments or expenditures of the Business in excess of U.S. $2,500,000 (or its equivalent in any other currency);

(ii)           any Contract for the sale of Inventory, Fleet Vehicles or other Tangible Personal Property or for the furnishing of services exclusively by the Business extending beyond one (1) year from the date hereof and which is not subject to cancellation by Ashland or the Asset Selling Corporation party to such Contract without cause upon notice of ninety (90) days or less and without penalty, or the terms of which provide for remaining financial commitments or expenditures to the Business in excess of U.S. $2,500,000 (or its equivalent in any other currency);

(iii)           any Contract containing (x) any “take or pay,” minimum purchase, requirements or similar mandatory purchase or sale obligations, (y) any restrictions on the purchase or sale of goods or services in any territory or to any customers or (z) any exclusive arrangement provisions, in each case with the key suppliers or customers of the Business, as set forth on Schedule 5.9(a)(iii);

(iv)           any Contract with an Affiliate of Ashland related to the Business that is not terminable by either party thereto without cause upon notice of ninety (90) days or less and without penalty;

(v)           any Contract for the purchase of raw materials or Inventory with the key suppliers as set forth on Schedule 5.9(a)(v) to each of the chemicals, plastics and composites divisions of the Business (in each case based on the total purchases of raw materials and Inventory by such division for the twelve months ended June 30, 2010);

(vi)           any Contract relating exclusively to the Business concerning a joint venture, partnership or similar contract or agreement (however named) involving the sharing of profits, losses, costs or liabilities;

(vii)           any Contract relating exclusively to the Business under which Ashland or any Asset Selling Corporation has created, incurred, assumed or guaranteed any Indebtedness, or under which Ashland or any Asset Selling Corporation has imposed an Encumbrance on the Conveyed Assets;

(viii)           any Contract relating exclusively to the Business concerning non-competition;

(ix)           any severance Contract for the benefit of the directors or officers of the Business or Employees;

(x)           any collective bargaining agreement for the benefit of Employees; and

(xi)           any Contract under which Ashland or any Asset Selling Corporation has advanced or loaned any amount to any of the directors or officers of the Business or Employees, except in the ordinary course of business consistent with prior practice.

(b)           (i) Each Material Contract is valid and binding on Ashland, if Ashland is a party thereto, and any Asset Selling Corporation that is a party thereto and, to the Knowledge of Ashland, each other party thereto, and is in full force and effect, and (ii) neither Ashland nor any Asset Selling Corporation is in material breach of, or material default under, any Material Contract to which it is a party.

Section 5.10.    Intellectual Property Rights.

(a)           Ashland and the Asset Selling Corporations own the Intellectual Property Rights or otherwise have the right to use the Intellectual Property Rights pursuant to a valid license, sublicense or other agreement.

(b)           To the Knowledge of Ashland, none of the products or services of, or the exercise of Intellectual Property Rights in, the Business, as currently conducted, infringes upon or otherwise violates any of the intellectual property rights of any third Person.

(c)           To the Knowledge of Ashland, no Person is infringing upon or otherwise violating the Intellectual Property Rights.

(d)           To the Knowledge of Ashland, no Person has asserted any objection or claim with respect to the ownership, validity or enforceability of the Intellectual Property Rights or either Ashland’s or the Asset Selling Corporations’ rights to exercise, sell or license any Intellectual Property Right, nor has Ashland received any such claim in writing.

Section 5.11.    Title to Conveyed Assets.

Subject only to Permitted Encumbrances and Scheduled Encumbrances, Ashland and each Asset Selling Corporation has good title to or, in the case of leased Tangible Personal Property, Fleet Vehicles Leases or the Leased Real Property set forth on Schedule 5.8(b)(i), valid leasehold interests in, all its material Conveyed Assets (other than Intellectual Property Rights, which are the subject of Section 5.10).

Section 5.12.    Sufficiency of Assets.

Except for (a) the exclusion of the Excluded Assets (other than Excluded Assets described in Section 2.4(a)(xiii)), (b) assets, services and other obligations of the parties that are contemplated by any Ancillary Agreement and (c) to the extent that the conduct of the Business requires certain general and administrative support services and related computer software programs currently provided to the Business by Ashland and the Asset Selling Corporations and certain of their Affiliates and assuming (1) that Buyer has the ability to provide to the Business those types of corporate-level services currently provided to the Business by Ashland and the Asset Selling Corporations and certain of their Affiliates, including accounting, human resources, law, treasury, information technology, environmental logistics, health and safety services and other support services, (2) that Buyer has the benefit of (A) all arrangements entered into pursuant to Sections 2.3(a), 2.3(c), and 7.1(b) to provide Buyer with the benefits of the Conveyed Assets, the Shared Contracts, and the Environmental Permits, in accordance with such Sections and (B) the benefit of all services provided to Buyer under the Transition Services Agreement and the Commercial Agreements, and (3) Buyer owns or forms legal entities in any necessary jurisdictions and that such legal entities obtain such necessary corporate qualifications to do business in such jurisdictions, the Conveyed Assets and the rights, goods and services which are the subject of the Ancillary Agreements constitute all the assets which are necessary for the conduct of the Business immediately following the Closing in all material respects as it is presently conducted by Ashland and the Asset Selling Corporations.

Section 5.13.    Compliance with Laws.

Except as to matters otherwise set forth in this Agreement, Ashland and each Asset Selling Corporation is in compliance with all Laws (other than Environmental Laws, Tax Laws or Laws relating to employee benefits or labor matters) applicable to the ownership of the Conveyed Assets and operation of the Business, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay Ashland’s ability to consummate the Contemplated Transactions.

Section 5.14.    Environmental Matters.

(a)           (i) None of Ashland or the Asset Selling Corporations has caused or, to the Knowledge of Ashland, permitted, any Hazardous Material to be used, placed, stored, or disposed of on or under any Conveyed Real Property or any Off-Site Location, except in compliance with applicable Environmental Law and (ii) neither the Business, including that part of the Business conducted at or on the Conveyed Real Property, nor any Conveyed Asset is, and to the Knowledge of Ashland has not been during the five (5) years prior to the date hereof, in violation of any applicable Environmental Law or Governmental Authorization, except, in any such case, for such non-compliance or violation as would not have a Material Adverse Effect.

(b)           As of the date hereof, none of Ashland or the Asset Selling Corporations has received any Environmental Notice arising from or relating to the operation or conduct of the Business, including that portion of the Business conducted at the Conveyed Real Property, or the ownership or operation of any Conveyed Asset, the substance of which Environmental Notice has not been resolved or, if pending, would have a Material Adverse Effect.

(c)           As of the date hereof, no Order or Proceeding has been issued or is pending against, or to the Knowledge of Ashland is threatened in writing against, Ashland or any Asset Selling Corporation relating to a violation of any applicable Environmental Law or Governmental Authorization or to a Release of Hazardous Materials (in each such case, to the extent any of the foregoing are related to the Conveyed Assets or the operation or conduct of the Business), except, in any such case, for such violation or Release as would not have a Material Adverse Effect

(d)           During the five (5) years prior to the date hereof, there has not been any accident or sudden unintended incident in connection with Ashland's ownership or operation of the Business or of any Conveyed Asset which has resulted, to the Knowledge of Ashland, in exposure of any Person to any Hazardous Material which is reasonably expected to form the basis of a claim for damages or compensation which would have a Material Adverse Effect

(e)           Schedule 1.1(d) to this Agreement lists all Conveyed Real Property and all Off-Site Locations (i) at which Ashland is currently engaged in, or is contributing financially to, an assessment, response, removal, remediation, corrective action or related monitoring activity to address a Release of any Hazardous Material occurring prior to the date hereof or (ii) with respect to which Ashland has received, prior to the Closing Date, written notice of a potential claim or written notice of potential responsibility with respect to a Release of any Hazardous Material that may result in assessment, response, removal, remediation, corrective action or related monitoring activity in the future.

(f)           Except as provided in Sections 5.4, 5.8(a) (as it relates to Encumbrances), 5.15 and 5.16, the representations and warranties in this Section 5.14 are Ashland’s exclusive representations and warranties relating to environmental matters.

Section 5.15.    No Litigation or Orders.

(a)           As of the date hereof, no Proceeding is pending against or, to the Knowledge of Ashland, threatened in writing against Ashland or any Asset Selling Corporation in connection with the Business which (i) would have a Material Adverse Effect (if determined in a manner adverse to Ashland or the relevant Asset Selling Corporation); or (ii) would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement, or the carrying out of this Agreement and the Contemplated Transactions.

(b)           Neither Ashland nor any Asset Selling Corporation is subject to any outstanding Order in connection with the Business which would have a Material Adverse Effect.

Section 5.16.    Governmental Authorizations.

Schedule 5.16 sets forth a list of (i) all material Governmental Authorizations constituting a Conveyed Asset (assuming, for purposes of this Section 5.16 only, that all consents necessary for the transfer of such Governmental Authorizations to Buyer have been obtained) and (ii) all material Governmental Authorizations that are not transferable to Buyer, in each case currently held or being applied for by any Asset Selling Corporation in connection with the ownership of the Conveyed Assets or the operation of the Business (other than authorizations to do business, Tax registrations, export/import licenses and other similar Governmental Authorizations of general application).  Neither Ashland nor any Asset Selling Corporation has received written notice that any Governmental Authorization constituting a Conveyed Asset is not in full force and effect, and no claim or Proceeding is pending, or to the Knowledge of Ashland, threatened to revoke or limit any such Governmental Authorization.

Section 5.17.        Taxes.

There are no Tax liens (other than Permitted Encumbrances and Scheduled Encumbrances) on the Conveyed Assets.  With respect to material Taxes relating to a Pre-Closing Date Tax Period for which the Buyer may have liability (as a successor or otherwise), (i) all Tax Returns relating to such Taxes required to be filed have been filed and each such Tax Return is correct and complete in all material respects, (ii) all such Taxes which are or have become due have been paid in full, (iii) no claims for any such Taxes have been made in writing by any Taxing Authority, and no assessment, deficiency, or adjustment has been asserted or proposed in writing by any Tax Authority with respect to any such Taxes, and (iv) no audits or administrative or judicial proceedings that relate to any such Taxes are pending or being conducted.

Section 5.18.    Labor Matters.

(a)           With respect to the Employees, Ashland and the Asset Selling Corporations are and have been at all times for a period of four years up to and including the Closing Date in compliance with all applicable Laws respecting employment and employment practices, employment tax and social security, terms and conditions of employment and wages and hours except, in any such case, for such non-compliance or violation as would not have a Material Adverse Effect.

(b)           Ashland and each Asset Selling Corporation have made available to Buyer accurate and complete copies of all material employment Contracts for Employees who are primarily based in the United States and all material policies relating to the employment of the current Employees who are primarily based in the United States.  Within thirty (30) days following the date hereof, Ashland and each Asset Selling Corporation shall make available to Buyer accurate and complete copies of all material employment Contracts for Employees who are primarily based outside the United States and all material policies relating to the employment of the current Employees who are primarily based outside the United States.

(c)           With respect to the Employees, except for contracts listed in Schedule 5.18(c) (the “Union Contracts”), neither Ashland nor any Asset Selling Corporation is a party to or is bound by any union contract or collective bargaining agreement, nor, except as set forth in Schedule 5.18(c), to the Knowledge of Ashland, is any such contract or agreement currently in effect or being negotiated by or on behalf of Ashland or any Asset Selling Corporation and no employee consultation body exists representing Employees.

(d)           Except as listed on Schedule 5.18(d), Ashland has not caused any layoff of employees who were charged exclusively to a Business cost center who were primarily based in the United States during the 90 day period prior to the date hereof.

Section 5.19.        Employee Benefits.

(a)           Schedule 5.19(a) lists, as of the date hereof, each material Seller Benefit Plan.  With respect to each such Seller Benefit Plan maintained for the benefit of Employees who are primarily based in the United States (and each related trust, insurance contract, or fund), Ashland has made available to Buyer true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the IRS, the most recent Form 5500 Annual Reports and the most recent actuarial report.  Within thirty (30) days following the date hereof, Ashland and the Asset Selling Corporations shall make available to Buyer each material Seller Benefit Plan that is maintained  for the benefit of Employees who are primarily based outside the United States and the most recent actuarial report for each such Seller Benefit Plan.

(b)           Ashland and the Asset Selling Corporations will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them to each Seller Benefit Plan with respect to which Buyer or any other Buyer Corporation would have Liability hereunder on or before the Closing Date and will have accrued (in accordance with GAAP as applied, on a consistent basis, by Ashland and subject to the Closing Account Principles) as of the Closing Date all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date.

(c)           Neither Ashland nor any Asset Selling Corporation has incurred any unsatisfied Liability to the Pension Benefit Guaranty Corporation or any Seller Benefit Plan under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that could result in the imposition of any material Liability on Buyer or any other Buyer Corporation.

(d)           Each Seller Benefit Plan with respect to which Buyer or a Buyer Corporation could have any material Liability hereunder is and has been, operated in all material respects in accordance with its terms and with all applicable Laws including ERISA and the Code.  With respect to each of the Seller Benefit Plans that is intended to be qualified under Section 401(a) of the Code, each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code.  To the Knowledge of Ashland, no reason exists that would reasonably be expected to cause such qualified status to be revoked for any period.

(e)           Neither Ashland nor any Asset Selling Corporation has entered into any written agreement, arrangement or understanding, other than the Seller Benefit Plans and the Union Contracts, with any trade union, works council or other employee representative body or any number or category of the Employees that would prevent, restrict or impede the implementation of any layoff, redundancy, severance or similar program with respect to the Employees.

(f)           There has been no termination or partial termination within the meaning of Section 411(d)(3) of the Code of any Seller Benefit Plan subject to Title IV of ERISA.

(g)           Except as listed on Schedule 5.19(g) or as specifically contemplated in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any Employee; (ii) materially increase any benefits otherwise payable by Ashland or an Asset Selling Corporation to any Employee; (iii) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any Seller Benefit Plan, in each case, with respect to any Employee or (iv) result in any Asset Selling Corporation or other Affiliate of Ashland that is a participating employer in any UK defined benefit scheme ceasing entirely to contribute to such UK defined benefit scheme.

(h)           Schedule 5.19(h) lists each Seller Benefit Plan that provides compensation to Employees in the form of equity interests in, or securities of, Ashland or any Asset Selling Corporation.

(i)           As of the date hereof, neither Ashland nor any Asset Selling Corporation has incurred any unsatisfied liability (including withdrawal liability) under any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) other than with respect to routine contributions.

(j)           There are no pending Proceedings that have been instituted or, to the Knowledge of Ashland, asserted against any of the Seller Benefit Plans, the assets of any of the trusts under such plans, the plan sponsors, the plan administrator or any fiduciary of any such plan (other than routine benefit claims) that could result in the imposition of any material Liability on Buyer or a Buyer Corporation.  There are no investigations or audits by any Governmental Authority of any of the Seller Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the Knowledge of Ashland, threatened.

Section 5.20.    Compliance with the Foreign Corrupt Practices Act

(a)           Since January 1, 2008, none of Ashland, any Asset Selling Corporation or, to the Knowledge of Ashland, any director, officer, employee, agent or other representative of Ashland or any Asset Selling Corporation, has in violation of the United States Foreign Corrupt Practices Act, as amended (the “FCPA”) and in order to obtain or retain business related to the Business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value to:

(i)           any officer of, employee of, or any person acting in an official capacity for or on behalf of, a foreign government (or any department, agency, or instrumentality thereof) or a public international organization (as defined in the FCPA);

(ii)           any foreign political party or official thereof;

(iii)           any candidate for foreign political office; or

(iv)           any person while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof or to any candidate for foreign political office.

(b)           Ashland and each Asset Selling Corporation maintain a system of internal accounting controls designed to provide reasonable assurances that:

(i)           transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization;

(ii)           transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP as applied, on a consistent basis, by Ashland or any other criteria applicable to such statements and to maintain accountability for assets; and

(iii)           the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.21.        Brokers.

Other than Bank of America Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Ashland.

Section 5.22.    Disclaimer of Other Representations and Warranties.

Except as expressly set forth in Article 5, neither Ashland nor any Asset Selling Corporation makes any representation or warranty, express or implied, at Law or in equity, with respect to this Agreement, the Contemplated Transactions, the Ancillary Agreements, the Conveyed Assets, the Business or any information provided or made available to Buyer in connection with the Contemplated Transactions, including any warranty with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Ashland the following:

Section 6.1.     Organization.

Buyer is a limited liability company duly organized, validly existing and in good standing (to the extent such concept is known in the relevant jurisdiction) under the Laws of Delaware and has full power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted.  Each Buyer Corporation is duly organized, validly existing and in good standing (to the extent such concept is known in the relevant jurisdiction) under the Laws of the jurisdiction of its organization) and each Buyer Corporation has full power and authority to own its properties and carry on its business in the places where such properties are now owned or such businesses are now being conducted, except where the absence of such power and authority would not have a Buyer Material Adverse Effect.

Section 6.2.     Authority; Binding Effect.

(a)           Buyer has full power and authority to enter into this Agreement.  Buyer and each of the Buyer Corporations has full power and authority, corporate and otherwise, to enter into the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder (as the case may be).  This Agreement and the Ancillary Agreements to which Buyer and any of the Buyer Corporations is a party have been duly authorized and approved by all necessary corporate or other action.

(b)           Assuming the due authorization, execution and delivery of this Agreement by Ashland, this Agreement constitutes a legal, valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.  Assuming the due authorization, execution and delivery of the Ancillary Agreements by Ashland or the relevant Asset Selling Corporation, as the case may be, each Ancillary Agreement to which Buyer or a Buyer Corporation is a party, when delivered hereunder, will be duly and validly executed and delivered and will constitute a legal, valid and binding obligation of Buyer or the relevant Buyer Corporation (as the case may be), enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

Section 6.3.     Non-Contravention.

The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the execution, delivery and performance by each Buyer Corporation of the Ancillary Agreements to which it is a party, and the consummation of the Contemplated Transactions, do not and will not (i) violate any provision of the organizational documents of Buyer or the relevant Buyer Corporation, or (ii) assuming compliance with the matters set forth in Sections 5.4 and 6.5, violate or result in a breach of or constitute a default under any Law or Order to which Buyer or any Buyer Corporation is subject.

Section 6.4.    Financing.

(a)           Buyer has received (i) an executed commitment letter, dated as of the date of this Agreement (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Debt Commitment Letter”), from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Lenders”) to provide Buyer with up to U.S.$600,000,000 in debt financing at the Closing (the “Debt Financing”) and (ii) an executed commitment letter, dated as of the date of this Agreement (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), from TPG Partners VI, L.P., an Affiliate of Buyer (the “Sponsor Fund”), to provide Buyer with up to U.S.$400,000,000 in equity financing (the “Equity Financing” and, together with the Debt Financing, the “Financing”).  The proceeds of the Financing or any Alternate Financing arranged pursuant to Section 7.6(c) will be used to pay the Purchase Price and the fees and expenses relating to the Contemplated Transactions and the transactions under the Implementing Agreements.  Buyer has provided Ashland with a true, complete, correct and fully executed copy of each Commitment Letter and will provide Ashland with a true, complete, correct and fully executed copy of each commitment letter entered into in connection with any Alternate Financing.  The Equity Commitment Letter so provided is in full force and effect and is a valid, legal, binding and enforceable obligation of the parties thereto.  The Debt Commitment Letter so provided is in full force and effect and is a valid, legal, binding and enforceable obligation of Buyer, and to the Knowledge of Buyer, the other parties thereto (provided that, if Buyer has entered into any Alternate Financing, the phrase “Debt Commitment Letter so provided” shall be deemed to mean, for purposes of this sentence, the commitment letter with respect to such Alternate Financing).  Any Alternate Financing arranged pursuant to Section 7.6(c) (including any new financing commitment) put in place after the date hereof (x) will be in full force and effect from the time the commitment letter(s) with respect thereto have been executed until the earlier of Closing or such time as any replacement Alternate Financing (including any new financing commitment) has been put in place in compliance with Section 7.6(c) and (y) will be a valid, legal, binding and enforceable obligation of Buyer, and to the Knowledge of Buyer, the other parties thereto.  In addition, (i) except as expressly permitted by Section 7.6(c) or with the express written consent of Ashland, (x) no Commitment Letter (or any commitment letter in respect of any Alternate Financing) has been amended, restated or otherwise modified, (y) the financing commitments in each Commitment Letter (or any commitment letter in respect of any Alternate Financing) have not been withdrawn or terminated and (z) the financing commitments in each Commitment Letter (or any commitment letter in respect of any Alternate Financing) have not been rescinded in any respect (and no party thereto has indicated an intent to so rescind), (ii) none of Buyer or its Affiliates is in breach of any of the terms or conditions set forth in any Commitment Letter (or any commitment letter in respect of any Alternate Financing) and (iii) assuming the accuracy of the representations and warranties of Ashland set forth in Article 5, in all material respects and as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach on the part of Buyer under any term or condition of the Debt Commitment Letter.  Buyer has fully paid any and all commitment fees and other fees in connection with the Commitment Letters (or any commitment letter in respect of any Alternate Financing) that are payable on or prior to the date of this Agreement and shall in the future pay any such fees as they become due.  There are no side letters or other agreements, arrangements or understandings (written or oral) relating to the Financing (other than the Commitment Letters and the Fee Letter) to which Buyer or any of its Affiliates (including the Sponsor Fund) is a party that impose additional conditions precedent to or are otherwise reasonably likely to impair or delay the Closing or the availability of the Debt Financing or any Alternate Financing on the Closing Date.

(b)           Assuming the accuracy of the representations and warranties set forth in Section 5 in all material respects and the performance by Ashland of its obligations under Section 7.6 and subject to the satisfaction or waiver of the conditions set forth in Sections 4.1 and 4.2, as of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letters (or any Alternate Financing that may be contemplated by any future commitment letter in respect of any Alternate Financing) will not be satisfied on the Closing Date or that the Financing or any portion thereof (or, in the event any Alternate Financing is arranged in accordance with Section 7.6(a)), the Alternate Financing or any portion thereof) will otherwise not be available to Buyer on the Closing Date.  The net proceeds from (i) the Financing, when funded in accordance with the Commitment Letters at the Closing, or (ii) in the event any Alternate Financing is arranged in accordance with Section 7.6(a), such Alternate Financing, when funded in accordance with the commitment letters in respect thereof, will constitute all of the financing required for the consummation of the Contemplated Transactions pursuant to the terms of this Agreement and be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement and the Implementing Agreements, including the payment of the Purchase Price and any other amounts required to be paid in connection with the consummation of the Contemplated Transactions and the transactions under the Implementing Agreements.  There are no conditions precedent or other contingencies (including in any fee letter between Buyer and the Lenders (the “Fee Letter”)) (i) to the availability of any “market flex” provisions set forth in any Commitment Letter (or any commitment letter in respect of any Alternate Financing) or Fee Letter (or any fee letter in respect of any Alternate Financing), (ii) other than as expressly set forth in the Debt Commitment Letter (or any commitment letter in respect of any Alternate Financing), to any lenders’ obligations to fund the Debt Financing or any Alternate Financing that replaces the Financing and (iii) other than as expressly set forth in the Equity Commitment Letter, to the Sponsor Fund’s obligation to fund the Equity Financing.

Section 6.5.     Buyer Governmental Consents and Approvals.

Except as set forth in Schedule 6.5, to the Knowledge of Buyer, the execution and delivery of this Agreement and the Ancillary Agreements by each of Buyer and the relevant Buyer Corporations, and the performance by Buyer and the relevant Buyer Corporations of their respective obligations hereunder and thereunder do not and will not require any filing with, or clearance, consent or approval of, any Governmental Authority, except filings, clearances, consents or approvals, the failure of which to effect or obtain would not have a Buyer Material Adverse Effect.

Section 6.6.     Certain Proceedings.

As of the date of this Agreement, no Proceeding is pending, or to the Knowledge of Buyer, threatened in writing, before or by any Governmental Authority, against Buyer or any Buyer Corporation, which would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement and the Contemplated Transactions.

Section 6.7.          Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

Section 6.8.     Sponsor Guarantee.

Concurrently with the execution of this Agreement, Buyer has delivered to Ashland a limited guarantee, dated the date hereof, of the Sponsor Fund guaranteeing certain of Buyer’s obligations hereunder (the “Sponsor Guarantee”).  The Sponsor Guarantee is in full force and effect and is a valid, legal, binding and enforceable obligation of the Sponsor Fund.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsor Fund under the Sponsor Guarantee.  Nothing in this Section 6.8 shall be construed to limit in any way Ashland’s right to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement as contemplated by and subject to the limitations set forth in Section 11.17.

Section 6.9.     Buyer’s Investigation.

Each of Buyer and the Buyer Corporations is purchasing the Conveyed Assets based solely on the results of its inspections and investigations, and not on any representation or warranty of Ashland or any Asset Selling Corporation not expressly set forth in this Agreement.

ARTICLE 7.
FURTHER AGREEMENTS

Section 7.1.     Efforts of the Parties.

(a)           Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done not later than February 28, 2011, or as soon as practicable thereafter, all things necessary under applicable Laws to consummate and make effective the Contemplated Transactions, including (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Contemplated

Transactions (which actions shall include, furnishing all information required by applicable Law in connection with approvals of, clearances or consents from or filings with any Governmental Authority), (ii) to obtain any consent, authorization (including any Governmental Authorization and related bond, letter of credit or other financial assurance), Order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained by Buyer, Ashland or any Asset Selling Corporation in connection with the acquisition of the Conveyed Assets or the taking of any related action contemplated by this Agreement, and (iii) to effect all necessary registrations and filings with Governmental Authorities.  Without limiting the foregoing, Ashland shall be responsible, at its sole cost and expense, for compliance with all applicable requirements of the Industrial Site Recovery Act (“ISRA”) in connection with the Contemplated Transactions and, prior to the Closing Date, Ashland shall obtain from the New Jersey Department of Environmental Protection (“NJDEP”), and shall provide to the Buyer, either (i) a No Further Action Letter (as defined in ISRA), (ii) a Negative Declaration (as defined in ISRA), (iii) an approved Remedial Action Workplan or Remediation Agreement (as such terms are defined in ISRA), or (iv) any other written acknowledgment from NJDEP of an applicable waiver, exemption or authorization permitted under ISRA.

(b)           Without limiting Sections 2.3 or 7.1(a), Buyer, Ashland and the Asset Selling Corporations shall cooperate using their commercially reasonable efforts to transfer, obtain, or to cause to be transferred or obtained, prior to the Closing or as soon as practicable thereafter, any Governmental Authorization issued or required under Environmental Law and necessary for Buyer to own or operate the Business or the Conveyed Assets (“Environmental Permits”).  During the period commencing on the date hereof and continuing until one hundred eighty (180) days after the Closing, which 180-day period may be extended in thirty (30) day increments by mutual agreement of the parties, provided that, in no case shall such aggregate period, including any extensions, end later than the date that is twelve (12) months after the Closing Date, (i) each of Buyer, Ashland and the Asset Selling Corporations shall provide or cause to be provided to the other parties all commercially reasonable assistance as is reasonably requested in connection with securing (and/or terminating, if required by Law or Environmental Law) any such Environmental Permits, and (ii) if any Environmental Permits are not secured prior to the Closing, Buyer, Ashland and the Asset Selling Corporations shall use commercially reasonable efforts to cooperate in any lawful and reasonable arrangement reasonably proposed by either party under which Buyer shall obtain the benefit of Environmental Permits held by Ashland or the Asset Selling Corporations in connection with the ownership or operation of the Business or the Conveyed Assets following the Closing; provided that such assistance and cooperation shall not include any obligation to pay any consideration to any third party or Governmental Authority from whom such Environmental Permits are requested under this Section 7.1(b), or to commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party; and provided further that Buyer shall indemnify and hold harmless the Ashland Indemnitees from and against any and all Losses or Liabilities arising out of or relating to any Environmental Permit held by Ashland or the Asset Selling Corporations for the benefit of Buyer pursuant to any arrangement established pursuant to clause (ii), to the extent related to any period of such arrangement.

(c)           Without limiting Section 7.1(a), (i) prior to the Closing Buyer and Ashland shall negotiate in good faith to complete the schedules to the Commercial Agreements and the Transition Agreements as contemplated in the forms of such agreements attached hereto and (ii) Ashland shall provide to Buyer, on or prior to December 31, 2010, the audited balance sheet and the statement of invested equity of the Business, in each case as of September 30, 2010, and the audited income statement and statement of cash flows of the Business for the twelve month period ended September 30, 2010, and the related notes thereto, in each case prepared on basis consistent with the Financial Statements.

(d)           Prior to the Closing, Ashland shall unwind or otherwise amend or restructure each of (i) the Amended and Restated Transfer and Administration Agreement, dated as of March 31, 2010, by and among CVG Capital II LLC, a wholly-owned special purpose subsidiary of Seller (“CVG”), Buyer, certain conduit and uncommitted investors named therein, the Bank of Nova Scotia, PNC Bank, National Association, SunTrust Bank, SunTrust Robinson Humphrey, Inc., Wells Fargo Bank, National Association and various other investor groups, managing agents, letter of credit issuers and administrators a party thereto (the “TAA”) and (ii) the Sale Agreement, dated as of November 13, 2008, by and between Buyer and CVG, as amended pursuant to the First Amendment to Sale Agreement, dated as of March 31, 2010 (the “Sale Agreement”, and together with the TAA, the “Accounts Receivable Securitization Facility”) in such a manner as enables Ashland and the Asset Selling Corporations to transfer to Buyer and the Buyer Corporations the Accounts Receivable (other than Allocated Accounts Receivable) in a form customarily acceptable to asset backed lenders for purposes of securing asset backed financing facilities.

Section 7.2.     Certain Governmental Matters.

(a)           Without limiting the generality of the undertakings pursuant to this Section 7.2, Buyer and Ashland agree to take or cause to be taken the following actions: (i) provide promptly to any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Laws (“Governmental Competition Authority”) information and documents requested by such Governmental Competition Authority, or necessary, proper or advisable in connection with the Contemplated Transactions; and (ii) without in any way limiting the other provisions of this Section 7.2, file any Notification and Report form pursuant to the HSR Act and related material required under any Competition Law, including the EU Merger Regulation, in connection with the Contemplated Transactions as soon as practicable, and thereafter use its reasonable best efforts to comply as soon as practicable with any requests for additional information or documentary material that may be made under such Competition Law.  From and after the date hereof and until all governmental approvals required in connection with the Contemplated Transactions have been obtained, Buyer shall not, and shall cause each of the Buyer Corporations not to, operate its business in such manner or take any action, that could reasonably be expected to significantly increase the risk of not obtaining any such governmental approval or clearance or the expiration or termination of any applicable waiting period.

                (b)           Each of Ashland and Buyer shall (i) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Competition Authority, and shall comply with any such inquiry or request as promptly as practicable.  Ashland and Buyer shall cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 7.2, including, subject to applicable Laws relating to the exchange of information, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Competition Authority and provide counsel for the other party with copies of all filings and submissions made by such party and all correspondence and other written communications between such party (and its advisors) and any Governmental Competition Authority and any other information supplied by such party and Ashland, the Asset Selling Corporations or Buyer or the Buyer Corporations, as the case may be, to a Governmental Competition Authority or received from such a Governmental Competition Authority in connection with the Contemplated Transactions; provided, however, that materials may be redacted before being provided to the other party
(x) to remove references concerning the valuation of the Business, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable privilege or confidentiality concerns, and (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Competition Authority.  Upon and subject to the terms of this Section 7.2, each party agrees to cooperate and use its reasonable best efforts to assist in any defense by any other party to the Contemplated Transactions before any Governmental Competition Authority reviewing the Contemplated Transactions, including by providing as promptly as practicable such information as may be requested by such Governmental Competition Authority or such assistance as may be reasonably requested by the other party to this Agreement in such defense.

(c)           If any objections are asserted by any Governmental Competition Authority with respect to the Contemplated Transactions under any applicable Competition Law or which would otherwise prevent, materially impede or materially delay the consummation of the Contemplated Transactions, or if any action is instituted by any Governmental Competition Authority or any private party challenging any of the Contemplated Transactions as violative of applicable Competition Law, or an order is issued enjoining the Contemplated Transactions, each of Ashland and Buyer shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Contemplated Transactions by the Closing, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions.  In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Competition Authority or private party challenging the Contemplated Transactions, each of Ashland and Buyer shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding, including defending through litigation on the merits any claim asserted in any court by any Person, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

(d)           Each of Ashland and Buyer shall use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the applicable Competition Law as soon as practicable.  Ashland and Buyer shall not extend, directly or indirectly, any such waiting period or enter into any agreement with a Governmental Competition Authority to delay or not to consummate the Contemplated Transactions on the Closing Date, except with the prior written consent of the other party to this Agreement.  Ashland and Buyer shall not have any substantive contact with any Governmental Competition Authority in respect of any filing or proceeding contemplated by this Section 7.2 unless it consults with the other party in advance and, to the extent permitted by such Governmental Competition Authority, gives the other party the opportunity to participate.

(e)           Without limiting the foregoing or any other provision of this Agreement, Buyer shall use reasonable best efforts to take any action necessary to avoid and eliminate each and every impediment under any applicable United States Competition Law if required by a Governmental Authority in the United States, so as to enable the consummation of the Contemplated Transactions as soon as reasonably possible, including, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, mitigation agreement or otherwise, the sale, divestiture or disposition of the respective businesses, product lines or assets of Buyer and each of the Buyer Corporations (including the Conveyed Assets) and (ii) otherwise using reasonable best efforts to take or commit to take actions that after consummation of the Contemplated Transactions would limit Buyer’s or the Buyer Corporations’ freedom of action with respect to, or its or their ability to retain, any of the businesses, product lines or assets of Buyer or the Buyer Corporations (including the Conveyed Assets), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding brought under the Competition Law in the United States, which would otherwise have the effect of preventing or materially delaying the consummation of the Contemplated Transactions.  Buyer and the Buyer Corporations shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any actions that limit its or their freedom of action with respect to, or Buyer’s or any Buyer Corporation’s ability to retain, any of the businesses, product lines or assets of Buyer or any Buyer Corporation (including the Conveyed Assets) if required by a Governmental Authority in the United States, provided that any such action is conditioned upon the consummation of the Contemplated Transactions.

Section 7.3.     Update of Schedules.

(a)           Prior to the Closing Date, Ashland (x) shall update the Schedules with additional material disclosures and (y) may, at its sole option, update the Schedules with other additional disclosures that, in each case, have arisen or first been discovered since the date of this Agreement; provided that nothing in this Section 7.3 is intended to limit Ashland’s obligation to update Schedule 7.5(a), as set forth in Section 7.5(a).  In the event that Ashland updates the Schedules, in accordance with this Section 7.3, Ashland shall provide such additional disclosures to Buyer by written notice in accordance with Section 11.1 in the case of disclosures provided pursuant to clause (x), promptly after senior management of Ashland becomes aware of the same and, in the case of disclosures provided pursuant to clause (x) or clause (y), no later than ten (10) Business Days prior to the Closing Date.

(b)           Upon receipt of such notice, Buyer shall have until the earlier of (i) five (5) Business Days after receipt of such notice and (ii) two (2) Business Days prior to the Closing Date to terminate this Agreement pursuant to Section 8.1(d), if as a result of notice, the condition precedent to Buyer’s obligation to close set forth in Section 4.2(b) or (d) is not satisfied, by delivering written notice thereof to Ashland in accordance with Section 11.1.  In the event that Buyer does not exercise such termination right, the additional disclosures delivered by Ashland shall be deemed to be part of the Schedules as delivered to Buyer on the date of this Agreement solely for purposes of determining whether the condition precedent to Buyer’s obligation to close in Section 4.2(b) or (d) has been satisfied.   For the avoidance of doubt, such additional disclosures shall be disregarded in connection with claims for indemnification with respect to representations and warranties made as of the date hereof.

(c)           In furtherance of the foregoing, each party acknowledges that the intention of this Section 7.3 is not to delay or postpone the Closing Date and except as set forth in this Section 7.3, the exercise, or failure to exercise, by either party of any right, power or privilege pursuant to this Section 7.3 shall not operate as a waiver of any other right, power or privilege of such party under this Agreement.

(d)           Prior to the Closing Date, Ashland shall update Schedule 1.1(d) with any additional disclosures relating to any Conveyed Real Property or Off-Site Location that have arisen or first been discovered since the date of this Agreement and for which  Ashland has received written notice prior to the Closing Date of a potential claim or written notice of responsibility with respect to a Release of any Hazardous Material that may result in assessment, response, removal, remediation, corrective action or related monitoring activity in the future.

Section 7.4.     Certain Tax Matters.

(a)           Cooperation on Tax Matters.  (i) Buyer and Ashland agree to furnish, or cause to be furnished, to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the Business and the Conveyed Assets as is reasonably necessary for the filing of any Tax Return, for the preparation or conduct of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to Taxes.

(ii)           Ashland shall retain, or cause to be retained, all of its Tax and accounting books and records (including all computerized books and records, and any such information stored on any other form of media) as well as those of the Asset Selling Corporations, in each case relevant for Taxes for all Straddle Tax Periods until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired (“Retention Period”), and to abide by all record retention agreements entered into with any Taxing Authority.

(iii)           To the extent requested by Ashland, and at Ashland’s expense, Buyer shall reasonably cooperate with Ashland in applying for and obtaining any available Tax refunds with respect to Pre-Closing Date Tax Periods.

(b)           VAT.  (i) Subject to Section 7.4(b)(ii), the consideration specified for all supplies of goods and services made or deemed to be made under or in connection with the consummation of the transactions contemplated by this Agreement, the Implementing Agreements and the Transition Agreements shall be exclusive of VAT.  Ashland and Buyer shall procure that any of their respective Affiliates receiving the supply in question shall pay to the Person making that supply (in addition to the specified consideration) all VAT for which the Person making the supply is required by any Taxing Authority to charge VAT in relation to that supply.  All VAT payable under this Agreement, the Implementing Agreements and the Transition Agreements shall be paid two (2) Business Days before that Person has to account for the same, and the supplier shall provide a properly completed and executed VAT invoice in accordance with applicable Tax Law.

(ii)           The parties intend that any sale of the Conveyed Assets within the EU will be treated by the relevant Taxing Authority as a TOGC and the parties shall use their reasonable efforts to procure that any such sale is so treated.  This obligation shall not require Ashland to make any appeal to any tribunal or court of law against any determination of any Taxing Authority that the sale does not amount to a TOGC, unless Buyer has timely notified Ashland that it requires such appeal or challenge to be made and that it agrees to indemnify Ashland against all irrecoverable costs and expenses that Ashland may incur by taking any such required action.

(iii)           Ashland and Buyer shall procure that the Person retaining at the Closing the VAT records relating to the Business shall preserve such records for such periods as may be required by the relevant Tax Law and during such periods shall permit the other party or its agents at all reasonable times and subject to reasonable written notice to inspect and take copies of such records at the cost of the Person requesting such inspection and/or copies.

(iv)           If it is finally determined by the relevant Taxing Authority that any sale of the Conveyed Assets under this Agreement does not constitute a TOGC, then Buyer shall procure that the VAT chargeable shall be paid by the relevant Affiliate to Ashland two (2) Business Days before Ashland has to account for the same and against production of a properly completed and executed VAT invoice in accordance with applicable Tax Law and any VAT records provided by Ashland to Buyer or Buyer’s Affiliate shall be returned to Ashland.  Buyer shall indemnify or procure that such Affiliate shall indemnify Ashland on an after Tax basis against any penalty and interest charges incurred by Ashland to any Taxing Authority in relation to such VAT.

(c)           Transfer Taxes.  (i)  All recoverable and non-recoverable transfer, documentary, sales, use, stamp, registration, and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (such Taxes, fees and charges, including any penalties or interest but excluding VAT, “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement, the Implementing Agreements and the Transition Agreements, as well as the cost of the filing of all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, shall be borne and paid when due 50% by Buyer and 50% by Ashland, and Ashland and Buyer shall file all necessary Tax Returns and other documentation required to be filed by it with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(ii)           If there is any available sales Tax exemption in relation to any Conveyed Assets, Buyer shall timely deliver to Ashland or the relevant Asset Selling Corporation the relevant sales Tax exemption certificate.  If there are any available exemptions relating to Taxes described in Section 7.4(c)(i), Ashland and Buyer shall take commercially reasonable actions to secure such exemptions.

(d)           FIRPTA Affidavit.  Ashland shall deliver to Buyer at the Closing affidavits (the “FIRPTA Affidavits”), duly executed and acknowledged, certifying that Ashland or the relevant Asset Selling Corporation will be exempt from withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the transactions contemplated by this Agreement.

(e)           Allocation of Taxes in Straddle Tax Periods.  For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(i)           in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended on the Closing Date; and

(ii)           in the case of Taxes imposed on a periodic basis (e.g., real estate Taxes), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(f)           Tax Treatment of Indemnity Payments.  Any amount paid by a party to another party under Sections 2.8, 9.1, 9.2 and 11.9 shall be treated for all Tax purposes as an adjustment to the Purchase Price to the extent permitted under applicable Tax Law.

Section 7.5.     Certain Employee Matters.

(a)           Employees.  Schedule 7.5(a) lists, to the extent permitted by applicable Law, each Employee as of the date hereof, including the name, title, work location and employer thereof. If the name of any Employee has been replaced with an identification number on Schedule 7.5(a) in order to comply with applicable Law, Ashland shall deliver an update of such Schedule with the names of such individuals at the Closing.  Ashland shall update Schedule 7.5(a) periodically prior to the Closing Date to reflect, with respect to the Business, any additional Employees, new hires, retirements, resignations, dismissals and other employment terminations which may have occurred at any time on or prior to the Closing Date; provided that one such update shall occur within ten (10) to thirty (30) days prior to the Closing Date.  Prior to the earlier of the Closing and the valid termination of this Agreement, Ashland and the Asset Selling Corporations shall not carry out any mass layoffs or reductions in force involving five or more Employees at any single site of employment primarily located in the United States without the prior written agreement of Buyer.

(b)           Continuation of Employment.  (i) Where applicable Law provides for the automatic transfer of employment of any Employee upon the consummation of the transactions contemplated hereby, the parties shall take or cause to be taken such actions as are required under applicable Law to accomplish such transfer of employment of such Employee to Buyer or a Buyer Corporation as a matter of Law as of the Closing.  Where applicable Law does not provide for the transfer of employment of any Employee upon the consummation of the transactions contemplated hereby, Buyer shall, or shall cause a Buyer Corporation to, make offers of at-will (to the extent permitted by applicable Law) employment in accordance with the provisions of this Section 7.5, to be effective as of the Closing (or such later date as provided in Section 7.5(e)), to all such Employees.

(ii)           The parties acknowledge that the transfer of the portions of the Business conducted by Ashland and the Asset Selling Corporations in the European Union (“EU”) and certain other countries listed in Schedule 7.5(b) constitutes a transfer of business within the meaning of EU Council Directive 2001/23/EC, the national Laws implementing the same or any similar Laws applicable in non-EU jurisdictions, and each Employee belonging to said portions of the Business shall be referred to herein as a “European Employee” and shall be listed in and designated as such on Schedule 7.5(b), which Schedule shall be updated in the same manner as Schedule 7.5(a) as described in Section 7.5(a).  The parties further acknowledge that, as a result, the employment of the European Employees, including all related rights and obligations, will transfer by operation of Law to Buyer or a Buyer Corporation (as the case may be) as of the Closing Date, except as otherwise provided in this Section 7.5 and except with respect to any European Employee who timely exercises his or her rights, if any, under any applicable Law to prevent such transfer from occurring, subject to Section 7.5(b)(iii) below (the European Employees whose employment transfers to Buyer or a Buyer Corporation, the “European Transferred Employees”). As a result, Buyer or the Buyer Corporations will assume by operation of Law, as of the Closing Date, all Liabilities towards the European Transferred Employees except to the extent otherwise provided in this Section 7.5.

(iii)           The parties will use their reasonable efforts to obtain the approval of the applicable Governmental Authority or any labor authority as may be required for the transfer of any European Employees who, if any, are “protected employees” under applicable Law.

(iv)           If any contract of employment or engagement for any individual not listed in Schedule 7.5(b) as of the Closing Date or any collective agreement not listed in Schedule 5.18(c) transfers or is alleged to have transferred to Buyer or a Buyer Corporation pursuant to EU Council Directive 2001/23/EC or the national Laws implementing the same or any similar Laws applicable in non-EU jurisdictions, Buyer or Buyer Corporation may terminate such contract or agreement and Ashland shall indemnify and hold Buyer and Buyer Corporation harmless against all Liabilities and reasonable attorney fees and costs that Buyer or Buyer Corporation may suffer, incur, sustain, or pay by reason of, or on account of, or arising out of such transfer or termination.

(c)           Offers of Employment.  Buyer shall, or shall cause a Buyer Corporation to, make offers of at-will (to the extent permitted by applicable Law) employment to the Employees in accordance with the provisions of this Section 7.5, at least thirty (30) days prior to the Closing Date (or such longer period required by applicable Law or the terms of any Union Contract), with such employment to be effective as of the Closing (or such later date as provided in Section 7.5(e)).  Any such offer of employment shall be for a position that is comparable to the type of position held by such Employee immediately prior to the Closing Date and shall be made on terms and conditions sufficient to avoid statutory, contractual, common law or other severance obligations, other than where such severance is automatic pursuant to applicable Law or the terms of any Union Contract.  Each Employee (other than a European Employee) who accepts the offer of employment, including offers described in Section 7.5(e), from Buyer or a Buyer Corporation, is referred to herein as an “ASC Transferred Employee”.  ASC Transferred Employees and European Transferred Employees are referred to collectively herein as “Transferred Employees”.  Except as otherwise specifically provided in this Article VII or to the extent required by applicable Law, effective as of the Effective Time (or such later date on which a Transferred Employee commences employment with Buyer or a Buyer Corporation), the Transferred Employees shall cease all active participation in and accrual of benefits under the Seller Benefit Plans.

(d)           Continuation of Compensation and Benefits.  For a period of eighteen (18) months immediately after the Closing Date (or for such longer period as required by applicable Law or pursuant to the terms of any applicable Union Contract), Buyer shall (or shall cause the Buyer Corporations to) provide to each Transferred Employee (i) a base salary or wages no less favorable than those provided immediately prior to the Closing Date and (ii) other employee benefits, variable pay, incentive or bonus opportunities under plans, programs and arrangements that are substantially comparable in the aggregate to those provided by Ashland or the applicable Asset Selling Corporation as expected to be in effect on January 1, 2011, as set forth on Schedule 7.5(d).  Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either Buyer or any Buyer Corporation to be obligated to continue the employment of any Transferred Employee for any period after the applicable Closing Date.

(e)           Inactive Employees.  With respect to Employees who are not actively at work on the Closing Date due to illness, short-term disability (including maternity leave), worker’s compensation or other approved leave of absence (other than any such Employee whose employment is required to be transferred to Buyer under applicable Law), Buyer or a Buyer Corporation shall be required to offer employment to such Employee, in accordance with and subject to the provisions of this Section 7.5, as of the date such Employee is released to return to active work at the conclusion of such leave.  Ashland or the applicable Asset Selling Corporation or Affiliate shall have the sole obligation to provide compensation and benefits to each such Employee as of the Closing Date until the date he or she becomes a Transferred Employee.

(f)           Severance Obligations.  (i)  Ashland and Buyer intend that the transactions contemplated by this Agreement shall not result in a severance of employment of any Employee prior to or upon the consummation of the transactions contemplated hereby and that the Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date, and Ashland and Buyer shall comply with any requirements under applicable Law to ensure the same.  Subject to Section 7.5(b)(iv), Buyer shall bear any costs related to, and shall indemnify and hold harmless Ashland and the Asset Selling Corporations from and against, any claims made by any Employee for any statutory, contractual or common law severance or separation benefits and other legally mandated payment obligations (including the employer portion of any employment taxes, together with any compensation payable during any mandatory termination notice period related thereto, collectively, “Separation Benefits”), in each case, arising out of or in connection with the failure of Buyer or the Buyer Corporations to make offers of employment or continue the employment of any Employee, in each case in accordance with this Agreement and as required by applicable Law, and Ashland and the Asset Selling Corporations shall bear any costs related to, and shall indemnify and hold harmless Buyer and the Buyer Corporations from and against, any claims made by any Employee for any Separation Benefits that arise out of the refusal of such Employee to accept an offer of employment made in accordance with this Agreement and applicable Law by, or an objection by such Employee to an automatic transfer of employment to, Buyer or a Buyer Corporation or for the liabilities associated with the agreements listed in Schedule 7.5.

(ii)           Subject to Section 7.5(b)(iv), Buyer shall, or shall cause the Buyer Corporations to, provide each Transferred Employee whose employment is terminated within eighteen (18) months following the Closing Date with severance and other separation benefits substantially comparable to the severance and other separation benefits provided to such Transferred Employee by Ashland or the applicable Asset Selling Corporation as in effect as of the date of this Agreement.

(g)           Allocation of Employment Liabilities.  (i)  Except as otherwise specifically provided in this Article VII, Ashland and the Asset Selling Corporations shall retain liability and responsibility and shall indemnify and hold Buyer and its Affiliates harmless for all employment and employee-benefit related liabilities, obligations, claims or losses (including the payment of wages, bonuses, profit share and other compensation entitlements and the provision of employee benefits and any “withdrawal liabilities” as defined in Sections 4203 or 4205 of ERISA), that relate to any period prior to the Effective Time, whether or not such liabilities, obligations, claims or losses become due before, on or after the Closing Date, that relate to (x) the Employees or (y) any individual who was formerly employed by or provided services to Ashland or any of its Affiliates and whose employment or service relationship terminated for any reason prior to the Closing Date (the “Former Employees”)(or any dependent or beneficiary of any such Employee or any such individual).  Except as otherwise specifically provided in this Article VII, effective as of the Effective Time, Buyer or a Buyer Corporation shall assume and be solely responsible and shall indemnify and hold Ashland and its Affiliates harmless for all employment and employee-benefits related liabilities, obligations, claims or losses that relate to the Transferred Employees (or any dependent or beneficiary of any Transferred Employee) that relate to any period on or after the Effective Time, whether or not such liabilities, obligations, claims or losses become due on or after the Closing Date, or are otherwise expressly assumed by Buyer or a Buyer Corporation pursuant to this Agreement.

(ii)           Ashland and the Asset Selling Corporations shall retain all liabilities and obligations for all workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims incurred by Former Employees and Employees prior to the Effective Time that are covered under the terms of the applicable plans of Ashland and the Asset Selling Corporations or their respective Affiliates.  With respect to claims incurred on or after the Effective Time by the Transferred Employees and their eligible dependents for workers’ compensation, short- and long-term disability, medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment and other welfare benefit claims, Buyer or a Buyer Corporation shall be responsible.  For these purposes, a claim shall be deemed to be incurred: (i) in the case of workers’ compensation and short- or long-term disability benefits (including related health benefits), at the time of the injury, sickness or other event giving rise to the claim for such benefits; (ii) in the case of medical, prescription drug, dental or vision benefits, at the time professional services, equipment or prescription drugs covered by the applicable plan are obtained; (iii) in the case of life insurance benefits, upon death; and (iv) in the case of accidental death and dismemberment benefits, at the time of the accident.

(iii)           The liabilities, obligations, claims and losses that are retained by Ashland and the Asset Selling Corporations pursuant to Sections 7.5(g)(i) and (ii) above are referred to herein as the “Retained Employee Liabilities.”

(h)           Service Credit.  Effective from and after the Effective Time, Buyer or a Buyer Corporation shall (i) recognize, for all purposes (including eligibility, vesting and benefit levels and accruals, but other than benefit accrual under a defined benefit pension plan (other than any Seller Benefit Plan that is assumed by Buyer or a Buyer Corporation)) under all plans, programs and arrangements, established or maintained by Buyer or a Buyer Corporation for the benefit of the Transferred Employees, service with Ashland or the Asset Selling Corporations and their respective Affiliates prior to the Closing Date to the extent such service was recognized under the corresponding Seller Benefit Plan covering such Transferred Employees and (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or a Buyer Corporation for the benefit of the Transferred Employees, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the corresponding Seller Benefit Plan immediately prior to the Closing, and (iii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs.

(i)           Accrued Vacation.  Except as otherwise required under applicable Law, as of 12:01 a.m. on the Closing Date, Buyer or a Buyer Corporation shall assume and honor all vacation days and paid time off days accrued but not yet taken by the Transferred Employees as of the Closing Date, to the extent reflected in the Agreed Closing Account (it being understood that Buyer or a Buyer Corporation may deduct from the number of vacation days and paid time off days made available to any such Employee the number of days of vacation or paid time off previously taken by such Employee in the applicable year).

(j)           Bonuses.  Within 120 days following the Closing Date, Ashland and the Asset Selling Corporations shall make any payments to the Transferred Employees pursuant to any variable pay, bonus, cash performance and incentive plans in respect of the period prior to the Closing Date.  Following the Closing Date, Transferred Employees shall participate in any variable pay, bonus, cash performance and incentive plans established or maintained by Buyer or a Buyer Corporation.

(k)           In the case of any Employee referred to in Section 7.5(e), except as otherwise required by applicable Law or otherwise specifically provided in this Agreement, references to Closing Date in Sections 7.5(g) through (j) shall instead be deemed to refer to the date such Employee became a Transferred Employee.

(l)           401(k) Plan.  If Buyer or a Buyer Corporation maintains or establishes a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Buyer’s 401(k) Plan”), Buyer or a Buyer Corporation shall permit each Transferred Employee participating in a Seller Benefit Plan that is a defined contribution plan with a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Seller’s 401(k) Plan”) to effect, and Buyer or a Buyer Corporation agrees to cause Buyer’s 401(k) Plan to accept, in accordance with applicable law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under Seller’s 401(k) Plan if such rollover to Buyer’s 401(k) Plan is elected in accordance with applicable law by such Transferred Employee, subject to each of Ashland’s or the Asset Selling Corporation’s and Buyer’s reasonable satisfaction that Seller’s 401(k) Plan or Buyer’s 401(k) Plan, as applicable, is in compliance with all applicable Laws and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the Code.  Upon completion of a direct rollover of a Transferred Employee’s account balances, as described in this Section 7.5(l), Buyer or a Buyer Corporation and Buyer’s 401(k) Plan shall be fully responsible for all benefits relating to past service of such Transferred Employee and none of Ashland, the Asset Selling Corporations and Seller’s 401(k) Plan shall have any liability whatsoever with respect to such benefits.

(m)           WARN Act.  Buyer agrees to provide, or cause its Affiliates to provide, any required notice under WARN and any similar federal, state or local Law or regulation, and to otherwise comply with WARN and any other similar Law or regulation, in each case with respect to any “plant closing” or “mass layoff” (as defined in WARN) or group termination or similar event affecting Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring on and after the Effective Time.  None of Buyer or any of its Affiliates shall take any action after the Closing that would cause any termination of employment of any Employees that occurs before the Effective Time to constitute a “plant closing” or “mass layoff” or group termination under WARN or any similar federal, state or local Law or regulation, or to create any liability or penalty to Ashland or any Asset Selling Corporation for any employment terminations under applicable Law.

(n)           Employee Consultations.  Ashland and the Asset Selling Corporations shall fully comply with all of its or their obligations (however arising) to inform and consult with, and in respect of, the Employees of the Business, whether the same arises under a Union Contract or applicable Law.  To the extent such communications occur in writing, Ashland and the Asset Selling Corporations will provide a copy to Buyer at the time such communications occur and will provide Buyer any written responses to said communications promptly after the time they are received.  Buyer or Buyer’s Affiliates shall fully comply with all of its or their obligations (however arising) to inform and consult with, and in respect of, the Employees of the Business, whether the same arises under a Union Contract or applicable Law.  To the extent such communications occur in writing, Buyer and Buyer’s Affiliates will provide a copy to Ashland at the time such communications occur and will provide Ashland any written responses to said communications promptly after the time they are received.

(o)           Union Contracts.  From and after the Closing, Buyer shall, and shall cause the Buyer Corporations to, comply with any applicable labor, employment and retirement Laws with respect to the Transferred Employees, and shall recognize any collective bargaining units representing the Transferred Employees that are recognized as of immediately prior to the Closing.

(p)           Retained Non-U.S. Ashland Pension Plans.  Ashland or the applicable Asset Selling Corporation shall retain or shall cause to be retained all assets and liabilities under each Retained Non-U.S. Ashland Pension Plan and shall make payments to Employees with vested rights thereunder in accordance with the terms of such plan and applicable Law.  With respect to each Retained Non-U.S. Ashland Pension Plan, as of the applicable date the applicable Employees become Transferred Employees, each Transferred Employee shall cease active participation in such Retained Non-U.S. Ashland Pension Plan, and service performed for, and compensation earned from, any employer, other than Ashland, the Asset Selling Corporations and their predecessors, shall not be taken into account for any purpose under such Retained Non-U.S. Ashland Pension Plan, unless required by Law.

(q)           Transferred Non-U.S. Ashland Pension Plan.  With respect to each Transferred Non-U.S. Ashland Pension Plan, Buyer, a Buyer Corporation or the applicable pension plan of Buyer or a Buyer Corporation shall assume all liabilities for all accrued benefits under such plan, as of the Effective Time, and in accordance with the terms of applicable Law.  Following any such transfer of liabilities, none of Ashland or any Asset Selling Corporation shall have any further liability for any accrued benefits under such plan.  If any assets with respect to any Transferred Non-U.S. Ashland Pension Plan are required by applicable Law to be transferred to Buyer in connection with the transfer of liabilities, such assets shall be transferred pursuant to applicable Law.

(r)           Vesting of Retirement Plans.  Prior to the Closing Date, Ashland or the applicable Asset Selling Corporations shall take all necessary actions to fully vest all accrued accounts, benefits or payments each Transferred Employee may be entitled to receive under all Seller Benefit Plans that are non-qualified retirement plans or arrangements and any Seller 401(k) Plan, to the extent not already vested.

(s)           No Third Party Beneficiaries.  The provisions of this Section 7.5 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 7.5, express or implied, shall confer upon any Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 7.5, express or implied, shall be (i) deemed an amendment of any plan providing benefits to any Employee, or (ii) construed to prevent Buyer from terminating or modifying to any extent or in any respect any benefit plan that Buyer may establish or maintain.

Section 7.6.     Financing.

(a)           Buyer shall, and shall cause Sponsor to, use reasonable best efforts to take, or cause to be taken, all appropriate action, do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be necessary, proper or advisable to arrange and obtain the Financing as promptly as reasonably practicable on the terms (including the “market flex” provisions) and subject only to the conditions described in the Commitment Letters and Fee Letter, including, in the case of the Debt Financing, (i) to negotiate and enter into definitive agreements (the “Definitive Agreements”) with respect to the
Debt Financing on the terms (including the “market flex” provisions) and subject only to the conditions contained in the Debt Commitment Letter and Fee Letter (without regard to any adverse impact on any of Buyer’s corporate default or equivalent credit ratings (whether by Moody’s, Standard & Poor’s or other recognized credit rating agencies)) or on such other terms as Buyer and the Lenders shall agree so long as the terms of the Definitive Agreements (w) do not reduce the aggregate amount of the Debt Financing to below $600,000,000, (x) do not contain additional or modified conditions or other contingencies to the funding of the Debt Financing than those contained in the Debt Commitment Letter, and (y) are otherwise not reasonably likely to impair or delay the Closing or the date on which the Debt Financing would be obtained, (ii) to satisfy (or obtain the waiver of) on a timely basis all conditions to obtaining the Financing applicable to Buyer or its Affiliates set forth in the Debt Commitment Letter and the Definitive Agreements, (iii) to comply in all material respects with its obligations under the Debt Commitment Letter (or obtain the waiver of such obligations) and (iv) to consummate the Debt Financing contemplated by the Debt Commitment Letter and the Fee Letter (including the “market flex” provisions) at the Closing, including by using its reasonable best efforts to cause the Lenders to fund the Debt Financing.  Buyer shall cause the Sponsor Fund to fund the Equity Financing at the Closing pursuant to the terms and conditions of the Equity Commitment Letter.

(b)           Buyer shall give Ashland prompt notice upon becoming aware of any material breach of any Commitment Letter or Definitive Agreement (if a Definitive Agreement is executed prior to Closing) by a party to such Commitment Letter or Definitive Agreement or any termination of any Commitment Letter, Fee Letter or Definitive Agreement (if a Definitive Agreement is executed prior to Closing).  Buyer shall keep Ashland informed on a timely basis and in reasonable detail of the status of its efforts to arrange the Financing and any material developments relating to the Financing and shall provide to Ashland, upon its request, copies of the Definitive Agreements and any other agreements in respect of the Financing (provided that Buyer may redact the amount of any fee, including in any “market flex” provisions, in any Fee Letter).  Further, Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Commitment Letter, Fee Letter or any Definitive Agreement without Ashland’s prior written consent, except that Buyer may amend, supplement or modify the Debt Commitment Letter, Fee Letter or Definitive Agreement if such amendment, supplement or modification (i) does not reduce the aggregate amount of the Debt Financing, (ii) does not contain additional or modified conditions or other contingencies to the funding of the Debt Financing relative to those contained in the Debt Commitment Letter, and (iii) is otherwise not reasonably likely to impair or delay the Closing or the date on which the Debt Financing would be obtained; provided, however, that Buyer shall notify Ashland in writing of any such amendment, supplement or other modification of, or waiver of any of its rights under, any Commitment Letter or any Definitive Agreement no later than the time such amendment, supplement, modification or waiver is agreed.  Buyer shall refrain from taking, directly or indirectly, any action that is reasonably likely to result in the failure of any of the conditions contained in any Commitment Letter or any Definitive Agreement.

(c)           Notwithstanding anything herein to the contrary, at the Buyer’s option after the date of this Agreement but prior to Closing, one or more Commitment Letters may be superseded by replacement commitments (other than amounts that are replaced by Buyer’s cash on hand) from alternate sources (such portion from alternate sources, the “Alternate Financing”) on terms and conditions that will enable Buyer to consummate the Contemplated Transactions and that are not less favorable in the aggregate to Buyer and Ashland than those contained in the Commitment Letters and Fee Letter; provided that such Alternate Financing shall not (i) be subject to any additional or materially modified conditions or other contingencies to the funding of the Financing than those contained in the Commitment Letters or (ii) otherwise be reasonably likely to impair or delay the Closing or the date on which the Financing would be obtained.  Buyer shall deliver to Ashland complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which any Alternate Financing shall be made available to Buyer.  In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Buyer shall immediately notify Ashland and Buyer shall use its reasonable best efforts to obtain promptly any such unavailable amount in the form of Alternate Financing.

(d)           Prior to the Closing, Ashland shall use its reasonable best efforts to provide, and shall cause its Affiliates and representatives to use reasonable best efforts to provide, in connection with the arrangement of the Debt Financing, all reasonable cooperation requested by Buyer that is customary in connection with the arrangement of debt financing for transactions that are substantially similar to the Contemplated Transactions (provided that such requested cooperation does not (x) unreasonably interfere with the ongoing operations of Ashland or any of its Affiliates, (y) cause any representation, warranty, covenant or other term in this Agreement to be breached or (z) cause any closing condition set forth in Article 4 to fail to be satisfied), including using its reasonable best efforts to (i) furnish the Financing Sources with financial and other pertinent information regarding Ashland and its subsidiaries to be used by Buyer in providing the Financing Sources with the information identified in paragraphs 5 and 6 of Exhibit D of the Debt Commitment Letter (all such information, the “Required Information”) (provided that Ashland may deliver to Buyer one or more written notices stating when it believes it has completed delivery of the Required Information (each, a “Delivery Notice”) and, unless Buyer in good faith reasonably believes Ashland has not completed delivery of the Required Information and, within three Business Days after the delivery of the latest Delivery Notice, has delivered a written notice to Ashland to that effect (stating which Required Information has not been delivered), the date identified in Ashland’s latest Delivery Notice shall be the date of delivery of the Required Information) and any supplements to the Required Information reasonably requested by Buyer during the Marketing Period; (ii) provide information (including records, journal entries and other data) in a format and for the historical period of time that allows for the accurate calculation of collateral availability under customary audits and examinations of accounts receivable and inventory conducted by asset backed lenders; (iii) participate in a reasonable number of meetings, drafting sessions, road shows (it being understood that participation in road shows shall be limited to key members of senior management of the Business), rating agency presentations and due diligence sessions and sessions with rating agencies; (iv) furnish Buyer for distribution to the Financing Sources as promptly as practicable with pertinent information regarding the Business as is customary in connection with the Debt Financing and any security required therefor, including providing, as promptly as practicable following a request therefor, monthly financial and operating data relating to the Business that is reasonably requested by Buyer and of a type similar to the monthly financial and operating data previously delivered to Buyer; (v) assist Buyer and the Financing Sources in the preparation of (A) a customary offering document for any of the Debt Financing; and (B) materials for rating agency presentations; (vi) use reasonable best efforts to obtain current surveys, title commitments, title insurance and such UCC, bankruptcy, litigation and similar lien searches (collectively, “Title and Survey Information”) reasonably requested by Buyer and consistent with the requirements of Buyer or its lenders; (vii) take all corporate actions, subject to the consummation of the Closing, reasonably requested by Buyer to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Buyer; (viii) cause the appropriate authorized representatives of Ashland to execute and deliver any pledge and security documents, definitive financing documents or other certificates or documents as may be reasonably requested by Buyer or otherwise facilitate the pledging of Collateral (as defined in the Debt Commitment Letter) for delivery at the consummation of the Financing on and as of the Closing (unless otherwise specified); (ix) cause the appropriate authorized representatives of Ashland to execute and deliver any credit agreements or indentures or other definitive financing documents on terms satisfactory to Buyer on and as of the Closing; (x) provide, if requested by Buyer, authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders; (xi) cooperate reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable; (xii) obtain accountant’s comfort letters and legal opinions reasonably requested by Buyer and customary for financings similar to the Financing; (xiii) at least five (5) days prior to the Closing (provided that the request by Buyer for such information is received by Ashland at least ten (10) Business Days prior to the Closing), providing all documentation and other information about Ashland and each of its Subsidiaries as is reasonably requested in writing by Buyer which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT and (xiii) take all actions reasonably necessary to (A) permit (subject, for the avoidance of doubt, to the confidentiality obligations set forth herein) the Financing Sources to evaluate Ashland’s inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting the commercial financing examination and inventory appraisal contemplated by the Debt Financing Commitment within the time frame described therein; provided that (x) information and documents provided by Ashland and the Asset Selling Corporations that are delivered to agents and lenders under the Debt Commitment Letter and their representatives shall be subject to customary arrangements for confidentiality that are substantially similar to the provisions in the Confidentiality Agreement, including Buyer providing prior written notice of disclosure to Ashland, (y) none of Ashland or any of its Affiliates shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Material Contract and (z) no obligations of Ashland or any of its Affiliates under any certificate, document or instrument delivered pursuant to this Section 7.6(d) (other than the authorization letter referred to above) shall be effective until the Effective Time.  Buyer shall promptly, upon request by Ashland, reimburse Ashland for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by Ashland or any of its Affiliates (except for any costs and expenses incurred prior to the date hereof in connection with obtaining the Title and Survey Information) in connection with the cooperation of Ashland and its Affiliates contemplated by this Section 7.6(d) and shall, on a joint and several basis, indemnify and hold harmless Ashland and its Affiliates and their respective directors, officers, employees and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith. Any information provided by Ashland in connection with seeking the Financing shall be prepared in good faith.

(e)           If (i) any portion of the Debt Financing structured as privately offered notes has not been received by Buyer by the time that all of the conditions to the Closing in Article 4 (other than the condition set forth in Section 4.1(d) and other than those conditions that by their nature are to be satisfied at the Closing) shall have been satisfied or (to the extent permitted by applicable Law) waived and the Marketing Period has expired and (ii) the bridge facilities contemplated by the Debt Commitment Letter are available, then Buyer shall borrow under such bridge facilities, and cause the proceeds of such borrowing to replace such privately offered note financing, no later than the date on which the conditions in Article 4 (other than the condition set forth in Section 4.1(d) and other than those conditions that by their nature are to be satisfied at the Closing) shall have been satisfied or (or to the extent permitted by applicable Law) waived and the Marketing Period has expired.

(f)           Buyer acknowledges and agrees that its obligation to consummate the Contemplated Transactions on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing or receipt of the proceeds therefrom.

For purposes of this Section 7.6 and Section 11.17, (i) the terms “Debt Financing”, “Equity Financing” and “Financing” shall also be deemed to include any Alternate Financing, (ii) the terms “Debt Commitment Letter”, “Equity Commitment Letter”, “Commitment Letter” and “Fee Letter” shall also be deemed to include any commitment letter (or similar agreement) or fee letter, as applicable, with respect to such Alternate Financing as well as any commitment letter (or similar agreement) or fee letter, as applicable, as amended, supplemented or modified in accordance with this Section 7.6 and (iii) the term “Lender” shall also be deemed to include any lender under any Alternate Financing.

Section 7.7. Non-competition; Non-solicitation.

(a)           The parties hereto acknowledge and agree that Ashland and its Affiliates are engaged in the business of providing services in the specialty chemicals and thermoplastics industries through various channels to market and that, in connection with these services, Ashland and the Asset Selling Corporations market, package and distribute Self-Manufactured Chemicals, Blended Chemicals, Third Party Chemicals and Third Party Non-Chemicals.

(b)           Subject to the provisions of this Section 7.7(b), Ashland agrees that for a period of three (3) years from the Closing Date, neither Ashland nor any controlled Affiliate of Ashland shall develop a new business unit that would, directly or indirectly, engage, in any geographic territory in which any portion of the Business is conducted as of the Closing Date, in any business, the primary purpose of which is to establish and maintain a logistical network for the primary purpose of (i) marketing, packaging or distributing Third Party Chemicals, (ii) compounding, marketing, packaging or distributing Third Party Thermoplastics and/or (iii) collecting, recovering, recycling and disposing of hazardous and non-hazardous waste (each, a “Competitive Activity”); provided, however, that it shall not be deemed to be a violation of this subsection for Ashland or any of its Affiliates:

(i)           to invest in any Person which invests in, manages or operates a Competitive Activity, so long as Ashland’s or its Affiliate’s investment is less than 15% of the outstanding ownership interest in such Person and Ashland does not control or conduct such Person or Competitive Activity;

(ii)           to acquire (x) any entity set forth on Schedule 7.7 or (y) a Competitive Activity (or a third party engaging in such Competitive Activity) by merger or a purchase of shares or assets of a third party so long as the annual Operating Income of such third party attributable to such Competitive Activity for the most recent fiscal year of such third party preceding the acquisition do not exceed 15% of the aggregate annual Operating Income during such period for all of the businesses or operations acquired from such third party; provided, however, that, in the case of this clause (y), in the event of any such acquisition where the aggregate annual Operating Income related to the Competitive Activity exceed 15% of such aggregate annual Operating Income, Ashland shall be required to attempt to divest such excess portion of the Competitive Activity at such price and on such terms as Ashland deems commercially reasonable.

(iii)           to own any securities through any employee benefit plan;

(iv)           to perform any Competitive Activity for the benefit of Buyer or any of its Affiliates, including the performance of any Competitive Activity required or contemplated by this Agreement or any Ancillary Agreement.

(c)           For the avoidance of doubt and notwithstanding anything to the contrary herein it shall be understood and agreed by the parties that Ashland or any of the Asset Selling Corporations may continue to engage in any business (or than the Business) that is conducted as of the Closing Date, including the right to market, package or distribute automotive lubricants, chemicals, appearance products, antifreeze for the automotive and truck after market; products that are primarily designed to modify the properties of aqueous systems; specialty chemical products and functional, process and water treatment chemistry to the paper, pulp, chemical, commercial and institutional, food and beverage, mining and municipal industries; and specialty chemicals and customized services to the building and construction, transportation, metal casting, packaging and converting and marine markets.

(d)           Notwithstanding anything to the contrary, the foregoing covenant shall not apply with respect to any Person that acquires an interest in all or any portion of the stock or assets of Ashland or any of its Affiliates and whether or not prior to such acquisition such Person was already engaged in a Competitive Activity.

(e)           For the avoidance of doubt and notwithstanding anything to the contrary herein, it shall be understood and agreed by the parties that if the annual Operating Income from the marketing, packaging or distribution of (i) Third Party Chemicals of any Ashland business unit does not exceed 20% of its annual Operating Income or (ii) Third Party Thermoplastics of any Ashland business unit does not exceed 15% of its annual Operating Income, as applicable, such Ashland business unit shall be deemed to not be engaged in a Competitive Activity.

(f)           Neither Ashland nor its Affiliates shall solicit for employment (whether as an employee, consultant or temporary employee) any Transferred Employee who is hired by Buyer; provided, however, that in each case this Section 7.7(e) shall not apply if (i) any such Transferred Employee has been terminated by Buyer or any of its Affiliate, (ii) any such Transferred Employee contacts Ashland or any of its Affiliates in response to a solicitation for employment made to the public in general, or other method not specifically directed toward any Transferred Employees or (iii) Ashland or any of its Affiliates is required to hire such Transferred Employees by applicable Law, collective bargaining agreement or works council agreement.

(g)           Except as set forth in Section 10 of the Transition Services Agreement, from and after the Closing for a period of two (2) years following the Closing, from and after the Closing for a period of two (2) years following the Closing, neither Buyer nor the Buyer Corporations shall solicit for employment (whether as an employee, consultant or temporary employee) any employee of Ashland or any of its Affiliates whether (i) employed by Ashland or any of its Affiliates as of the Closing Date and who is not a Transferred Employee (the “Non-Transferred Employees”) or (ii) hired by Ashland or any of its Affiliates after the Closing Date (the “Post-Closing Hires” and collectively with the Non-Transferred Employees, the “Post-Closing Ashland Employees”); provided, however, that in each case this Section 7.7(f) shall not apply if (i) any such Post-Closing Ashland Employee has been terminated by Ashland or any of its Affiliates or (ii) any such Post-Closing Ashland Employee contacts Buyer or any of the Buyer Corporations in response to a solicitation for employment made to the public in general, or other method not specifically directed toward any Post-Closing Ashland Employees.

(h)           For purposes of this Section 7.7, the following terms shall have the meanings set forth below:

“Blended Chemicals” shall mean Chemicals resulting from the blending or other processing of third party manufactured Chemicals with or without Self-Manufactured Chemicals.

“Chemicals” shall mean the products identified in clauses (i) and (ii) of the definition of Business set forth in Section 1.1.

“Operating Income” shall mean earnings before interest, income taxes and extraordinary items, all calculated and determined in accordance with GAAP as applied, on a consistent basis, by Ashland.

“Self-Manufactured Chemicals” shall mean Chemicals wholly manufactured directly by Ashland and its Affiliates or through third-party contractors using Ashland’s technology.

“Thermoplastics” shall mean the products identified in clause (iii) of the definition of Business set forth in Section 1.1.

“Third Party Chemicals” shall mean Chemicals wholly manufactured or processed by third parties

“Third Party Non-Chemicals” shall mean products other than Chemicals that are wholly manufactured or processed by third parties and used in conjunction with the distribution of Self-Manufactured Chemicals and Blended Chemicals.

“Third Party Thermoplastics” shall mean Thermoplastics wholly manufactured, compounded or processed by third parties.

Section 7.8.     Litigation Support.

Buyer and any Affiliate of Buyer that owns, leases or uses or has owned, leased or used any Conveyed Asset, has or had Liability for any Assumed Liability or otherwise participates or participated in the operation of Buyer’s specialty chemical distribution business, on the one hand, and Ashland, the Asset Selling Corporations and each of their Affiliates, on the other hand, will cooperate with each other in the defense or settlement of any Liabilities or Proceedings involving the Business for which they have responsibility under this Agreement by providing the other party and such other party’s legal counsel and other Persons reasonable access to Employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business and its products as such other party may reasonably request, to the extent maintained or under the possession or control of the requested party.  The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 7.8.

Section 7.9.     Further Assurances.

(a)           From and after the Closing Date, and from time to time at the request of the other party, Buyer shall, and shall cause any Affiliate of Buyer that owns, leases or uses or has owned, leased or used any Conveyed Asset, has or had Liability for any Assumed Liability or otherwise participates or participated in the operation of Buyer’s specialty chemical distribution business to, and Ashland shall, and shall cause the relevant Asset Selling Corporations and other Affiliates to, without further consideration, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to the Implementing Agreements, and take such other action as may reasonably be necessary to consummate the Contemplated Transactions or to give effect to the transactions contemplated by the Ancillary Agreements.

(b)           If any Conveyed Asset is damaged by fire or other casualty occurring following the date hereof and prior to the Closing, the parties shall nonetheless consummate the transactions in accordance with this Agreement, without any liability or obligation on the part of Ashland or any Asset Seller Corporation by reason of such casualty.  Ashland shall or shall cause the applicable Asset Selling Corporation to, on the Closing Date, (i) assign and remit to Buyer or the applicable Buyer Corporation without representation, warranty or recourse, and Buyer or the applicable Buyer Corporation shall be entitled to receive and keep, the net proceeds of any award or other proceeds under any relevant insurance policy which may have been collected by Ashland or the applicable Asset Selling Corporation, as the case may be, as a result of such casualty less the reasonable expenses incurred by Ashland or the applicable Asset Selling Corporation in obtaining such award or proceeds and in actually repairing or restoring such Conveyed Asset, or (ii) if no award or other proceeds shall have been collected, deliver to Buyer or applicable Buyer Corporation an assignment of Ashland’s or the Asset Seller Corporation’s, as applicable, right to any such award or other proceeds which may be payable to Ashland or the applicable Asset Seller Corporation as a result of such casualty without representation, warranty or recourse.

Section 7.10.    Refunds and Remittances.

(a)           Ashland and Buyer will work together to reconcile the settlement of Assumed Liabilities and Retained Liabilities which relate to periods both before and after the Closing Date.  Such expenses shall be allocated between Ashland and Buyer based on the number of days such party owned the Conveyed Assets during the period in question.  Ashland will promptly reimburse Buyer for expenses paid by Buyer that relate to the period prior to the Effective Time and Buyer will promptly reimburse Ashland for expenses paid by Ashland that relate to the period after the Effective Time.

(b)           To the extent that Ashland, any Asset Selling Corporation or any of their Affiliates on the one hand, and Buyer, any Buyer Corporation or any of their Affiliates, on the other, (i) receives any payment to which the other party is entitled (including with respect to any Allocated Accounts Receivable), each of Buyer and Ashland agrees to promptly remit the proceeds to the designated bank account of Ashland or Buyer, as appropriate, and (ii) makes a payment to a third-party on behalf of the other party (including with respect to any Allocated Accounts Payable), each of Buyer and Ashland agrees to promptly reimburse Ashland or the Buyer, as applicable, by depositing an equal amount in the bank account designated by such reimbursed party.

Section 7.11.    Replacement of Credit Support Obligations

(a)           Buyer recognizes that Ashland and certain of its Affiliates and third parties have provided credit support to the Business or the Conveyed Assets (i) other than with respect to the Retained Remediation Liabilities, pursuant to the Credit Support Obligations set forth on Schedule 7.11(a)-i and that Ashland may supplement the Credit Support Obligations listed on Schedule 7.11(a)-i from time to time prior to Closing to include any additional Credit Support Obligations entered into in the ordinary course of the Business and consistent with past practice and (ii) with respect to the Retained Remediation Liabilities, pursuant to the Credit Support Obligations set forth on Schedule 7.11(a)-ii and that Ashland may supplement the Credit Support Obligations listed on Schedule 7.11(a)-ii from time to time prior to the Closing to include (or provide notice to Buyer after the Closing regarding) any additional Credit Support Obligations entered into in the ordinary course of the Business or in connection with Ashland’s indemnification obligations pursuant to Section 9.1(c) herein and consistent with past practice.

(b)           With respect to the Credit Support Obligations set forth on Schedule 7.11(a)-i, on the Closing Date or, if later, upon assumption of the underlying Contract by Buyer or a Buyer Corporation, Buyer agrees to provide replacement guarantees, letters of credit, surety bonds or other assurances of payment in form and substance reasonably satisfactory to Ashland and the respective banks or other counterparties, and Buyer and Ashland shall cooperate to obtain any necessary release in form and substance reasonably satisfactory to Buyer and Ashland with respect to all such Credit Support Obligations.

(c)           With respect to each Credit Support Obligation set forth on Schedule 7.11(a)-ii or noticed to Buyer after the Closing, Ashland agrees to maintain such guarantees, letters of credit, surety bonds or other assurances of payment in form and substance reasonably satisfactory to the respective banks or other counterparties until such time as Ashland’s obligations to indemnify Buyer for the related Retained Remediation Liabilities under Section 9.1(c) terminate pursuant to the terms and conditions of Sections 9.5(c)(iv), 9.6(c)(i), 9.6(d) or such time as Ashland is no longer required to maintain any such Continuing Credit Support Obligation.  Within one hundred eighty (180) days following the termination of Ashland’s indemnification obligations under Sections 9.6(c)(i) or 9.6(d), Buyer agrees to provide replacement guarantees, letters of credit, surety bonds or other assurances of payment in form and substance reasonably satisfactory to Ashland and the respective banks or other counterparties, and Buyer and Ashland shall cooperate to obtain any necessary release in form and substance reasonably satisfactory to Buyer and Ashland with respect to each such Continuing Credit Support Obligation.

(d)           If Buyer is not successful, for any reason, in obtaining the complete and unconditional release of Ashland and its Affiliates from any Credit Support Obligation (i) set forth on Schedule 7.11(a)-i by the Closing Date or (ii) set forth on Schedule 7.11(a)-ii or noticed to Buyer after the Closing as provided in Section 7.11(c) (each such Credit Support Obligation, until such time as such Credit Support Obligation is released in accordance with Section 7.11(b) or (c), a “Continuing Credit Support Obligation”), then:

(i)           Buyer shall continue to use its reasonable best efforts to obtain promptly the complete and unconditional release of Ashland and its Affiliates from each Continuing Credit Support Obligation until such release is obtained; and

(ii)           Buyer shall indemnify Ashland and its Affiliates for any demand or draw upon, or withdrawal from, any Continuing Credit Support Obligation or any cash or other collateral posted by Ashland or its Affiliates in connection with or in the place of any such Continuing Credit Support Obligation and for the carrying costs of any cash collateral not replaced by Buyer, the fronting fee costs, and any other out-of-pocket third party costs and expenses resulting from each such Continuing Credit Support Obligation.

Section 7.12.    Access, Information and Documents.

(a)           From and after the date hereof and to the Closing, upon reasonable advance notice from Buyer of not less than five (5) Business Days, Ashland shall, and shall cause the Asset Selling Corporations to, to the extent permitted by Law, permit Buyer and its authorized representatives to have reasonable access, during regular business hours, to the assets, Employees, facilities, Contracts, books and records and other documents and data relating exclusively to the Business (other than the Excluded Assets), including such access necessary to consummate the Debt Financing; provided, however, that no such access (or related activities or investigations) shall unreasonably interfere with Ashland’s or the Asset Selling Corporations’ normal operation of their respective businesses, including the Business; provided, further, that all information received by Buyer or its representatives and given by or on behalf of Ashland and the Asset Selling Corporations in connection with this Agreement and the Contemplated Transactions will be held by Buyer and its Affiliates and representatives as confidential information pursuant to the terms of the Confidentiality Agreement.

(b)           The covenants in paragraph (a) will not require Ashland or any Asset Selling Corporation to provide Buyer or its representatives with access to any document or other communication that Ashland believes in good faith may be subject to any contractual confidentiality obligation or that may be covered by any attorney-client work product or similar privilege, or to permit Buyer or its representatives to conduct any Environmental Tests, including soil, water, air or other sampling or testing, at or relating to the Conveyed Real Property.

(c)           From and after the date hereof and to the Closing, without the prior written consent of Ashland, which consent may be withheld by Ashland in its sole discretion for any reason or no reason, neither Buyer nor any of its Affiliates shall contact any suppliers to, or Employees (except pursuant to paragraph (a)) or customers of, the Business in connection with or pertaining to any subject matter of this Agreement.

(d)           From and after the date hereof and to the Closing, Ashland shall, and shall cause the Asset Selling Corporations to, provide the Buyer copies of any amendments or modifications to any Real Property Lease.

Section 7.13.    Conduct of Business.

From and after the date hereof and to the Closing, except (a) as otherwise contemplated or permitted by this Agreement (including on Schedule 7.13), (b) in connection with necessary repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters, (c) as required by Law, Order or any Governmental Authorization or existing Contract, or (d) as Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Ashland will:

(i)           conduct the Business in the ordinary and usual course of day-to-day operations, substantially consistent in nature, scope and magnitude with the past practices, and to the extent so consistent, Ashland shall use its commercially reasonable efforts to preserve the Business organization intact and maintain its existing relations and goodwill with customers, suppliers, creditors, Employees, lessors and agents;

(ii)           not incur, create or assume any Encumbrance with respect to any Conveyed Asset other than Permitted Encumbrances;

(iii)           not acquire or dispose of any material Conveyed Asset outside of the ordinary and usual course, except consistent with past practice;

(iv)           not amend the terms of any lease agreements relating to any of the Leased Real Property set forth in Schedule 5.8(b)(i) in a manner materially adverse to the Business; and

(v)           not enter into any collective bargaining agreement or any other material contract with any labor union or other material employee consultation or similar material agreement relating to the Employees;

(vi)           except (A) in the ordinary course of business consistent with prior practice, (B) as would relate to a substantial number of similarly situated employees of Ashland and the Asset Selling Corporations, other than the Employees, (C) for the entry into new agreements or arrangements or increases in benefits or payments, in each case for newly hired or promoted employees that have a value that is consistent with the prior practice of making compensation and benefits available to newly hired or promoted employees in similar positions, (D) as required pursuant to the terms of any Seller Benefit Plan or other written agreement in effect on the date of this Agreement, (E) for any actions for which Ashland and the Asset Selling Corporations shall be solely obligated or (F) as set forth in Schedule 7.13, not enter into any new material compensatory plan, agreement or arrangement for the benefit of any Employee or in which any Employee participates (including any Seller Benefit Plan) or materially increase the compensation or benefits of any Employee; and

(vii)           not agree to take any of the foregoing actions.

Section 7.14.    No Use of Ashland Retained Names.

(a)           On and after the Closing Date, except as expressly provided in this Section 7.14, neither Buyer, any Buyer Corporation nor any of their respective Affiliates shall use the “Ashland,” “Ash,” “ADC”, “Ashdist” “GP” or “GPezorder” names, marks, domain names and logos (the “Retained Names”) or any name(s) similar thereto (or any derivations therefrom in any language) alone or together with other words, or logos, slogans, symbols or designs in any form, variation or manner in connection with any business that Buyer, Buyer Corporations or their respective Affiliates may thereafter conduct.  On and after the Closing Date, neither Ashland, any Asset Selling Corporation nor any of their respective Affiliates shall use the “Ashland Distribution” name in connection with any business that Ashland, the Asset Selling Corporations or their respective Affiliates may thereafter conduct.

Within one hundred eighty (180) days after the Closing, Buyer shall, and shall cause its Affiliates to revise print advertising, product labeling and all other information or other materials, including any internet or other electronic communication vehicles, change signage and stationery, and otherwise discontinue use of the Retained Names; provided, however, that during such one hundred eighty (180) day period, Buyer may continue to distribute product literature that uses any Retained Names and distribute products with labeling or packaging that uses any Retained Names.  In no event shall Buyer or any of its Affiliates use any Retained Names after the Closing in any manner or for any purpose different from the use of such Retained Names by Ashland prior to the Closing.  With respect to the Inventory, Buyer may continue to sell such Inventory, notwithstanding that it or its labeling or packaging bears one or more of the Retained Names, for a reasonable time after the Closing (not to exceed one hundred eighty (180) days).

Section 7.15.        No Shop.

Until the earlier of the Closing and the valid termination of this Agreement pursuant to Section 8.1, Ashland shall not, and shall not permit any of the Ashland Selling Corporations to, and shall instruct and use reasonable best efforts to cause its and the Ashland Selling Corporations' respective Affiliates, directors, officers, managers, members, partners, employees, investment bankers, financial advisors, representatives or agents not to, directly or indirectly, (a) discuss or negotiate with any Person (except to notify such Person of the existence of this Section 7.15) or knowingly encourage, initiate, authorize, recommend, propose or enter into, any transaction involving a purchase, consolidation, business combination, merger or other acquisition of all or substantially all of the Business other than the transactions contemplated by this Agreement (an “Acquisition Transaction”),
(b) knowingly facilitate or knowingly encourage, or solicit or initiate discussions, negotiations or submissions of, proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Business in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or knowingly facilitate or knowingly encourage, any effort or attempt by any other Person to engage in an Acquisition Transaction.

Section 7.16.        Buyer Corporations

        Buyer shall use its reasonable best efforts to promptly form a legal entity to act as a Buyer Corporation in each of the jurisdictions identified in Schedule 7.16 (the “Foreign Jurisdictions”) and to seek any material authorizations and registrations in connection therewith.

ARTICLE 8.
TERMINATION

Section 8.1.     Termination Events.

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing:

(a)           by mutual written consent of Ashland and Buyer;

(b)           by Ashland if (i) Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 4.1 or 4.3 and (y) (A) cannot be cured by the End Date or (B) if capable of being cured by the End Date, shall not have been cured within thirty (30) days following receipt of written notice from Ashland of such breach or failure to perform or any shorter period of time that remains between the date of such written notice and the End Date or (ii) if all of the conditions set forth in Sections 4.1 and 4.2 have been satisfied or waived (other than the condition set forth in Section 4.1(d) and other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and Buyer fails to consummate the transactions contemplated by this Agreement within five Business Days following the date the Closing should have occurred pursuant to Section 3.1 and the Company stood ready and willing to consummate during such period (it being understood that, during such period of five Business Days following the date the Closing should have occurred pursuant to Section 3.1, Buyer shall not be entitled to terminate this Agreement pursuant to Section 8.1(e)(ii));

(c)           by Buyer if (i) Ashland shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 4.1 or 4.2 and (y) (A) cannot be cured by the End Date or (B) if capable of being cured by the End Date, shall not have been cured within thirty (30) days following receipt of written notice from Buyer of such breach or failure to perform or any shorter period of time that remains between the date of such written notice and the End Date.

(d)           by Buyer on the circumstances contemplated by Section 7.3(b); or

(e)           by either Ashland or Buyer if (i) any of the conditions set forth in Section 4.1 shall have become incapable of fulfillment due to (x) the final and nonappealable entry of any Order preventing or enjoining the Contemplated Transactions or(y) the final and nonappealable entry of any Legal Restraint preventing the Contemplated Transactions or (ii) the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before
April 30, 2011 or such later date as the parties may agree upon (such date, the “End Date”).

Section 8.2.     Effect of Termination.

(a)           If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the Sponsor Guarantee will survive in accordance with its terms and the obligations in Sections 7.6(d) with respect to confidentiality and expense reimbursement, 7.12(a) with respect to confidentiality, 8.2, 11.7, 11.8, 11.9,11.10 and 11.17 will survive; provided, however, that if this Agreement is terminated by Buyer pursuant to Section 8.1(c), then Buyer’s right to pursue all legal and equitable remedies will survive such termination unimpaired and nothing in this Section 8.2 shall be deemed to release Ashland from any liability for any breach of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of Buyer to compel specific performance by Ashland of its obligations under this Agreement; provided, further, that if this Agreement is terminated by Ashland pursuant to Section 8.1(b), then, except for Ashland’s right to seek specific performance in accordance with Section 11.17 and Ashland’s right to enforce the Sponsor Guarantee, Ashland’s sole and exclusive remedy against Buyer or the Sponsor Fund or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing or any Financing Sources for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement prior to the Closing or the failure of the Contemplated Transactions to be consummated shall be its rights under Section 8.2(b) and 8.2(c).

(b)           In the event that this Agreement is terminated pursuant to Section 8.1(b), then Buyer shall promptly, but in no event later than five Business Days after the date of such termination, pay or cause to be paid to Ashland of immediately available funds by wire transfer in accordance with written instructions given by Ashland to Buyer (it being understood that in no event shall Buyer be required to pay the Buyer Fee on more than one occasion) an amount equal to $120 million (the “Buyer Fee”).

(c)           The parties acknowledge that the agreements contained in Section 8.2 are an integral part of the Contemplated Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Buyer fails to promptly pay the amount due pursuant to Section 8.2(b), and, in order to obtain such payment, Ashland commences a suit that results in a judgment against Buyer for the amount set forth in Section 8.2(b) or any portion thereof, Buyer shall pay to Ashland its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the Interest Rate in effect on the date such payment was required to be made through the date of payment.

(d)           Notwithstanding anything to the contrary in this Agreement, Ashland’s receipt and acceptance of the Buyer Fee, if any, pursuant to Section 8.2(b) (plus, in the case the Buyer Fee, if any, is not timely paid, the amounts described in Section 8.2(c)) and Ashland’s receipt and acceptance of the reimbursement and indemnification obligations of Buyer pursuant to Section 7.6 shall, subject to Ashland’s right to seek specific performance in accordance with Section 11.17 and Ashland’s rights under the Sponsor Guarantee, be the sole and exclusive remedy of Ashland against Buyer and any of its former, current or future stockholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates, agents or assignees or any Financing Sources for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Contemplated Transactions to be consummated, and upon payment in full of such amounts, none of Buyer or any of its former, current or future stockholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates, agents or assignees shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(e)           For the avoidance of doubt, under no circumstances will Ashland or any of its Affiliates be entitled to monetary damages (which, for the avoidance of doubt, shall not include amounts owed to Ashland pursuant to the reimbursement and indemnification obligations of Buyer under Section 7.6) from any of Buyer (except to the extent provided in Sections 8.2(b) and 8.2(c)), the Sponsor Fund or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing or any Financing Source as a result of any breach of any representation, warranty, covenant or agreement of Buyer arising prior to the Closing Date.

ARTICLE 9.
INDEMNIFICATION

Section 9.1.     Indemnification by Ashland.

Subject to the limitations set forth in this Agreement, from and after the Closing Date Ashland shall indemnify and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, agents, advisors or representatives (the “Buyer Indemnitees”), from and against any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs, expenses (including reasonable legal fees and expenses), fines or damages (each, a “Loss”, collectively the “Losses”) incurred or suffered to the extent such arise or result from:

(a)           any breach of any covenant or agreement of Ashland or any of its Affiliates to be performed on or prior to the Closing Date, in each case contained in this Agreement or in any Implementing Agreement or Transition Agreement delivered by Ashland or any of its Affiliates pursuant to this Agreement (including in the certificate delivered pursuant to Section 4.2(b)), or any breach or inaccuracy of any warranty or representation of Ashland contained in this Agreement; provided that the phrases “have a Material Adverse Effect” and “had a Material Adverse Effect” as used in the representations and warranties in Article 5 shall be deemed to be replaced by the phrases “be material to the Business in the aggregate” and “been material to the Business in the aggregate”, respectively;

(b)           any breach of any covenant or agreement of Ashland or any of its Affiliates to be performed after the Closing Date, in each case contained in this Agreement or in any Implementing Agreement or Transition Agreement delivered by Ashland or any of its Affiliates pursuant to this Agreement; or

(c)           any Retained Liability (including Retained Tax Liabilities).

In no event shall Ashland be obligated to indemnify any Buyer Indemnitee with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.8.

Section 9.2.     Indemnification by Buyer.

Subject to the limitations set forth in this Agreement, from and after the Closing Date Buyer shall indemnify and hold harmless Ashland and its Affiliates and each of their respective officers, directors, employees, agents, advisors or representatives (the “Ashland Indemnitees”), from and against any and all Losses incurred or suffered to the extent such arise or result from:

(a)           any breach of any covenant or agreement of Buyer or any of its Affiliates to be performed on or prior to the Closing Date, in each case contained in this Agreement or in any Implementing Agreement or Transition Agreement delivered by Buyer or any of its Affiliates pursuant to this Agreement, or any breach or inaccuracy of any warranty or representation of Buyer contained in this Agreement (including in the certificate delivered pursuant to Section 4.3(b));

(b)           any breach of any covenant or agreement of Buyer or any of its Affiliates to be performed after the Closing Date, in each case contained in this Agreement or in any Implementing Agreement or Transition Agreement delivered by Buyer or any of its Affiliates pursuant to this Agreement;

(c)           any Assumed Liability (including Assumed Tax Liabilities); or

(d)           any Retained Litigation Liability or Retained Remediation Liability for which Ashland’s obligation to indemnify Buyer has terminated in accordance with Section 2.5(k), (l), and (m) (as applicable) or the terms and conditions of Sections 9.5 or 9.6.

Section 9.3.     Notice of Claims.

(a)           If any of the Persons to be indemnified under this Article 9 (the “Indemnified Party”) has suffered or incurred any Loss (other than one resulting from a Third Party Claim), the Indemnified Party shall so notify in writing the party from whom indemnification is sought (the “Indemnifying Party”) promptly after obtaining knowledge of such claim, describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable specificity and containing a reference to the provisions of this Agreement, any Implementing Agreement or any Transition Agreement in respect of which such Loss shall have occurred.  A failure to give notice in a timely manner pursuant to this Section 9.3(a) shall not limit the obligation of the Indemnifying Party under this Article 9: (i) except to the extent such Indemnifying Party is prejudiced thereby and (ii) except to the extent expenses are incurred during the period in which notice was not provided.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim of indemnity (including reasonable access to and copies of records and information that are reasonably relevant to such matters and the making available of employees on a mutually convenient basis for providing additional information and explanation of any material relating to such matters).  If the Indemnifying Party does not notify the Indemnified Party within sixty (60) calendar days following its receipt of a notice delivered pursuant to this Section 9.3 that the Indemnifying Party disputes its liability to the Indemnified Party under this Article 9, such claim specified by the Indemnified Party in such notice shall be conclusively determined to be a liability of the Indemnifying Party.

(b)           If any Proceeding is instituted by or against a third party with respect to which the Indemnified Party intends to claim any Liability or expense as a Loss under this Article 9, the Indemnified Party shall promptly following receipt by such Indemnified Party of notice of the Third Party Claim notify the Indemnifying Party in writing and in reasonable detail of such Proceeding.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  A failure to give notice and to tender the defense of the Proceeding in a timely manner pursuant to this Section 9.3(b) shall not limit the obligation of the Indemnifying Party under this Article 9: (i) except to the extent such Indemnifying Party is prejudiced thereby, and for this purpose, any failure to give notice and to tender the defense that results in the Indemnifying Party not controlling or participating in such Proceeding shall be deemed to prejudice the Indemnifying Party, (ii) except to the extent expenses are incurred during the period in which notice was not provided, and (iii) except as provided by Section 9.4 below.

Section 9.4.     Third Party Claims.

(a)           The Indemnifying Party under this Article 9 shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, the defense or prosecution, as applicable, of any third party claim, action or suit for which indemnity may be sought under Section 9.1 or 9.2 (a “Third Party Claim”), and the Indemnifying Party may compromise or settle the same; provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement; provided, further, that the Indemnifying Party will not, in defense of such Third Party Claim, except with the consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement (i) which provides for any relief other than the payment of monetary damages and/or (ii) which does not include as an unconditional term thereof the giving by the third party claimant to the Indemnified Party of a release from all liability in respect thereof.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense or prosecution of any Third Party Claim if at the time of assumption (x) the Indemnifying Party fails to demonstrate its ability to conduct the defense or prosecution actively and diligently, (y) a majority of the damages associated with such Third Party Claim are not reasonably expected to be indemnifiable hereunder or (z) the relief sought in connection with such Third Party Claim consists primarily of injunctive or other equitable relief.  If it assumes the defense or prosecution of any Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control or file any papers in respect of, the defense or prosecution of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel and any counsel retained or used by the Indemnified Party from the time the Indemnifying Party assumed the defense or prosecution of the Third Party Claim shall be borne by the Indemnified Party.  The Indemnifying Party shall be liable for the fees, costs and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense or prosecution of a Third Party Claim (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided in Section 9.3).  Whether or not the Indemnifying Party shall have assumed the defense or prosecution of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim, without the Indemnifying Party’s prior written consent.  The election of the Indemnifying Party to assume the defense or prosecution of a Third Party Claim will not be deemed an admission by the Indemnifying Party that the claims made in the Third Party Claim are within the scope of or subject to indemnification under this Agreement.  If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party shall have the right to participate in, but not conduct or control, the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b)           The parties shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and, upon the Indemnifying Party’s request, the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 9.5.          Expiration.

(a)           Subject to the limitations set forth in this Agreement, all covenants, agreements (including those relating to indemnification in Sections 9.1 and 9.2), warranties and representations made herein shall survive the Closing.

(b)           Unless otherwise specified in this Agreement, including as set forth in Sections 9.5(c), 9.6, 9.7 and 9.8 and in Article 10, neither Ashland nor Buyer will have any liability (for indemnification or otherwise) for breach of any representation, warranty, covenant or for any obligation contained in this Agreement or any Implementing Agreement or Transition Agreement unless on or before the eighteen (18) month anniversary of the Closing Date, a written notice in accordance with Section 9.3 has been received by the appropriate Indemnifying Party; and

(c)           Notwithstanding subparagraph (b) above: (i) the representations and warranties contained in Sections 5.1(a) (Organization), 5.2 (Authority; Binding Effect), 5.21 (Brokers), 6.1 (Organization), 6.2 (Authority; Binding Effect) and 6.7 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing until the expiration of the applicable statute of limitations and the representation and warranty contained in Section 5.14(e) shall survive the Closing until the fifth anniversary of the Closing Date, (ii) the Tax representations and warranties set forth in Section 5.17 shall not survive the Closing for any purpose, (iii) the obligations of Ashland to indemnify the Buyer Indemnitees for any
Retained Tax Liabilities and of Buyer to indemnify Ashland Indemnitees for Assumed Tax Liabilities and under Section 3.1(b)(v) shall survive the Closing indefinitely, (iv) the covenants and agreements of the parties hereto (including those relating to indemnification in Sections 9.1 and 9.2) to be performed after the Closing Date survive for such length of time in accordance with their respective terms and (v) the obligations of Ashland to indemnify the Buyer Indemnitees for any Retained Remediation Liabilities shall survive the Closing until, with respect to any Losses related to any individual matter or location subject to indemnification under Section 9.1(c), Ashland addresses the Release giving rise to such Losses as necessary to comply with Environmental Law or any applicable Contract with any Governmental Authority, including meeting applicable clean-up standards or obtaining a No Further Action Letter, Letter of Completion or other written communication of similar import from any Governmental Authority with primary jurisdiction over the relevant matter, after which such Losses shall no longer be subject to indemnification by Ashland, notwithstanding that any survival period applicable generally to the Retained Specified Remediation Liabilities or the Other Retained Remediation Liabilities may not have expired, and Buyer shall pay, perform and discharge all Liabilities, obligations and commitments relating to such Losses.  Any claims in connection with intentional misconduct or intentional misrepresentation shall survive indefinitely.

Section 9.6.     Limitations on Amount.

(a)           Ashland shall not have any liability under Section 9.1(a) for any individual Loss (or series of connected Losses) hereunder unless such individual Loss (or series of connected Losses) exceeds U.S.$175,000 and unless the aggregate of all such Losses for which Ashland would, but for this provision, be liable exceeds on a cumulative basis, U.S.$18,600,000 (the “Basket”) and, if such amount is exceeded, Ashland shall be required to pay only the amount of such Losses which exceeds the amount of the Basket; provided, however, that Ashland shall not have any liability for any such Losses pursuant to Section 9.1(a) in excess of, on a cumulative basis, U.S. $93,000,000 (the “Ceiling”).

(b)           Notwithstanding anything to the contrary set forth in Section 9.6(a), neither the Basket nor the Ceiling shall apply to any Liability for any Losses: (i) with respect to breaches of the Fundamental Representations or (ii) relating to Taxes.

(c)           Ashland shall not have any liability under Section 9.1(c) (i) for any Retained Remediation Liabilities (other than such liabilities relating to Off-Site Locations, which shall not be subject to the limitations of this Section 9.6(c)(i)) in excess of, on a cumulative basis, U.S. $75,000,000, or (ii) for any Other Retained Remediation Liabilities for any individual Loss (or series of connected Losses) hereunder unless such individual Loss (or series of connected Losses) exceeds U.S. $175,000 and, unless the aggregate of all such Losses for which Ashland would, but for this provision, be liable exceeds on a cumulative basis, U.S. $5,000,000 and if such amount is exceeded, Ashland shall be required to pay only the amount of such Losses which exceeds U.S. $5,000,000.

(d)           Notwithstanding anything to the contrary set forth herein, in no event shall Ashland’s aggregate liability under (i) Section 9.1(a),  excluding any Liability for any Losses (A) with respect to breaches of the Fundamental Representations or (B) relating to Taxes, (ii) Section 9.1(c) for any Retained Litigation Liabilities and (iii) Section 9.1(c) for any Retained Remediation Liabilities exceed, on a cumulative basis, U.S. $139,500,000 (the “Aggregate Cap”).  The parties hereby acknowledge that the Aggregate Cap shall be a single amount applicable to all claims subject to this Section 9.6(d) and that any indemnification payments made pursuant to clauses (i), (ii) or (iii) of this Section 9.6(d) shall reduce the remaining amounts for all such matters under the Aggregate Cap.

(e)           Notwithstanding anything to the contrary set forth herein, in no event shall Ashland’s aggregate liability under Section 9.1, excluding any Liability for any Losses relating to Taxes or the Retained Indebtedness, exceed the Purchase Price (as it may be adjusted pursuant to Section 2.8) (the “Purchase Price Cap”).  The parties hereby acknowledge that the Purchase Price Cap shall be a single amount applicable to all claims subject to this Section 9.6(e) and that any indemnification payments made pursuant to Section 9.1 (excluding any Liability for any Losses relating to Taxes) shall reduce the remaining amounts for all such matters under the Purchase Price Cap.

Section 9.7. Other Limitations.

(a)           Buyer and Ashland shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using reasonable best efforts to resolve any such claim or liability.  Further, each party shall use its reasonable best efforts to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise to, a Loss, including incurring costs but only to the minimum extent necessary to remedy the breach which gives rise to the Loss.  In the event that Buyer or Ashland shall fail to use such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if Buyer or Ashland, as the case may be, had made such efforts.

(b)           The Indemnified Party shall use its reasonable best efforts to obtain all insurance proceeds or other payments from third parties.  The amount of Loss for which the Indemnified Party may be entitled to seek indemnification under this Agreement will be reduced by the amount of any insurance proceeds or other payment from a third party actually received, realized or retained by the Indemnified Party or any of its Affiliates with respect to such Loss (less the amount of any expenses incurred by it in procuring such recovery).  If such Person, after having received any indemnification payment pursuant to this Agreement with respect to a Loss, subsequently receives or realizes any insurance proceeds or other payment, the Indemnified Party will promptly refund and pay to the Indemnifying Party an amount equal to such insurance proceeds or payment (after deducting therefrom the amount of any expenses incurred by it in procuring such recovery, to the extent such Indemnified Party did not already receive payment for such expenses from the Indemnifying Party), but not in excess of any amount previously paid by the Indemnifying Party to the Indemnified Party in respect of such matter.

(c)           The amount of any Loss for which indemnification is provided under this Article 9 shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

(d)           If an Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any claim by a third party, then the appropriate Indemnifying Party will be subrogated to all rights and remedies of the Indemnified Party against such third party, and such Indemnified Party will reasonably cooperate with and assist the Indemnifying Party in asserting all such rights and remedies against such third party.

(e)           Notwithstanding any provision herein, Ashland and its Affiliates shall not in any event be liable to any Buyer Indemnitee and Buyer and its Affiliates shall not in any event be liable to any Ashland Indemnitee on account of any indemnity obligation set forth in Section 9.1 or Section 9.2 for any indirect, consequential, special, incidental or punitive damages arising out of, or relating to, this Agreement, any Implementing Agreement or any Transition Agreement, the Contemplated Transactions, the performance or breach of this Agreement or any liability or obligation retained or assumed under this Agreement, other than any such damages for which the Indemnified Party is found liable through the final resolution of a Third Party Claim.

(f)           Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under this Agreement, and this Agreement shall be construed accordingly.

Section 9.8. Acknowledgements; Exclusive Remedy.

(a)           Except as otherwise specifically provided in this Agreement, any Implementing Agreement or in any Transition Agreement, Buyer acknowledges and agrees that, other than with respect to (i) claims of, or causes of action arising from, fraud and (ii) claims for equitable relief related to the breach of any covenant or agreement of Ashland contained in this Agreement requiring performance after the Closing, Buyer’s sole and exclusive remedy after the Closing with respect to any and all claims against Ashland and its Affiliates relating to this Agreement, the Contemplated Transactions, any document or certificate delivered in connection herewith, the Business, the Conveyed Assets, the Assumed Liabilities, the Retained Liabilities or any applicable Law (including, inter alia, any rights of contribution or recovery under CERCLA or other Environmental Law) or otherwise shall be pursuant to the indemnification provisions set forth in this Agreement.  In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud and claims for equitable relief related to the breach of any covenant or agreement of Ashland contained in this Agreement requiring performance after the Closing) it or any of its Affiliates may have against Ashland or any of its Affiliates or any of their respective officers, directors, employees, agents or advisors arising under or based upon this Agreement, the Contemplated Transactions, any document or certificate delivered in connection herewith, the Business, the Conveyed Assets, the Assumed Liabilities, the Retained Liabilities or any applicable Law (including, inter alia, any rights of contribution or recovery under CERCLA or other Environmental Law) or otherwise, except pursuant to the indemnification provisions set forth in this Agreement.

(b)           EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT, ANY IMPLEMENTING AGREEMENT OR ANY TRANSITION AGREEMENT,
(A) ASHLAND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONVEYED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, ANY OF THE CONTEMPLATED TRANSACTIONS (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING THE CONVEYED ASSETS, ASSUMED LIABILITIES OR THE BUSINESS AND (B) ALL OF THE ASSETS TO BE TRANSFERRED OR THE LIABILITIES TO BE ASSUMED OR TRANSFERRED IN ACCORDANCE WITH THIS AGREEMENT SHALL BE TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

(c)           Except as otherwise specifically provided in this Agreement, any Implementing Agreement or in any Transition Agreement, Ashland acknowledges and agrees that, other than with respect to (i) claims of, or causes of action arising from, fraud and (ii) claims for equitable relief related to the breach of any covenant or agreement of Buyer contained in this Agreement requiring performance after the Closing, Ashland’s sole and exclusive remedy after the Closing with respect to any and all claims against Buyer and its Affiliates relating to this Agreement, the Contemplated Transactions, any document or certificate delivered in connection herewith, the Business, the Conveyed Assets, the Assumed Liabilities or any applicable Law (including, inter alia, any rights of contribution or recovery under CERCLA or other Environmental Law) or otherwise shall be pursuant to the indemnification provisions set forth in this Agreement.  In furtherance of the foregoing, Ashland hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud and claims for equitable relief related to the breach of any covenant or agreement of Buyer contained in this Agreement requiring performance after the Closing) it or any of its Affiliates may have against Buyer or any of its Affiliates or any of their respective officers, directors, employees, agents or advisors arising under or based upon this Agreement, the Contemplated Transactions, any document or certificate delivered in connection herewith, the Business, the Conveyed Assets, the Assumed Liabilities or any applicable Law (including, inter alia, any rights of contribution or recovery under CERCLA or other Environmental Law) or otherwise, except pursuant to the indemnification provisions set forth in this Agreement.

(d)           EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT, ANY TRANSITION AGREEMENT OR ANY IMPLEMENTING AGREEMENT, BUYER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE CONTEMPLATED TRANSACTIONS.

ARTICLE 10.
CONDUCT OF ACTIONS RELATING TO ENVIRONMENTAL LOSSES AND OBLIGATIONS RELATING THERETO

Section 10.1.    Standard of Performance.

Ashland shall diligently satisfy any and all Losses for which it is liable under Section 9.1(a) (as the result of a breach of any representation or warranty set forth in Sections 5.4, 5.8(a) (as it relates to Encumbrances), 5.14, 5.15 or 5.16 herein) or otherwise under Section 9.1 and arising under any Environmental Law or related to environmental matters (“Environmental Loss”) at its sole cost and expense and in accordance with Environmental Laws; provided however, nothing contained herein shall be deemed to prevent Ashland from satisfying its obligations at the lowest overall obtainable cost consistent with the scope of the project or activity at issue, taking into consideration and giving appropriate regard to the requirements of the relevant Governmental Authorities, customary industry practices, and the health and safety of employees and the public.

Section 10.2.        Limitations.

In addition to the limitations contained in Article 9 of this Agreement, Ashland shall have no liability under Section 9.1 and no obligation to indemnify any Buyer Indemnitee for any Environmental Loss if the cost, obligation, event, circumstance or condition that gave rise to such Environmental Loss: (i) is the result of a site closure, cessation of operations or change in use of any Conveyed Real Property after the Closing to a use substantially dissimilar to the use of such Conveyed Real Property as of the Closing Date, provided that no such site closure, cessation of operations or change in use after the Closing shall be deemed to relieve Ashland of any obligation to comply with Environmental Law or any applicable Contract with any Governmental Authority relating to any assessment, response, removal, remediation, corrective action or any related monitoring activity at any Conveyed Real Property which is being conducted by or on behalf of Ashland at the time of such site closure, cessation of operations or change in use in connection with Ashland's obligations under Section 9.1(c) herein for the Retained Specified Remediation Liabilities and the Other Retained Remediation Liabilities (except that nothing in the foregoing clause shall be deemed to limit or condition the applicability or terms of the provisions in (ii)-(v) of this Section 10.2); (ii) arises out of or results from the repeal of, amendment to, or other change in any Environmental Law or Governmental Authorization issued thereunder in effect as of the Closing Date or the enactment or new interpretation of any Environmental Law after the Closing Date; (iii) was discovered as a result of a Phase II or other intrusive sampling, testing or investigation (“Environmental Tests”) conducted after the Closing Date, except for Environmental Tests undertaken: (a) by or on behalf of Ashland in connection with its obligations under Section 9.1(c) herein for the Retained Remediation Liabilities; (b) to respond to, investigate, or otherwise remediate environmental conditions that would reasonably be expected to create an imminent and substantial endangerment to the environment or the health, safety and welfare of the Employees or the public, (c) in specific response to an inquiry, request, claim or demand by a Governmental Authority; provided that, Buyer shall have consulted with Ashland prior to undertaking any such Environmental Tests or (d) in connection with a condition first discovered as a result of construction or essential maintenance activities conducted in the ordinary course of business and commencing after the Closing Date at, on or beneath the Conveyed Real Property; (iv) with respect to any Conveyed Real Property, to the extent the cost of such Environmental Loss is increased, or the scope or extent of such Environmental Loss is exacerbated, due to an act or omission by a Person other than Ashland, its affiliates, agents, contractors or subcontractors, unless such act or omission was at the direction of or under the supervision of any Governmental Authority; or
(v) relates to the removal or abatement of asbestos or asbestos-containing materials located on or in structural components of the Conveyed Real Property.

Section 10.3.    Control, Access, Monitoring and Sampling.

(a)           Ashland shall direct and control all discussions, negotiations and Proceedings with or before Governmental Authorities or third parties with respect to any Environmental Loss including the right, after notice to and consultation with Buyer, to settle or otherwise resolve any Environmental Notice, Proceeding or Liability giving rise to or forming part of such Environmental Loss (except to the extent Ashland has refused to indemnify Buyer under Section 9.1 herein for any such Environmental Loss, in which case Buyer shall have the right to direct, control, settle or resolve such Environmental Loss); provided that Ashland may not enter into any such settlement or resolution that would reasonably be expected to adversely affect Buyer’s operation of the Conveyed Real Property or the Business without the prior written consent of Buyer, which consent will not unreasonably be withheld.  Buyer may, at its cost and expense, participate in all discussions, negotiations or Proceedings with or before Governmental Authorities or third parties with respect to any such Environmental Loss.

(b)           Buyer hereby grants to Ashland and its consultants an irrevocable and fully paid-up license to enter upon the Conveyed Real Property in order to meet its obligations with respect to any Environmental Loss; provided that, Ashland shall conduct any assessment, remediation or response actions in a manner that does not unreasonably interfere with ongoing operations at the Conveyed Real Property or the conduct of the Business, except to the extent Ashland is mandated to do so by a Governmental Authority. The license granted herein will terminate at such time as all of Ashland’s obligations under Section 9.1 terminate.

(c)           Buyer agrees that Ashland may, for the purposes of complying with its obligations with respect to any Environmental Loss, take soil samples or install additional groundwater monitoring wells and sample such wells and soils as needed in specific areas of concern; provided that Ashland shall conduct any such assessment, remediation or response actions in a manner that does not unreasonably interfere with ongoing operations at the Conveyed Real Property or the conduct by Buyer of the Business, except to the extent Ashland is directed to do otherwise by a Governmental Authority.  Buyer will use its commercially reasonable efforts to avoid interfering with or damaging Ashland’s monitoring wells, subsurface piping, and/or remediation equipment of any kind located on or adjacent to the Conveyed Real Property, and will reimburse Ashland for any such damages or interference, notwithstanding any language in Section 10.2(iv).

Section 10.4.        Documents.

Each party shall provide to the other party, no later than five (5) Business Days after receipt, or sooner if circumstances warrant, copies of all writings and reasonable descriptions of all other material communications from any Governmental Authority or other Person to it or from it to any Governmental Authority or other Person that relate in any way to the Environmental Losses.

Section 10.5.       Cooperation.

(a)           Buyer shall cooperate with Ashland in (i) handling any Environmental Notice, Proceeding or Liability; (ii) performing and completing any assessment, response, removal, remediation, corrective action or monitoring activity, including executing, as soon as practicable, all permits, applications, filings, assignments and other instruments required by applicable Governmental Authorities and providing copies of all materials reasonably requested by Ashland; (iii) upon request, and as soon as practicable thereafter, delivering to Ashland copies of all files, records, documents, instruments and certificates in the possession and control of Buyer and not previously provided to Ashland, relating to the Conveyed Assets, the actual or alleged presence of Hazardous Materials at any Conveyed Real Property or any other location and any other documents, information or conditions which are reasonably requested by Ashland in connection therewith; (iv) the performance of any further ministerial actions (include Buyer’s consent to and effectuation of such use restrictions or controls (via methods including a deed restriction or other institutional controls requiring continued industrial use of the Conveyed Real Property)) reasonably necessary to Ashland’s compliance with any obligation set forth in this Agreement or otherwise arising under Environmental Law; and (v) providing reasonable assistance to Ashland in its pursuit of recovery of insurance proceeds in relation to any Retained Remediation Liabilities or any Retained Litigation Liabilities, including providing files, records and other documentation as set forth in (iii) of this Section 10.5(a) and providing Ashland’s insurers with reasonable access upon reasonable notice to such Conveyed Assets, as appropriate and necessary under the terms and conditions of the relevant insurance policies or agreements ancillary to such policies.

(b)           Nothing in the foregoing will require Buyer to unreasonably curtail or restrict its operation of the Business and none of the aforesaid obligations shall require Buyer to incur any out-of-pocket cost.

ARTICLE 11.
MISCELLANEOUS

Section 11.1.        Notices.

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by certified mail, return receipt requested, or by an internationally recognized courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by written confirmation thereof to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

if to Ashland or any Asset Selling Corporation:

Ashland Inc.
50 East RiverCenter Boulevard,
Covington, Kentucky 41012
U.S.A.
Telephone:       859-815-3333
Facsimile:          859-815-3823
Attn:                  General Counsel

with a copy to:

Ashland Inc.
50 East RiverCenter Boulevard
Covington, Kentucky 41012
U.S.A.
Telephone:       859-815-3333
Facsimile:          859-815-3823
Attn:                  Assistant General Counsel

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York  10019
Facsimile: (212) 474-3700
Attention:  Susan Webster

if to Buyer or any of Buyer’s Affiliates:

c/o TPG Capital, L.P.
345 California Street, Suite 3300
San Francisco, California  94104
Telephone:        415-743-1500
Facsimile:           415-743-1501
Attn:                   Ronald Cami

with a copy to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Telephone:         713-758-3838
Facsimile:            713-615-5085
Attn:                    Keith Fullenweider

Section 11.2.    Amendment; Waiver.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Ashland or, in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3.   Assignment.

No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock or by operation of Law in connection with a merger or sale of substantially all assets, without the prior written consent of the other party hereto, except that without such consent, Buyer may (i) assign its rights to purchase the Conveyed Assets to one or more of its Affiliates (including the Buyer Corporations) and (ii) assign its rights hereunder to secure indebtedness of Buyer and its subsidiaries, and Ashland may assign its rights to sell the Conveyed Assets hereunder to one or more of their respective Affiliates; provided that no such assignment by Buyer or Ashland, as the case may be, shall relieve such assignor of any of its obligations hereunder.

Section 11.4.    Entire Agreement.

This Agreement (including Schedules and Exhibits), the Ancillary Agreements and the Sponsor Guarantee comprise the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which will remain in full force and effect for the term provided for therein and any other written agreement of the parties that expressly provides that it is not superseded by this Agreement.

Section 11.5. Fulfillment of Obligations.

Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 11.6. Parties in Interest.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Ashland or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.  Notwithstanding the foregoing, the Financing Sources shall be third party beneficiaries of the provisions of Sections 11.11, 11.16, 8.2(a), 8.2(d) and 8.2(e). Notwithstanding anything to the contrary contained herein, Section 8.2(a), Section 8.2(d), Section 8.2(e), Section 11.11, Section 11.16 and this Section 11.6 (and any provisions of this Agreement to the extent a modification, waiver or termination of such provisions would modify the substance of Sections 8.2(a), 8.2(d), 8.2(e), 11.11, 11.16 and this Section 11.6) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 11.7.    Public Disclosure.

No communication, release or announcement to the public or to employees or others not directly involved in the negotiation or approval of this Agreement, any Ancillary Agreement or the Contemplated Transactions shall be issued or made by any party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such communication, release or announcement may be required by Law or the rules or regulations of any U.S. or foreign securities exchange or similar organization, in which case the party required to make the communication, release or announcement shall allow the other party reasonable time to comment thereon in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Contemplated Transactions after reasonable prior notice to and consultation with the other parties.

Section 11.8.    Return of Information.

If for any reason whatsoever the Contemplated Transactions are not consummated, Buyer shall promptly return to Ashland all books and records furnished by Ashland or any Asset Selling Corporation, any of its respective Affiliates or any of its respective agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 11.9.        Expenses.

(a)           Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, including this Section 11.9, each of the parties hereto shall be responsible for the payment of its or any of its Affiliates’ own costs and expenses incurred in connection with the negotiations leading up to and the performance of its own obligations pursuant to this Agreement and the Ancillary Agreements, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.

(b)           The filing fees required by any Governmental Competition Authority shall be borne by Buyer.

Section 11.10.Schedules.

The disclosure of any matter in any Schedule to this Agreement shall expressly not be deemed to constitute an admission by Ashland or any Asset Selling Corporation, or to otherwise imply, that any such matter is material for the purposes of this Agreement.  Disclosure of any matter, fact, or circumstance in any Schedule to this Agreement shall be deemed to be disclosure thereof for purposes of any other Schedule to the extent it is reasonably apparent that such information is relevant to such other Schedule.

Section 11.11.   Governing Law; Jurisdiction.

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., its rules of conflict of laws notwithstanding.  Each of Ashland and Buyer irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court does not have jurisdiction, any Delaware state court or United States Federal court sitting in the State of Delaware, and any appellate court from any thereof, for the purposes of any Proceeding arising out of this Agreement, the Ancillary Agreements, or any Contemplated Transaction (including any action involving any of the Financing Sources), or for recognition or enforcement of any judgment, and each party irrevocably and unconditionally agrees that all claims in respect of such Proceeding may be heard in such state court or, to the extent permitted by applicable Law, in such Federal court.  Each of Ashland and Buyer agree to commence any such Proceeding either in the Delaware Court of Chancery or, if such Proceeding may not be brought in such court for jurisdictional reasons, in any Delaware state court or United States Federal court sitting in the State of Delaware.  Each of Ashland and Buyer further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which such party has submitted to jurisdiction in this Section 11.11.  Each of Ashland and Buyer irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Ancillary Agreements or any Contemplated Transaction, in any court referred to in the first sentence of this Section 11.11 and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.12.Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.13.Headings.

The heading references herein and the Table of Contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

Section 11.14.Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof in any other jurisdiction.

Section 11.15.   Governing Language.

The English language shall be the definitive and controlling text of this Agreement, notwithstanding the translation of this Agreement into any other language.

Section 11.16.     Waiver of Jury Trial.

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSITION AGREEMENT, ANY IMPLEMENTING AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY SUCH ACTION TO WHICH ANY FINANCING SOURCE IS A PARTY).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY TRANSITION AGREEMENT AND ANY IMPLEMENTING AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

Section 11.17.   Specific Performance.

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement was not performed in accordance with its terms or was otherwise breached or threatened to be breached.  It is accordingly agreed that the parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance (including causing Buyer to enforce its rights under any Commitment Letter) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  Such equitable relief shall be in addition to any other remedy to which the parties hereto are entitled at law or in equity as a remedy for such nonperformance, breach or threatened breach.  Each party agrees to (a) cooperate fully in any attempt by the other party in obtaining any such equitable remedy and (b) waive any requirement for the security or posting of any bond in connection with any such equitable remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement.  Notwithstanding the foregoing, it is explicitly agreed that Ashland shall be entitled to seek specific performance to cause the Equity Financing to be funded to fund the Contemplated Transactions only in the event that (i) all conditions in Sections 4.1 and 4.2 have been satisfied or waived (other than the condition set forth in Section 4.1(d) and other than those conditions that by their nature are to be satisfied by actions taken at the Closing) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the financing provided for by the Debt Commitment Letter (as it may be amended, modified or waived pursuant to Section 7.6) (or, if alternative financing is being used in accordance with Section 7.6, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) Ashland has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Article 3 will occur.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

TPG ACCOLADE, LLC		ASHLAND INC.
By:	/s/ John E. Viola	By:	/s/ John W. Joy
Title:	Vice President	Title:	Vice President, Corporate Development